Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

REGAL ENTERTAINMENT GROUP,

CROWN MERGER SUB, INC.,

CROWN INTERMEDIATE HOLDCO, INC.

and

CINEWORLD GROUP PLC

Dated as of December 5, 2017

4.8	Other Agreements or Understandings	29
4.9	Brokers	29
4.10	No Other Representations or Warranties	29
Article V Conduct of Business		30
5.1	Covenants of the Company	30
5.2	Conduct of Business by the Parent, US Holdco and the Merger Sub Pending the Merger	34
Article VI Additional Agreements		36
6.1	Go-Shop; No Solicitation by the Company	36
6.2	No Solicitation by the Parent	41
6.3	New York Stock Exchange Listing	44
6.4	Confidentiality; Access to Information	44
6.5	Regulatory Matters	45
6.6	Public Disclosure	48
6.7	Director and Officer Indemnification	48
6.8	Notification of Certain Matters	50
6.9	Employee Benefits Matters	50
6.10	State Takeover Laws	52
6.11	Rule 16b-3	52
6.12	Financing	52
6.13	Control of Operations	59
6.14	Security Holder Litigation	59
6.15	Company Stockholder Consent; Preparation of Proxy Statement and Information Statement; Company Stockholders Meeting	60
6.16	Parent Stockholders Meeting; Parent Recommendation	62
6.17	Rights Admission	63
Article VII Conditions to Merger		63
7.1	Conditions to Each Party’s Obligation To Effect the Merger	63
7.2	Conditions to the Obligations of the Company	64
7.3	Conditions to the Obligations of the Parent, US Holdco and the Merger Sub	64
Article VIII Termination and Amendment		65
8.1	Termination	65
8.2	Effect of Termination	68
8.3	Fees and Expenses	68
8.4	Certain VAT Matters	71
8.5	Amendment	73
8.6	Extension; Waiver	74
8.7	Procedure for Termination, Amendment, Extension or Waiver	74
Article IX Defined Terms		74
Article X Miscellaneous		88
10.1	Nonsurvival of Representations and Warranties	88
10.2	Notices	89
10.3	Entire Agreement	90
10.4	Third Party Beneficiaries	90
10.5	Assignment	90

10.6	Severability	91
10.7	Counterparts and Signature	91
10.8	Interpretation	91
10.9	Governing Law	92
10.10	Remedies	92
10.11	Submission to Jurisdiction	92
10.12	WAIVER OF JURY TRIAL	93
10.13	Disclosure Schedule	94
10.14	Parent Guarantee	94
10.15	Non-recourse	94

Exhibit A	Form of Certificate of Incorporation of the Surviving Corporation
Exhibit B	Form of Bylaws of the Surviving Corporation

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), is made and entered into as of this fifth day of December, 2017, by and among Cineworld Group plc, a public limited company incorporated in England and Wales (the “Parent”), Crown Intermediate Holdco, Inc., a Delaware corporation and an indirect wholly owned subsidiary of the Parent (“US Holdco”), Crown Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of US Holdco (the “Merger Sub”) and Regal Entertainment Group, a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the parties intend that the Merger Sub, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, merge with and into the Company, with the Company continuing as the surviving corporation of such merger (the “Merger”);

WHEREAS, the Company Board has unanimously (a) determined and declared that it is in the best interests of the Company and the stockholders of the Company that the Company enter into this Agreement and consummate the Merger and the other transactions contemplated by this Agreement on the terms and subject to the conditions set forth herein, (b) approved and declared the advisability of this Agreement, the Merger and the other transactions contemplated by this Agreement, (c) declared that the terms of the Merger are fair to the Company and the Company’s stockholders and (d) directed that this Agreement be submitted to Company stockholders for adoption and resolved, subject to Section 6.1, to recommend adoption of this Agreement, by such stockholders;

WHEREAS, the Parent Board has duly resolved (a) that the entry into this Agreement and consummation of the Merger, the Rights Issue and the other transactions contemplated by this Agreement on the terms and subject to the conditions set forth herein, are most likely to promote the success of the Parent for the benefit of its stockholders as a whole, (b) to approve this Agreement, the Merger, the Rights Issue and the other transactions contemplated by this Agreement, and (c) to direct that the Merger and the stockholder resolutions required to approve the Merger and to implement the Rights Issue be submitted to the Parent’s stockholders at the Parent Stockholders Meeting for their approval and, subject to Section 6.15(e), to recommend that the shareholders of the Parent pass the shareholder resolutions required to approve the Merger and to implement the Rights Issue;

WHEREAS, the board of directors of US Holdco has approved this Agreement, the Merger and the other transactions contemplated by this Agreement;

WHEREAS, the board of directors of the Merger Sub has (a) approved and declared the advisability of this Agreement, the Merger and the other transactions contemplated by this Agreement, and (b) directed that this Agreement be submitted to the sole stockholder of the Merger Sub for its adoption and recommended that the sole stockholder of the Merger Sub adopt this Agreement;

WHEREAS, concurrently with the execution of this Agreement, and as an inducement to the willingness of the Parent and US Holdco to enter into this Agreement, a certain stockholder of the Company who holds at least 50.1% of the outstanding votes of Company Common Stock (the “Principal Stockholder”) is entering into an agreement (the “Company Voting Agreement”) with the Parent pursuant to which, among other things, the Principal Stockholder has agreed, subject to the terms thereof, to execute and deliver to the Company and the Parent a written consent, substantially in the form prescribed therein (the “Written Consent”) immediately prior to the Parent Stockholders Meeting, pursuant to which such Principal Stockholder shall adopt this Agreement in accordance with Section 228 and Section 251(c) under the DGCL, which Written Consent shall be effective immediately following the receipt of the Parent Stockholder Approval at the Parent Stockholders Meeting and satisfaction of the other conditions set forth in the Company Voting Agreement; and

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of the Company to enter into this Agreement, each of GCH and Sirius Trust/Pax Settlement are entering into an Irrevocable Undertaking (the “Parent Irrevocable Undertakings”) with the Company pursuant to which, subject to the terms and conditions set forth in the Parent Irrevocable Undertakings, among other things, each of GCH and Sirius Trust/Pax Settlement has irrevocably undertaken to vote the ordinary shares of the Parent over which each has voting control in favor of approval of the Merger and the other transactions contemplated by this Agreement, and the resolutions required to implement the Rights Issue.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the Parent, US Holdco the Merger Sub and the Company, intending to be legally bound, hereby agree as follows:

ARTICLE I

THE MERGER

1.1                               The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, the Merger Sub shall merge with and into the Company at the Effective Time.

1.2                               Effective Time of the Merger.  Upon the terms and subject to the satisfaction or waiver (to the extent permitted herein and by Applicable Law) of the conditions set forth in this Agreement, as soon as practicable on the Closing Date, the Parent, US Holdco, the Merger Sub and the Company shall cause a certificate of merger and any other appropriate documents (in any such case, the “Certificate of Merger”) to be duly prepared, executed and acknowledged in accordance with the relevant provisions of the DGCL and filed with the Secretary of State.  The Merger shall become effective upon the due filing of the Certificate of Merger with the Secretary of State or at such subsequent time or date as the Parent and the Company shall agree and specify in the Certificate of Merger (the “Effective Time”).

1.3                               Closing.  Subject to the satisfaction or waiver (to the extent permitted herein and by Applicable Law) of the conditions set forth in Article VII, the Closing shall take place remotely via the electronic exchange of counterpart signature pages as soon as practicable

(but in any event no later than the third Business Day) following the day on which the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of such conditions at the Closing) shall be satisfied or waived in accordance with this Agreement, or at such other date, time or place as the parties hereto shall agree in writing; provided that, in no event shall the Parent and US Holdco be obligated to effect the Closing until the date that is twenty (20) Business Days following the date of receipt of the Parent Stockholder Approval, which shall be automatically extended, if and to the extent, the Parent reasonably believes in good faith, based on the advice of outside legal counsel and after consultation with the Company, that it is required to supplement the Parent Shareholders Circular and provide additional time for shareholders of the Parent to consider the information in the supplement, provided that the duration of any such extension shall be the minimum number of Business Days which the Parent Board reasonably believes in good faith, based on advice of outside legal counsel, is required by the Listing Rules or the Prospectus Rules to enable the Parent to prepare and circulate the supplementary prospectus or circular and for the shareholders of the Parent to consider such supplementary prospectus or circular.

1.4                               Effects of the Merger.  At the Effective Time (a) the separate existence of the Merger Sub shall cease, the Merger Sub shall be merged with and into the Company and the Company shall continue as the Surviving Corporation in the Merger, (b) the certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be amended and restated in its entirety to read as set forth on Exhibit A, and as so amended and restated shall be the certificate of incorporation of the Surviving Corporation until thereafter further amended in accordance with its terms and the DGCL, and (c) the bylaws of the Company as in effect immediately prior to the Effective Time shall be amended and restated in their entirety to read as set forth on Exhibit B, and as so amended and restated shall be the bylaws of the Surviving Corporation until thereafter further amended in accordance with their terms, the terms of the certificate of incorporation of the Surviving Corporation, and the DGCL.  The Merger shall have the effects set forth in Section 259 of the DGCL and in this Agreement.

1.5                               Directors and Officers of the Surviving Corporation.  The parties shall take all requisite action so that the directors of the Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case to hold office in accordance with the term of office set forth in certificate of incorporation and bylaws of the Surviving Corporation and until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

ARTICLE II

TREATMENT OF COMPANY SECURITIES

2.1                               Conversion of Capital Stock.  As of the Effective Time, by virtue of the Merger and without any action on the part of the Company, the Merger Sub, US Holdco, the Parent or the holder of any shares of the capital stock of the Company or capital stock of the Merger Sub:

(a)                       Capital Stock of the Merger Sub.  Each share of the common stock, par value $0.01 per share, of the Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b)                       Cancellation of Treasury Stock and Parent-Owned Stock.  All shares of Company Common Stock that are held in the treasury of the Company and any shares of Company Common Stock owned by the Company, any Subsidiary of the Company, the Parent, US Holdco, the Merger Sub or any other Subsidiary of the Parent immediately prior to the Effective Time shall be cancelled and shall cease to exist and no consideration shall be paid or delivered in exchange therefor.

(c)                        Merger Consideration for Company Common Stock.  Subject to Section 2.2, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 2.1(b) and any Dissenting Shares) shall be automatically converted into the right to receive $23.00, without interest thereon (the “Merger Consideration”).  As of the Effective Time and upon the conversion thereof, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a Certificate or Uncertificated Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration pursuant to this Section 2.1(c) in accordance with the provisions of Section 2.2.

(d)                       Adjustments to Merger Consideration.  The Merger Consideration shall be adjusted to reflect fully the effect of any reclassification, stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization or other like change with respect to Company Common Stock occurring (or for which a record date is established) after the date hereof and prior to the Effective Time.  Nothing in this Section 2.1(d) shall be construed to permit any party to take any action that is otherwise prohibited or restricted by any other provision in this Agreement.

2.2                               Surrender of Certificates.

(a)                       Paying Agent.  At or prior to the Effective Time, (i) the Parent and US Holdco shall enter into an agreement (in form and substance reasonably acceptable to the Company) with the Paying Agent for the Paying Agent to act as paying agent for the Merger and (ii) US Holdco shall deposit, or cause to be deposited, with the Paying Agent, for the benefit of the holders of shares of Company Common Stock outstanding immediately prior to the Effective Time (other than Dissenting Shares), for payment through the Paying Agent in accordance with this Section 2.2, the Payment Fund.  The Payment Fund shall not be used for any purpose other than as set forth in this Section 2.2.  The Payment Fund shall be invested by the Paying Agent as directed by US Holdco; provided, however, that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank which are then publicly available); provided, however, that no gain or loss thereon shall affect the amounts payable hereunder and US Holdco shall take all actions necessary to ensure that the Payment Fund includes at all times cash sufficient to satisfy US Holdco’s obligation to pay the Merger Consideration under this Agreement.  Any interest and other income resulting from such investments (net of any losses) shall be paid to US Holdco or the Surviving Corporation, as US Holdco directs, pursuant to Section 2.2(e).  In the event the Payment Fund is diminished below the level required for the Paying Agent to make prompt cash payments as required under Section 2.2(b), including any such diminishment as a result of investment losses, US Holdco shall, or shall cause the Surviving Corporation to, immediately deposit additional cash into the Payment Fund in an amount equal to the deficiency in the amount required to make such payments.

(b)                       Exchange Procedures.

(i)             Promptly (and in any event within two (2) Business Days) after the Effective Time, the Parent shall cause the Paying Agent to mail to each holder of record of a Certificate (A) a letter of transmittal (which shall (1) be prepared prior to the Closing, (2) specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof as provided in Section 2.2(g)) to the Paying Agent, and (3) otherwise be in such form and have such provisions as the Parent and the Company may reasonably agree), and (B) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof as provided in Section 2.2(g)) in exchange for the Merger Consideration payable with respect thereto.  Upon surrender of a Certificate (or affidavit of loss in lieu thereof as provided in Section 2.2(g)) to the Paying Agent for cancellation, together with such letter of transmittal, duly completed and validly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor, and the Surviving Corporation or US Holdco shall cause the Paying Agent to pay and deliver as promptly as reasonably practicable, a cash amount in immediately available funds equal to (1) the number of shares of Company Common Stock formerly represented by such Certificate (or affidavit of loss in lieu thereof as provided in Section 2.2(g)) multiplied by (2) the Merger Consideration, and the Certificate so surrendered shall forthwith be cancelled.

(ii)          Notwithstanding anything to the contrary in this Agreement, any holder of Uncertificated Shares shall not be required to take any action (including delivery of a Certificate or an executed letter of transmittal) to receive the Merger Consideration that such holder is entitled to receive pursuant to this Article II.  The Surviving Corporation or US Holdco shall cause the Paying Agent to pay and deliver as promptly as practicable after the Effective Time to each such holder of record as of the Effective Time the Merger Consideration in respect of such Uncertificated Share, and such Uncertificated Share shall forthwith be cancelled.

(iii)       Prior to the Effective Time, the Parent and the Company shall cooperate in good faith to establish customary procedures with the

Paying Agent and the Depository Trust Company (“DTC”) with the objective that the Paying Agent will transmit to DTC or its nominee on the first Business Day after the Closing Date an amount in cash from the Payment Fund in immediately available funds, equal to (x) the number of shares of Company Common Stock (other than shares of Company Common Stock cancelled in accordance with Section 2.1(b) and Dissenting Shares) held of record by DTC or such nominee immediately prior to the Effective Time, multiplied by (y) the Merger Consideration (such amount, the “DTC Payment”).

(c)                        Interest; Transfers; Rights Following the Effective Time.  No interest will be paid or accrued on the cash payable upon the surrender of such Certificates or Uncertificated Shares.  In the event of a transfer of ownership of a Certificate or Uncertificated Shares which is not registered in the transfer records of the Company, the Merger Consideration may be paid to a Person other than the Person in whose name the Certificate or Uncertificated Shares is registered, if, in the case of a Certificate, such Certificate is presented to the Paying Agent, and in each case the transferor provides to Paying Agent (i) all documents required to evidence and effect such transfer and (ii) evidence that any applicable stock transfer Taxes have been paid.  Until surrendered as contemplated by this Section 2.2, each Certificate and all Uncertificated Shares (other than Certificates or Uncertificated Shares representing Dissenting Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as contemplated by Section 2.1(c).

(d)                       No Further Ownership Rights in Company Common Stock.  All Merger Consideration paid upon the surrender of Certificates and cancellation of Uncertificated Shares in accordance with the terms hereof shall be deemed to have been paid in satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificates and Uncertificated Shares, and from and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time.  If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be cancelled and exchanged as provided in this Article II, subject to Section 2.2(e).

(e)                        Termination of Payment Fund.  Any portion of the Payment Fund that remains undistributed to the holders of Certificates and Uncertificated Shares for one year after the Effective Time (including all interest and other income received by the Paying Agent in respect of all funds made available to it) shall be delivered to US Holdco, upon demand, and any holder of a Certificate or Uncertificated Shares who has not previously complied with this Section 2.2 shall be entitled to receive only from US Holdco or the Surviving Corporation (subject to abandoned property, escheat and other similar laws) payment of its claim for Merger Consideration, without interest.

(f)                         No Liability.  To the extent permitted by Applicable Law, none of the Parent, US Holdco, the Merger Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any holder of shares of Company Common Stock for any amount required to be delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(g)                        Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, and, if reasonably required by the Paying Agent, the posting by such Person of a bond, in such reasonable and customary amount as the Paying Agent (or, if subsequent to the termination of the Payment Fund, US Holdco or the Surviving Corporation) may determine is reasonably necessary, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent (or if subsequent to the termination of the Payment Fund and subject to Section 2.2(e), US Holdco) shall pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented thereby pursuant to this Agreement.

2.3                               Company Stock Plans.

(a)                       Effective as of immediately prior to the Effective Time, each Company Restricted Share that is then outstanding and unvested shall automatically become fully vested and the restrictions thereon shall lapse, and each such Company Restricted Share shall be canceled and converted into the right to receive from the Surviving Corporation the Merger Consideration, without any interest thereon.

(b)                       Effective as of immediately prior to the Effective Time, each Company Performance Share Award that is then outstanding and unvested shall vest with respect to the target number of shares of Company Common Stock that could be earned thereunder and automatically be canceled and converted into the right to receive from the Surviving Corporation an amount of cash from the Surviving Corporation equal to the sum of (A) the product of (i) the target number of shares of Company Common Stock then underlying such Company Performance Share Award multiplied by (ii) the Merger Consideration, without any interest thereon, and (B) dividends paid with respect to the target number of shares of Company Common Stock then underlying such Company Performance Share Award from the grant date of such Company Performance Share Award to the Effective Time.

(c)                        US Holdco shall (i) cause the Surviving Corporation to make the payments contemplated by the foregoing Section 2.3(a) and Section 2.3(b) as promptly as practicable after the Effective Time, and in any event, as to any Person who is a holder of Company Restricted Shares or Company Performance Share Awards, by the later of seven (7) Business Days following each such Person’s compliance with any written instructions provided to such Person by the Company, if any, and seven (7) Business Days after the Effective Time and (ii) cause the Surviving Corporation to maintain at all times from and after the Effective Time sufficient liquid funds to satisfy its obligations pursuant to Section 2.3(a) and Section 2.3(b).

(d)                       As soon as practicable following the execution of this Agreement, the Company shall mail to each Person who is a holder of Company Restricted Shares or Company Performance Share Awards a letter describing the treatment of and payment for such equity awards pursuant to this Section 2.3 and providing instructions for use in obtaining payment therefor.

(e)                        Prior to the Effective Time, the Company shall take all actions that are necessary (under the Company Stock Plan and award agreements pursuant to which Company Restricted Shares and Company Performance Share Awards are outstanding or otherwise) to (i) effect the measures contemplated by this Section 2.3, including but not limited to the adoption of any plan amendments, obtaining the approval of the Company Board, obtaining any necessary employee consents or providing any necessary employee notices and (ii) cause there to be no rights to acquire Company Common Stock following the Effective Time.

(f)                         The Company shall take all actions necessary to terminate the Company Stock Plan effective as of immediately prior to the Effective Time, and to provide that following the Effective Time, no participant in the Company Stock Plan shall have any right under the Company Stock Plan other than the right to receive the payments in accordance with the terms of  this Section 2.3.  US Holdco shall cause the Surviving Corporation to, subject to Section 2.5, pay through its payroll system the amounts due pursuant to Section 2.3(a) and Section 2.3(b).

2.4                               Dissenting Shares.

(a)                       Notwithstanding anything to the contrary contained in this Agreement, Dissenting Shares shall not be converted into or represent the right to receive the Merger Consideration in accordance with Section 2.1, but shall be entitled only to such rights as are granted by the DGCL to a holder of Dissenting Shares (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the rights set forth in Section 262 under the DGCL), unless and until such holder shall have failed to perfect or shall have effectively withdrawn or otherwise lost such holder’s right to appraisal under the DGCL.

(b)                       If any Dissenting Shares shall lose their status as such (by the holder thereof effectively withdrawing, failing to perfect, or otherwise losing such holder’s appraisal rights under the DGCL with respect to such shares), then, as of the later of the Effective Time or the date of loss of such status, such shares shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 2.1, without interest, and shall not thereafter be deemed to be Dissenting Shares.

(c)                        The Company shall give the Parent: (i) prompt notice of any written demand for appraisal received by the Company prior to the Effective Time pursuant to the DGCL, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL that relates to such demand; and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument.  The Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand, notice or instrument unless the Parent shall have given its written consent to such payment or settlement offer.

2.5                               Withholding Rights.   Each of the Parent, US Holdco, the Merger Sub, the Company, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock or any other recipient of payments hereunder any amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any other applicable state, local or foreign Tax law.  To the extent that amounts are so withheld and timely remitted by the Parent, US Holdco, the Merger Sub, the Company, the Surviving Corporation or the Paying Agent, as the case may be, to the applicable Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder or other recipient in respect of which such deduction and withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as disclosed in the Company SEC Reports filed or furnished on or after January 1, 2016 and  prior to the date of this Agreement, other than risk factor disclosures contained under the heading “Risk Factors” or any disclosure of risks included or referenced under the heading “Forward-Looking Statements” sections in such filings or similar forward-looking statements of risks contained therein that are both non-specific and cautionary in nature or (b) as disclosed in the Company Disclosure Schedule, subject to Section 10.13, the Company hereby represents and warrants to the Parent, US Holdco and the Merger Sub as follows:

3.1                               Organization, Standing and Power.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  The Company has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and is duly qualified to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification legally required, except for such failures to be so qualified or in good standing, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

3.2                               Capitalization.

(a)                       The authorized capital stock of the Company consists of 500,000,000 shares of Company Class A Common Stock, 200,000,000 shares of Company Class B Common Stock and 50,000,000 shares of preferred stock, par value $0.001 per share (the “Company Preferred Stock”).  The Company Common Stock and the Company Preferred Stock are entitled to the rights and privileges set forth in the Company’s certificate of incorporation.  As of the Capitalization Date, (i) 132,641,082 shares of Company Class A Common Stock were issued and outstanding (excluding Company Restricted Shares and shares subject to Company Performance Share Awards), (ii) 23,708,639 shares of Company Class B Common Stock were issued and outstanding and (iii) no shares of Company Preferred Stock were issued or outstanding. The Company has publicly filed complete and correct copies of its certificate of incorporation and bylaws, as amended through the date of this Agreement.

(b)                       Section 3.2(b) of the Company Disclosure Schedule sets forth a complete and accurate list, as of the Capitalization Date, of all Company Stock Plans, indicating for each Company Stock Plan, as of such date, (i) the number of shares of Company Common

Stock issued under such Company Stock Plan, (ii) the number of shares of Company Common Stock reserved for future issuance under such Company Stock Plan, (iii) the aggregate number of Company Restricted Shares outstanding and (iv) and the aggregate number of shares of Company Common Stock that are subject to outstanding Company Performance Share Awards (assuming (A) target performance and (B) maximum performance levels).  The Company has made available to the Parent complete and accurate copies of (A) the Company Stock Plans, (B) forms of agreements evidencing Company Restricted Shares and Company Performance Share Awards and (C) all forms of agreements evidencing any other equity or equity-linked award or compensation arrangement.  As of the date hereof, there are no shares of Company Common Stock subject to outstanding stock options under any Company Stock Plan.

(c)                        Except (i) as set forth in this Section 3.2 and Section 3.2(b) of the Company Disclosure Schedule and for changes since the Capitalization Date resulting from the settlement of Company Restricted Shares or Company Performance Share Awards outstanding on such date, and (ii) for any grants of Company Restricted Shares or Company Performance Share Awards made in accordance with Section 5.1(k)), (A) there are no equity securities of any class of the Company, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding and (B) there are no options, warrants, equity securities, calls, rights or agreements to which the Company or any of its material Subsidiaries is a party or by which the Company or any of its material Subsidiaries is bound obligating the Company or any of its material Subsidiaries to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional shares of capital stock or other equity interests of the Company or any security or rights convertible into or exchangeable or exercisable for any such shares or other equity interests, or obligating the Company or any of its material Subsidiaries to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right or agreement.  Except for the Company Restricted Shares or Company Performance Share Awards, the Company does not have any outstanding stock options, stock appreciation rights, phantom stock, stock units or similar rights or obligations.  Neither the Company nor any of its Subsidiaries is a party to or is bound by any agreement with respect to the voting (including proxies) or sale or transfer of any shares of capital stock or other equity interests of the Company.  Except as contemplated by this Agreement, the Company Stockholders Agreement or described in this Section 3.2 or Section 3.2(b) of the Company Disclosure Schedule, and except to the extent arising pursuant to applicable state takeover or similar laws, there are no registration rights, and there is no rights agreement, “poison pill” anti-takeover plan or other similar agreement to which the Company or any of its Subsidiaries is a party or by which it or they are bound with respect to any equity security of any class of the Company.

(d)                       All outstanding shares of Company Common Stock are, and all shares of Company Common Stock subject to issuance as specified in Section 3.2(b) of the Company Disclosure Schedule, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company’s certificate of incorporation or bylaws or any agreement to which the Company is a party or is otherwise bound.

(e)                        There are no obligations, contingent or otherwise, of the Company or any of its non-wholly owned Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock.

3.3                               Subsidiaries.

(a)                       Each Significant Subsidiary of the Company has been duly organized, is validly existing and in good standing under the laws of its jurisdiction of organization, and has all organizational power and authority required to carry on its business as now conducted, except for any failure to be so organized, existing and in good standing as, and to have power and authority as, the absence of which, has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each such Significant Subsidiary is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified or in good standing has not had, and is not reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect. All material Subsidiaries of the Company and their respective jurisdictions or organization are identified in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2016.

(b)                       All of the outstanding capital stock or other voting securities of, or ownership interests in, each material Subsidiary of the Company is owned by the Company, directly or indirectly, free and clear of all Liens, other than Liens arising under the Regal Credit Facility.   As of the date hereof, there were no issued, reserved for issuance or outstanding (i) securities of the Company or any of its material Subsidiaries convertible into, or exchangeable for, shares of capital stock or other voting securities of, or ownership interests in, any material Subsidiary of the Company, (ii) warrants, calls, options or other rights to acquire from the Company or any of its material Subsidiaries, or other obligations of the Company or any of its material Subsidiaries to issue, any capital stock or other voting securities of, or ownership interests in, or any securities convertible into, or exchangeable for, any capital stock or other voting securities of, or ownership interests in, any material Subsidiary of the Company or (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights, in each case issued by the Company or any material Subsidiary, that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or ownership interests in, any material Subsidiary of the Company (the items in clauses (i) through (iii) above being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its material Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities.

3.4                               Authority; No Conflict; Required Filings and Consents.

(a)                       The Company has all requisite corporate power and authority to execute and deliver this Agreement, perform its obligations hereunder and, subject to the receipt of the Company Stockholder Approval, consummate the Merger.  The Company Board, at a meeting duly called and held, by the unanimous vote of all directors, duly adopted resolutions (i) determining and declaring that it is in the best interests of the Company and the stockholders of the Company that the Company enter into this Agreement and consummate the Merger and the other transactions contemplated by this Agreement on the terms and subject to the conditions set forth herein, (ii) approving and declaring the advisability of this Agreement, the Merger and the other transactions contemplated by this Agreement, (iii) declaring that the terms of the Merger are fair to the Company and the Company’s stockholders and (iv) directing that this Agreement be submitted to Company stockholders for their adoption, subject to Section 6.1, and recommending adoption of this Agreement by such Company stockholders (such recommendation, the “Company Board Recommendation”). The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement subject, in the case of the Merger, to receipt of the Company Stockholder Approval.  This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by the Parent, US Holdco and the Merger Sub, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(b)                       The execution and delivery of this Agreement by the Company do not, and (subject to the receipt of the Company Stockholder Approval) the consummation by the Company of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the certificate of incorporation or bylaws of the Company, (ii) except as set forth in Section 3.4(b) of the Company Disclosure Schedule, conflict with, or result in any violation or breach of, or constitute a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit to which the Company or any of its Subsidiaries is entitled) under, or require a consent or waiver under, any of the terms, conditions or provisions of any agreement or other instrument binding upon the Company or any of its Subsidiaries or any of their respective properties or assets, or (iii) subject to compliance with the requirements specified in clauses (i) through (v) of Section 3.4(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of its or their respective properties or assets, or any other Applicable Law, or (iv) result in the creation or imposition of any Lien (other than a Permitted Lien) on any asset or property of the Company or any of its Subsidiaries, except in the case of clauses (ii), (iii) and (iv) of this Section 3.4(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses, penalties or Liens, and for any consents or waivers not obtained, that, individually or in the aggregate, would  not reasonably be expected to have, a Company Material Adverse Effect.

(c)                        No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity or any stock market or stock exchange on which shares of Company Common Stock are listed for trading is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (i) the pre-merger notification requirements under the HSR Act and any requirements under other applicable Antitrust Laws,

(ii) the filing of the Certificate of Merger with the Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business, (iii) the filing of the Information Statement or Proxy Statement, as applicable, with the SEC in accordance with the Exchange Act, (iv) the filing of such other reports, schedules or materials under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (v) such consents, approvals, orders, authorizations, registrations, declarations, notices and filings as may be required under applicable state securities laws and the rules and regulations of the New York Stock Exchange, and (vi) such other consents, approvals, licenses, permits, orders, authorizations, registrations, declarations, notices and filings which, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d)                       The only affirmative vote or written consent of holders of any class or series of capital stock of the Company necessary to consummate the Merger is the Company Stockholder Approval.

3.5                               SEC Filings; Financial Statements; Information Provided.

(a)                       The Company has filed or furnished all registration statements, forms, reports and other documents required to be filed or furnished by the Company with the SEC since January 1, 2016.  All such registration statements, forms, reports and other documents, as such documents have been amended since the time of their filing or furnishing (including exhibits and all other information incorporated therein and those registration statements, forms, reports and other documents that the Company may file or furnish after the date hereof until the Closing) are referred to herein as the “Company SEC Reports.”  As of their respective dates and if amended prior to the date hereof, as of the date of the last such amendment, the Company SEC Reports (i) were, and the Company SEC Reports filed or furnished after the date hereof will be, filed or furnished on a timely basis, (ii) at the time filed or furnished complied, and with respect to the Company SEC Reports filed or furnished after the date hereof will comply, as to form in all material respects with the requirements of the Securities Act and the Exchange Act applicable to such Company SEC Reports and (iii) did not at the time they were filed or furnished, and the Company SEC Reports filed or furnished after the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Reports or necessary in order to make the statements in such Company SEC Reports, in the light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments received from the SEC with respect to the Company SEC Reports. To the Company’s Knowledge, as of the date hereof, the Company has not received any written notification that any of the Company SEC Reports is the subject of any material ongoing SEC investigation.

(b)                       Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained in or incorporated by reference into the Company SEC Reports at the time filed (i) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated therein or in the notes to such financial statements or, in the case of unaudited interim financial statements, as permitted by the SEC on Form 10-Q under the Exchange Act), and (iii) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates  indicated and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments.

(c)                        Subject to the following sentence, (i) the Information Statement or Proxy Statement, as applicable, on the date it is first mailed to holders of shares of Company Common Stock, in the case of the Information Statement, on the date that is twenty (20) calendar days after the Information Statement is first mailed to holders of shares of Company Common Stock, in the case of the mailing of the Proxy Statement, at the time of the Company Stockholders Meeting, and if either is amended or supplemented, at the time of any amendment or supplement thereto, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they shall be made, not misleading and (ii) the Information Statement or Proxy Statement, as applicable, will comply as to form in all material respects with the requirements of the Exchange Act applicable thereto.  Notwithstanding the foregoing, the Company makes no representation or warranty with respect to statements included or incorporated by reference in the Information Statement or Proxy Statement, as applicable, based on any information supplied by or on behalf of the Parent, US Holdco or the Merger Sub or which relates to the Parent, US Holdco or the Merger Sub and is approved by the Parent, US Holdco or the Merger Sub for inclusion or incorporation by reference therein.

(d)                       The Company is in compliance in all material respects with the applicable rules and regulations of the Sarbanes-Oxley Act.  Each required form, report and document containing financial statements that has been filed with or submitted to the SEC was accompanied by any certifications required to be filed or submitted by the Company’s principal executive officer and principal financial officer pursuant to the Sarbanes-Oxley Act and, at the time of filing or submission of each such certification, any such certification complied in all material respects with the applicable provisions of the Sarbanes-Oxley Act.

(e)                        The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act.  The Company has designed such disclosure controls and procedures to provide reasonable assurance that all information concerning the Company that could have a material effect on the financial statements is made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents.  The Company is in compliance in all material respects with the applicable listing and other rules and regulations of the New York Stock Exchange.

(f)                         The Company has established and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) designed to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP consistently applied, (ii) that transactions are executed only in accordance with the authorization of management and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s properties or assets.

(g)                        The information supplied or to be supplied by or on behalf of the Company, or which relates to the Company and the text of the disclosure thereof is specifically approved in writing by the Company (including via email), for inclusion in (i) the Parent Shareholders Circular (or any amendment or supplement thereto), on the date the Parent Shareholders Circular is first mailed or posted, at the time of any amendment or supplement thereto and at the time of the Parent Stockholders Meeting or (ii) any announcement to any Regulatory Information Service in connection with the Merger, the Rights Issue, the Readmission or the Parent Shareholders Circular (or any amendment or supplement thereto), at the time such documents in their final form are first published, shall not contain any untrue statement of a material fact or omit to state any material fact required to make the statements therein, in light of the circumstances in which they shall be made, not misleading.

(h)                       Since January 1, 2016, none of the Company, the Company’s independent accountants, the Company Board or the audit committee of the Company Board has received any written notification of any (i) “significant deficiency” in the internal controls over financial reporting of the Company, (ii) “material weakness” in the internal controls over financial reporting of the Company or (iii) fraud, whether or not material, that involves management or other employees of the Company who have a significant role in the internal controls over financial reporting of the Company.

(i)                           Except for such items that are of the type to be set forth in the notes to the consolidated financial statements of the Company, the Company is not a party to any material “off-balance sheet arrangements” (as defined in Item 303(a)(4)(ii) of Regulation S-K of the SEC).

3.6                               No Undisclosed Liabilities.  Except as disclosed in the Company Balance Sheet or in the notes thereto, and except for liabilities incurred in the Ordinary Course of Business since the date of the Company Balance Sheet, the Company and its Subsidiaries do not have any liabilities or obligations of any nature required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries that have had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.7                               Absence of Certain Changes or Events.  Since the date of the Company Balance Sheet until the date of this Agreement, there has not been a Company Material Adverse Effect, nor has there been any effect, development, circumstance or change that would reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.  From the date of the Company Balance Sheet until the date of this Agreement, except as contemplated hereby, (a) the business of the Company and its Subsidiaries, taken as a whole, has been conducted in the Ordinary Course of Business and (b) except as disclosed on Section 3.7(b) of the Company Disclosure Schedule, none of the Company or any of its Subsidiaries has taken any action that would have required the consent of the Parent under Section 5.1 of this Agreement (other than paragraphs (a), (e), (f), (h), (k) and (m) of Section 5.1 and other than paragraph (p) of Section 5.1 as it relates to paragraphs (a), (e), (f), (h), (k) and (m) of Section 5.1) had such event, development, circumstance or change occurred after the date of this Agreement.

3.8                               Taxes.  Except for matters that, individually or in the aggregate, are not reasonably expected to have a Company Material Adverse Effect:

(a)                       The Company and each of its Subsidiaries has filed (or there has been filed on its behalf) all Tax Returns that it was required to file, and all such Tax Returns were correct and complete.  The Company and each of its Subsidiaries has paid (or caused to be paid) on a timely basis all Taxes due and owing by the Company and/or its Subsidiaries, other than Taxes that are being contested in good faith through appropriate proceedings and for which the most recent financial statements contained in the Company SEC Reports reflect an adequate reserve in accordance with GAAP.

(b)                       Except as disclosed in Section 3.8(b) of the Company Disclosure Schedule, as of the date of this Agreement, no examination or audit of any Tax Return of the Company or any of its Subsidiaries by any Governmental Entity is currently in progress or has been proposed in writing.  There are no Liens for Taxes on any of the assets or properties of the Company or any of its Subsidiaries.

(c)                        The Company and its Subsidiaries have complied in all material respects with Applicable Laws for the withholding of Taxes and have timely withheld and paid over to the appropriate Taxing Authority all material amounts of Taxes required to be withheld and paid over.

(d)                       During the two-year period ending on the date hereof, neither the Company nor any of its Subsidiaries was a “distributing corporation” or a “controlled corporation” in a transaction intended to be governed by Section 355 of the Code.

(e)                        Neither the Company nor any of its Subsidiaries has any liability for any Taxes of any Person (other than the Company and its Subsidiaries) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of Tax law in any jurisdiction) or as a transferee or successor, or (ii) pursuant to any Tax sharing or Tax indemnification agreement or other similar agreement (other than pursuant to commercial agreements or arrangements that are not primarily related to Taxes). Neither the Company nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is the Company).

(f)                         No claim has been made in writing by any Taxing Authority in a jurisdiction where the Company and/or the Company’s Subsidiaries do not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction.

(g)                        Neither the Company nor any of its Subsidiaries has entered into any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

3.9                               Real Property.

(a)                       Section 3.9(a) of the Company Disclosure Schedule sets forth a list as of the date of this Agreement that is complete and accurate of all real property leased, subleased or similarly occupied by the Company or any of its Subsidiaries (the “Company

Leased Property”). The Company or one of its Subsidiaries has good and valid leasehold interest in all material respects in the leasehold estate for each Company Leased Property, free and clear of any Liens (other than Permitted Liens, Liens arising in the Ordinary Course of Business, Liens arising under the Regal Credit Facility and Liens, that, individually or in the aggregate, would not be material to the Company and its Subsidiaries taken as a whole). Except as set forth in Section 3.9(a) of the Company Disclosure Schedule, (i) each Company Lease is in full force and effect and is binding and enforceable against the Company or one of its Subsidiaries and, to the Company’s Knowledge, the other parties thereto in accordance with its terms, except that such enforcement may be subject to the Bankruptcy and Equity Exception and except as would not be reasonably be expected to have a Company Material Adverse Effect, and (ii) there is no default under any Company Lease either by the Company or its Subsidiaries or, to the Company’s Knowledge, by any other party thereto, and no event, development, circumstance or change has occurred that, with the lapse of time or the giving of notice or both, would constitute a default by the Company or the Subsidiaries thereunder except for such defaults, individually or in the aggregate, that are not reasonably expected to have a Company Material Adverse Effect.

(b)                       Section 3.9(b) of the Company Disclosure Schedule sets forth a list as of the date of this Agreement that is complete and accurate of all real property that the Company or any of its Subsidiaries owns (the “Company Owned Property”).  Either the Company or one of its wholly-owned Subsidiaries owns valid and marketable title in fee simple to the Company Owned Property, insurable by a recognized national title insurance company at standard rates, free and clear of any Liens, other than Permitted Liens, Liens arising under the Regal Credit Facility, Liens arising under the Ordinary Course of Business or Liens that, individually or in the aggregate, would not be material to the Company and its Subsidiaries taken as a whole.

3.10                        Intellectual Property.

(a)                       The Company and its Subsidiaries own, license, sublicense or otherwise possess legally enforceable rights to use (free and clear of all Liens except for Permitted Liens) all Intellectual Property held by the Company and its Subsidiaries for use in the conduct of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted (in each case excluding generally commercially available, off-the-shelf software programs), the absence of which, individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect.

(b)                       All issued patents and registrations for trademarks, service marks and copyrights included in the Company Intellectual Property are subsisting and have not expired or been cancelled, except for such failures to subsist or such expirations or cancellations, individually or in the aggregate, that are not reasonably expected to have a Company Material Adverse Effect.

(c)                        To the Company’s Knowledge, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the conduct of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted, does not infringe, violate or constitute a misappropriation of any Intellectual Property of any third party.

(d)                       To the Company’s Knowledge, no third party is infringing, violating or misappropriating any material Company Intellectual Property.

(e)                        The Company and its Subsidiaries have established policies, programs and procedures with respect to the collection, use, processing, storage and transfer of personally identifiable information relating to individuals in connection with the business. Since January 1, 2016, the Company and its Subsidiaries have complied with all laws and contractual obligations and written privacy policies of the Company applicable to the Company or any of its Subsidiaries and related to the privacy of, and the collection, use, disclosure, security and protection of, personally identifiable information, except for any failures to comply that, individually or in the aggregate, are not reasonably expected to have a Company Material Adverse Effect.  To the Company’s Knowledge, neither the Company nor any of its Subsidiaries have been subject to any action or investigation by a Governmental Entity regarding its compliance with the foregoing.

3.11                        Information Technology. To the Company’s Knowledge, since January 1, 2016 through the date of this Agreement, neither the Company nor any of its Subsidiaries have experienced any disruption to, or interruption in, the conduct of the business attributable to a defect, bug, breakdown, unauthorized access, introduction of a virus or other malicious programming, or other failure or deficiency on the part of any computer software or computer equipment of the IT Assets used by the Company or its Subsidiaries, except as would not reasonably be expected to have a Company Material Adverse Effect.

3.12                        Contracts.

(a)                       Section 3.12 of the Company Disclosure Schedule lists, as of the date of this Agreement, each of the following types of contracts to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound:

(i)             any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii)          any contract listed on Section 3.12(a)(ii) of the Company Disclosure Schedule;

(iii)       any Collective Bargaining Agreement;

(iv)      any agreement relating to indebtedness for borrowed money of the Company or any of its Subsidiaries or a guarantee of any such indebtedness by the Company or any of its Subsidiaries, in each case as disclosed in the Company SEC Reports as “material contracts” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) or pursuant to Item 601(b)(4) of Regulation S-K of the SEC;

(v)         any contract or series of contracts entered into since January 1, 2016 that provides for the acquisition or disposition of any material business (whether by merger, sale of stock, sale of assets or otherwise) and with any outstanding material obligations of the Company and its Subsidiaries as of the date of this Agreement;

(vi)      any material joint venture, partnership or limited liability company agreement or other similar contract listed on Section 3.12(a)(vi) of the Company Disclosure Schedule;

(vii)   any contract that obligates the Company or any Subsidiary to make any loans, advances or capital contributions to, or investments in excess of $10,000,000 in, any Person (other than the Company or any of its Subsidiaries).

All contracts of the types referred to in clauses (i) through (vii) above (whether or not set forth on Section 3.12 of the Company Disclosure Schedule) are referred to herein as a “Company Material Contract.”

(b)                       Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) each Company Material Contract is in full force and effect except to the extent it has previously expired in accordance with its terms, (ii) neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any other party to any Company Material Contract is in violation of or in default under (nor does there exist any condition or circumstance which, upon the passage of time or the giving of notice or both, would cause such a violation or breach of or default under) any Company Material Contract, (iii) each Company Material Contract is a valid and binding obligation of the Company its Subsidiary, as applicable, and, to the Company’s Knowledge, of each other party thereto, subject to the Bankruptcy and Equity Exception.

(c)                        Since January 1, 2017, neither the Company nor any of its Subsidiaries has entered into any transaction that would be subject to disclosure pursuant to Item 404 of Regulation S-K that has not been disclosed in the Company SEC Reports.

3.13                        Litigation.  As of the date of this Agreement, there is no action, suit, proceeding, claim, arbitration or investigation whether civil, criminal, administrative or investigative (each, a “Proceeding”) pending (of which the Company has been notified) or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries, in each case that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.  As of the date of this Agreement, there are no judgments, injunctions, rules orders or decrees of any arbitrator or Governmental Entity outstanding against the Company or any of its Subsidiaries that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

3.14                        Environmental Matters.

(a)                       To the Company’s Knowledge, except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect: (i) the business and operations of the Company and any of its Subsidiaries are, and since January 1, 2015, have at all times been, in compliance with all Environmental Law and all Environmental Permits; and (ii) the Company and its Subsidiaries

have all Environmental Permits necessary for the conduct of their operations and each Environmental Permit is in full force and effect.

(b)                       The only representations and warranties of the Company in this Agreement as to any environmental matters or any other obligation or liability with respect to Hazardous Substances or materials of environmental concern are those contained in this Section 3.14.  Without limiting the generality of the foregoing, the representations and warranties contained in Sections 3.16 and 3.17 do not relate to environmental matters.

3.15                        Employee Benefit Plans.

(a)                       Section 3.15(a) of the Company Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of all material Company Employee Plans.

(b)                       With respect to each Company Employee Plan in effect on the date of this Agreement, the Company has made available to the Parent a complete and accurate copy, as applicable, of (i) such Company Employee Plan, (ii) the most recently filed annual report (Form 5500), (iii) each trust agreement, funding arrangement or group annuity contract, (iv)  each summary plan description and a summary of material modifications and (v) the most recently received IRS determination letter.

(c)                        Each Company Employee Plan has been operated and administered in all material respects in accordance with ERISA, the Code and all other Applicable Law and the regulations thereunder and in accordance with its terms. Except as would not reasonably be expected to be material to the Company and its Subsidiaries taken as a whole, there are no pending, or to the Company’s Knowledge, threatened material actions, suits, disputes or claims by or on behalf of any Company Employee Plan, by any Company Employee or beneficiary covered under any Company Employee Plan, as applicable, or otherwise involving any Company Employee Plan (other than routine claims for benefits).

(d)                       With respect to the Company Employee Plans, there are no material benefit obligations for which contributions have not been made or properly accrued to the extent required by GAAP.

(e)                        All the Company Employee Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the IRS to the effect that such Company Employee Plans are qualified, the plans and trusts related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and no such revocation has been threatened and no act or omission has occurred, that is reasonably expected  to adversely affect such Company Employee Plans’ qualification. Except as disclosed on Section 3.15(e) of the Company Disclosure Schedule, during the previous six (6) years, neither the Company, any of its Subsidiaries nor any of their respective ERISA Affiliates has maintained, sponsored, participated in or contributed to (or been obligated to maintain, sponsor, participate in or contribute to), (i) an employee benefit plan subject to Section 412 of the Code or Section 302 or Title IV of ERISA, (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA), or (iii) a “multiple employer plan”

as defined in Section 210 of ERISA or Section 413(c) of the Code.  No material liability under Section 302 or Title IV of ERISA or Section 412 of the Code has been incurred by the Company that has not been satisfied in full (other than any liability for premiums to the Pension Benefit Guaranty Corporation arising in the Ordinary Course of business all of which have been timely paid) and no condition exists that could reasonably be expected to result in any such liability to the Company. The Company has not been required to post any security under ERISA or Section 436 of the Code with respect to any Company Employee Plan, and no fact or event exists that could reasonably be expected to give rise to any such lien or requirement to post any such security with respect to any Company Employee Plan. Except as disclosed on Section 3.15(e) of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (A) entitle any Company Employee, director, independent contractor or other service provider to severance pay, unemployment compensation, or any transaction bonus or retention payment, except as expressly provided in this Agreement, (B) accelerate the time of payment or vesting, or increase the amount of compensation due any such individual, except as provided in Section 2.3, (C) directly or indirectly cause the Company to transfer or set aside any assets to fund any benefits under any Company Employee Plan or (D) result in the provision of any reimbursement of excise Taxes under Section 4999 of the Code or of interest or additional Taxes under Section 409A(a)(1)(B) of the Code.

(f)                         None of the Company Employee Plans promises or provides retiree or post-termination medical, life insurance or other welfare benefits to any Person, except as required by Applicable Law, in the form of cash severance, or under employment agreements and severance agreements that are set forth on Section 3.15(f) of the Company Disclosure Schedule or for amounts that are not reasonably expected to be material.

3.16                        Compliance With Laws.

(a)                       The Company and each of its Subsidiaries is in compliance with, and is not in violation of, and since January 1, 2016, has been in compliance with and not in violation of, any Applicable Law, except for failures to comply or violations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b)                       Neither the Company nor any of its Subsidiaries, nor, to the Company’s Knowledge, any of their respective directors, officers, employees, agents or distributors is violating any provision of the U.S. Foreign Corrupt Practices Act of 1977, except for violations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

3.17                        Permits; Regulatory Matters.  The Company and its Subsidiaries have all authorizations, permits, licenses and franchises from Governmental Entities required to conduct their businesses as now being conducted, except for such authorizations, permits, licenses and franchises the absence of which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect (the “Company Permits”).  The Company Permits are in full force and effect, except for any failures to be in full force and effect that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.  The Company and each of its Subsidiaries are in compliance with the terms of the Company Permits, except for such failures to comply that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

3.18                        Labor Matters.

(a)                       None of the Company and any of its Subsidiaries is a party to, or otherwise bound by, any collective bargaining agreement or any other labor-related agreement or understanding with a labor union or other labor organization (each, a “Collective Bargaining Agreement”); no employee of the Company or any of its Subsidiaries is represented by any labor union or other labor organization with respect to their employment with the Company or its Subsidiaries; and there is not, to the Company’s Knowledge, any attempt to organize any employees of the Company or its Subsidiaries.

(b)                       The Company and its Subsidiaries have, since January 1, 2016, complied with all Applicable Laws relating to labor and employment, including those relating to wages, hours, health and safety, child labor, employee leave issues, collective bargaining, unemployment compensation, worker’s compensation, equal employment opportunity, age and disability discrimination, immigration control and employee classification, except for such failures to comply that, individually or in the aggregate, would not be reasonably expected to result in a material liability to the Company and its Subsidiaries, taken as a whole.

(c)                        Except as would not reasonably expected  to result (whether individually or in the aggregate) in material liability to the Company and its Subsidiaries, there are no, and since January 1, 2016, there have been no, (i) labor strikes, walkouts, work stoppages, slow-downs, lockouts or other similar material labor disputes pending or, to the Company’s Knowledge, threatened against or involving the Company or any of its Subsidiaries, or (ii) unfair labor practice charges, grievances, complaints or arbitrations pending or, to the Company’s Knowledge, threatened by or on behalf of any employee or group of employees of the Company or its Subsidiaries.

3.19                        Opinion of Financial Advisor.  The financial advisor of the Company, Morgan Stanley & Co. LLC (“Morgan Stanley”), has delivered to the Company Board an opinion to the effect that, as of the date of such opinion, and based upon and subject to the various procedures, factors, assumptions, matters, qualifications and limitations on the scope of the review undertaken by Morgan Stanley as set forth therein, the Merger Consideration to be received by the holders of Company Common Stock pursuant to this Agreement is fair, from a financial point of view, to such holders.

3.20                        Section 203 of the DGCL.  The Company has expressly elected not to be governed by Section 203 of the DGCL pursuant to a provision in its original certificate of incorporation in accordance with Section 203(b)(1) of the DGCL, and since initially incorporating in the State of Delaware has not elected by a provision of any amendment to its certificate of incorporation to be governed by Section 203 of the DGCL, with the effect that the restrictions set forth therein are inapplicable to the Company, this Agreement and the transactions contemplated hereby, including the Merger.  No other fair price, “moratorium,”

“control share acquisition” or other similar anti-takeover statute or regulation in any jurisdiction applies or purports to apply to this Agreement and the transactions contemplated hereby, including the Merger.

3.21                        Brokers.  No agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled, as a result of any action or agreement of the Company or any of its Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement, except as disclosed in Section 3.21 of the Company Disclosure Schedule.

3.22                        No Other Representations and Warranties. The Company hereby acknowledges and agrees that, except for the representations and warranties set forth in Article IV, (a) none of the Parent or any of its Subsidiaries, or any of its Affiliates, stockholders or Representatives, or any other Person, has made or is making any express or implied representation or warranty with respect to the Parent or any of its Subsidiaries or their respective business or operations, including with respect to any information provided or made available to the Company or any of its Affiliates, stockholders or Representatives, or any other Person, or, except as otherwise expressly set forth in this Agreement, had or has any duty or obligation to provide any information to the Company or any of its Affiliates, stockholders or Representatives, or any other Person, in connection with this Agreement, the transactions contemplated hereby or otherwise, and (b) to the fullest extent permitted by law, none of the Parent or any of its Subsidiaries, or any of its Affiliates, stockholders or Representatives, or any other Person, will have or be subject to any liability or indemnification or other obligation of any kind or nature to the Company,  or any of its Affiliates, stockholders or Representatives, or any other Person, resulting from the delivery, dissemination or any other distribution to the Company or any of its  Affiliates, stockholders or Representatives, or any other Person, or the use by the Company or any of its  Affiliates, stockholders or Representatives, or any other Person, of any such information provided or made available to any of them by the Parent or any of its Subsidiaries, or any of its or Affiliates, stockholders or Representatives, or any other Person, and (subject to the express representations and warranties of the Parent set forth in Article IV) none of the Company or any of its Affiliates, stockholders or Representatives, or any other Person, has relied on any such information (including the accuracy or completeness thereof) or any representations or warranties or other statements or omissions that may have been made by the Parent or any Person with respect to the Parent  other than the representations and warranties set forth in this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PARENT, US HOLDCO AND THE MERGER SUB

The Parent, US Holdco and the Merger Sub, jointly and severally, represent and warrant to the Company as follows:

4.1                               Organization, Standing and Power.  Each of the Parent, US Holdco and the Merger Sub is a corporation or legal entity duly organized, validly existing and in good standing (to the extent such concepts are applicable) under the laws of the jurisdiction of its incorporation.  Each of the Parent, US Holdco and the Merger Sub has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and is duly qualified to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification legally required, except for such failures to be so qualified or in good standing, individually or in the aggregate, that have not had and are not reasonably expected to have a Parent Material Adverse Effect. The Parent has delivered or made available to the Company complete and correct copies of the certificate or articles of incorporation and bylaws, or similar organizational documents as amended through the date of this Agreement, of the Merger Sub, US Holdco and the Parent.

4.2                               Authority; No Conflict; Required Filings and Consents.

(a)                       Each of the Parent, US Holdco and the Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and, subject to the adoption of this Agreement by US Holdco as the sole stockholder of the Merger Sub (which shall occur no later than immediately after the execution and delivery of this Agreement) and receipt of the Parent Stockholder Approval, to consummate the transactions contemplated hereby.  The execution and delivery of, and the consummation of the transactions contemplated by, this Agreement by the Parent, US Holdco and the Merger Sub have been duly authorized by all necessary corporate action on the part of each of the Parent, US Holdco and the Merger Sub, subject to the adoption of this Agreement by US Holdco as the sole stockholder of the Merger Sub (which shall occur immediately after the execution and delivery of this Agreement) and receipt of the Parent Stockholder Approval.  The Parent Board, at a meeting duly called and held, by the unanimous vote of all directors, duly resolved (i) that the entry into this Agreement and consummation of the Merger, the Rights Issue and the other transactions contemplated by this Agreement on the terms and subject to the conditions set forth herein, are most likely to promote the success of the Parent for the benefit of its stockholders as a whole (ii) to approve this Agreement, the Merger, the Rights Issue, and the other transactions contemplated by this Agreement, and (iii) to direct that the Merger and the stockholder resolutions required to approve the Merger and to implement the Rights Issue be submitted to the Parent’s stockholders at the Parent Stockholders Meeting for their approval and to recommend that the shareholders of the Parent pass the stockholder resolutions required to approve the Merger and to implement the Rights Issue.  The board of directors of US Holdco has approved this Agreement, the Merger and the other transactions contemplated by this Agreement.  The board of directors of the Merger Sub has (x) approved and declared the advisability of this Agreement, the Merger and the other transactions contemplated by this Agreement, and (y) directed that this Agreement be submitted to the sole stockholder of the Merger Sub for its adoption and recommended that the sole stockholder of the Merger Sub adopt this Agreement.  This Agreement has been duly executed and delivered by each of the Parent, US Holdco and the Merger Sub and, assuming the due authorization, execution and delivery of this Agreement by the Company, constitutes the valid and binding obligation of each of the Parent, US Holdco and the Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b)                       The execution and delivery of this Agreement by each of the Parent, US Holdco and the Merger Sub do not, and (assuming receipt of the Parent Stockholder

Approval) the consummation by the Parent, US Holdco and the Merger Sub of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the certificate of incorporation, bylaws, articles or other organizational documents of the Parent, US Holdco or the Merger Sub, (ii) other than the Cineworld Credit Facility, which shall be repaid and terminated at the Closing, conflict with, or result in any violation or breach of, or constitute a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, any of the terms, conditions or provisions of any material agreement or other instrument to which the Parent, US Holdco or the Merger Sub is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to compliance with the requirements specified in clauses (i) through (v) of Section 4.2(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to the Parent, US Holdco or the Merger Sub or any of its or their respective properties or assets, or any other Applicable Law, except in the case of clauses (ii) and (iii) of this Section 4.2(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses, penalties or Liens, and for any consents or waivers not obtained, that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(c)                        No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity or any stock market or stock exchange on which shares of common stock of the Parent are listed for trading is required by or with respect to the Parent, US Holdco or the Merger Sub in connection with the execution and delivery of this Agreement by the Parent, US Holdco or the Merger Sub or the consummation by the Parent, US Holdco or the Merger Sub of the transactions contemplated by this Agreement, except for (i) the pre-merger notification requirements under the HSR Act and any requirements under other applicable Antitrust Laws, (ii) the filing of the Certificate of Merger with the Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business, (iii) the filing of the Information Statement or Proxy Statement, as applicable, with the SEC in accordance with the Exchange Act, (iv) the filing and/or approval of such other prospectuses, circulars, documents, reports, schedules or materials as may be required by the UKLA or the Exchange Act in connection with this Agreement and the transactions contemplated hereby, (v) such consents, approvals, orders, authorizations, registrations, declarations, notices and filings as may be required under applicable state securities laws and the rules and regulations of the UKLA and the London Stock Exchange, and (vi) such other consents, approvals, licenses, permits, orders, authorizations, registrations, declarations, notices and filings which, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(d)                       There are no bonds, debentures, notes or other indebtedness of the Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Parent may vote.  None of the Parent, US Holdco or the Merger Sub owns any shares of Company Common Stock or any securities convertible into, or exchangeable for, shares of Company Common Stock.

(e)                        The Parent Stockholder Approval is the only vote of the holders of any class or series of the Parent’s capital stock or other securities necessary for the consummation by the Parent of the transactions contemplated by this Agreement.

4.3                               Parent Shareholders Circular; Information Provided.

(a)                       Subject to the following sentence, (i) the combined prospectus and shareholder circular to be sent by the Parent to its shareholders in connection with the Merger, the Rights Issue, the Rights Admission and the Readmission (the “Parent Shareholders Circular”), on the date the Parent Shareholders Circular is first posted, at the time of any amendment or supplement thereto and at the time of the Parent Stockholders Meeting, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they shall be made, not misleading and (ii) the Parent Shareholders Circular (or any amendment or supplement thereto) will comply as to form and contents in all material respects with the requirements of the UKLA.  Notwithstanding the foregoing, the Parent makes no representation or warranty with respect to statements included or incorporated by reference in the Parent Shareholders Circular based on any information supplied by or on behalf of the Company or which relates to the Company and the text of the disclosure thereof is specifically approved in writing by the Company (including via email), for inclusion or incorporation by reference therein.

(b)                       The information supplied or to be supplied by or on behalf of the Parent or which relates to the Parent and is approved by the Parent for inclusion in the Information Statement or Proxy Statement, as applicable, on the date it is first mailed to holders of shares of Company Common Stock, in the case of the Information Statement, on the date that is twenty (20) calendar days after the Information Statement is first mailed to holders of shares of Company Common Stock, in the case of the mailing of the Proxy Statement, at the time of the Company Stockholders Meeting, and if either is amended or supplemented, at the time of any amendment or supplement thereto, shall not contain any untrue statement of a material fact or omit to state any material fact required to make the statements therein, in light of the circumstances in which they shall be made, not misleading.

4.4                               Operations of US Holdco and the Merger Sub.  US Holdco is an indirect wholly owned Subsidiary of the Parent formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.  The Merger Sub is a wholly owned Subsidiary of US Holdco formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

4.5                               Financing.  The Parent, US Holdco and the Merger Sub will have, upon receipt of the Financing, as of the Effective Time, sufficient cash on hand for the satisfaction of all of their obligations under this Agreement, including (i) in the case of US Holdco, the payment of the aggregate Merger Consideration (and any repayment or refinancing of debt contemplated by, or required in connection with the transactions described in, this Agreement, the Underwriting Agreement or the Debt Commitment Letters) and any other amounts required to be paid in connection with the consummation of the Transactions (including all amounts payable in respect of Company Restricted Shares and Company Performance Share Awards under this Agreement and all related fees and expenses of US Holdco) (collectively, the “US Holdco Payment Obligations”); and (ii) in the case of the Parent, to pay all related fees and expenses of the Parent and reimbursable expenses of the Company (collectively, the “Parent Payment Obligations”). The Parent’s, US Holdco’s and the Merger Sub’s obligations hereunder are not subject to a condition regarding the Parent’s, US Holdco’s or the Merger Sub’s obtaining of funds to consummate the transactions contemplated by this Agreement.  The Parent has delivered to the Company true and complete copies, including all exhibits and schedules thereto, of (a) the executed Underwriting Agreement, pursuant to which Barclays Bank PLC, HSBC Bank plc and Investec Bank plc have agreed to fully underwrite the Rights Issue subject to the terms and conditions therein (the “Equity Financing”) and (b) the executed commitment letters and executed Fee Letters (which Fee Letters have been redacted solely with respect to fee amounts, original issue discount, “market flex” provisions, and other economic terms; provided, that such redactions do not relate to any terms that could adversely affect the conditionality, enforceability, availability, termination or aggregate principal amount (other than with respect to original issue discount) of the Debt Financing or other funding being made available by such Debt Financing Source), dated as of December 5, 2017 (collectively, the “Debt Commitment Letters” and, together with the Underwriting Agreement, the “Financing Documents”), from the Debt Financing Sources party thereto, pursuant to which such Debt Financing Sources have agreed to provide, subject to the terms and conditions therein, debt financing in the amounts set forth therein (such debt financing, the “Debt Financing” and, together with the Equity Financing, collectively referred to as the “Financing”) for purposes of financing the Transactions and the related fees and expenses.  As of the date of this Agreement, (other than any amendments solely to add lenders, arrangers, book-runners, syndication and documentation agents or similar entities who have not executed the Debt Commitment Letters as of the date of this Agreement, assignments of the Parent’s and US Holdco’s rights and obligations under the Debt Commitment Letters to certain wholly owned Subsidiaries of the Parent to the extent permitted thereunder (provided that any such assignment shall not affect the liabilities or obligations of the Parent, US Holdco or the Merger Sub hereunder and the Parent shall cause any such assignee to perform any such obligations to the extent necessary to preserve the original intent of the parties hereunder) and the Parent’s entering into the Re-Pricing Memorandum as contemplated by the Underwriting Agreement) none of the Financing Documents has been amended or modified, no such amendment is contemplated, none of the respective obligations and commitments contained in such letters have been withdrawn, terminated or rescinded in any respect, and no such withdrawal, termination or rescission is contemplated.  The Parent or its applicable Subsidiary has fully paid any and all commitment fees, underwriting fees or other fees in connection with the Financing Documents that are payable on or prior to the date hereof and will continue to pay in full any such amounts required to be paid pursuant to the terms of the Financing Documents as and when they become due and payable on or prior to the Closing Date.  Assuming the Financing is funded in accordance with the Financing Documents, the net proceeds contemplated by the Financing Documents (after netting out applicable fees, expenses, original issue discount, underwriting discount and similar premiums and charges and after giving effect to the maximum amount of flex (including original issue discount flex) provided under the Financing Documents), together with cash or cash equivalents available to the Parent and its Subsidiaries, will in the aggregate be sufficient for the Parent, US Holdco, the Merger Sub and the Surviving

Corporation to pay the aggregate Parent Payment Obligations and US Holdco Payment Obligations, as applicable.  As of the date hereof, the Financing Documents are (x) legal, valid and binding obligations of the Parent and US Holdco, and to the knowledge of the Parent and US Holdco, each of the other parties thereto, (y) enforceable in accordance with their respective terms against the Parent and US Holdco, as applicable, and, to the knowledge of the Parent and US Holdco, each of the other parties thereto, in each case except as such enforceability may be limited by the Bankruptcy and Equity Exception and (z) in full force and effect.  As of the date of this Agreement, no event, development, circumstance or change has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of the Parent or US Holdco or, to the knowledge of the Parent, any other parties thereto under the Underwriting Agreement, or the Debt Commitment Letters.  As of the date of this Agreement, the Parent does not have any reason to believe that it or any of the other parties to the Financing Documents will be unable to satisfy on a timely basis any term or condition of the Financing Documents required to be satisfied by it, that the conditions thereof will not otherwise be satisfied or that the full amount of the Financing will not be available on the Closing Date. The only conditions precedent or other contingencies (including market “flex” provisions) related to the obligations of Barclays Bank PLC, HSBC Bank plc and Investec Bank plc to underwrite the full amount of the Equity Financing and the lenders to fund the full amount of the Debt Financing are those expressly set forth in the Underwriting Agreement and the Debt Commitment Letter, respectively.  As of the date of this Agreement, there are no side letters or other contracts or arrangements to which the Parent or any of its Affiliates is a party related to the Financing other than as expressly contained in the Financing Documents and delivered to the Company prior to the date hereof.

4.6                               Solvency.  None of the Parent, US Holdco or the Merger Sub is entering into this Agreement with the actual intent to hinder, delay or defraud either present or future creditors of the Company or any of its Subsidiaries.  Assuming satisfaction or waiver of the conditions to the Parent’s, US Holdco’s and the Merger Sub’s obligation to consummate the Merger, and after giving effect to the Transactions, any alternative financing incurred in accordance with Section 6.12 and the payment of the aggregate Merger Consideration, any other repayment or refinancing of debt contemplated in this Agreement or the Financing Documents, payment of all amounts required to be paid in connection with the consummation of the Transactions, and payment of all related fees and expenses of the Parent, US Holdco and the Merger Sub, each of the Parent, US Holdco and the Surviving Corporation will be Solvent as of the Effective Time and immediately after the consummation of the Transactions.  For the purposes of this Agreement, the term “Solvent”, when used with respect to any Person, means that, as of any date of determination, (a) the fair market value of the assets of such Person and its Subsidiaries on a consolidated basis, at a fair market valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of such Person and its Subsidiaries on a consolidated basis, (b) the present fair saleable value of the property of such Person and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of such Person and its Subsidiaries on a consolidated basis on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) such Person and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date and (d) such Person and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured.

4.7                               Litigation.  As of the date of this Agreement, there is no action, suit, proceeding, claim, arbitration or investigation pending and of which the Parent has been notified or, to the Parent’s knowledge, threatened against the Parent or any of its Subsidiaries, in each case that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.  As of the date of this Agreement, there are no judgments, orders or decrees outstanding against the Parent or any of its Subsidiaries that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

4.8                               Other Agreements or Understandings.  There are no contracts, agreements or other arrangements or understandings (whether oral or written) or commitments to enter into contracts, agreements or other arrangements or understandings (whether oral or written) (a) between the Parent, US Holdco, the Merger Sub or any of their Affiliates, on the one hand, and any member of the Company’s management or the Company Board, on the other hand, (b) pursuant to which any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration, or (c) other than the Company Voting Agreement, pursuant to which any stockholder of the Company agrees to vote to adopt this Agreement or approve the Merger.

4.9                               Brokers.  Except for Barclays Bank PLC, HSBC Bank plc, Investec Bank plc and N.M. Rothschild & Sons Limited, no agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled, as a result of any action or agreement of the Parent or any of its Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement.

4.10                        No Other Representations or Warranties. The Parent, US Holdco and the Merger Sub further acknowledge and agree that, except for the representations and warranties set forth in Article III (in each case as qualified and limited by the Company Disclosure Schedule), (a) none of the Company or any of its Subsidiaries, or any of its or their respective Affiliates, stockholders or Representatives, or any other Person, has made or is making any express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective business or operations, including with respect to any information provided or made available to the Parent, US Holdco, the Merger Sub or any of their respective Affiliates, stockholders or Representatives, or any other Person, or, except as otherwise expressly set forth in this Agreement, had or has any duty or obligation to provide any information to the Parent, US Holdco, the Merger Sub or any of their respective Affiliates, stockholders or Representatives, or any other Person, in connection with this Agreement, the transactions contemplated hereby or otherwise, and (b) to the fullest extent permitted by law, none of the Company or any of its Subsidiaries, or any of its or their respective Affiliates, stockholders or Representatives, or any other Person, will have or be subject to any liability or indemnification or other obligation of any kind or nature to the Parent, US Holdco, the Merger Sub or any of their respective Affiliates, stockholders or Representatives, or any other Person, resulting from the delivery, dissemination or any other distribution to the Parent, US Holdco, the Merger Sub or any of their respective

Affiliates, stockholders or Representatives, or any other Person, or the use by the Parent, US Holdco, the Merger Sub or any of their respective  Affiliates, stockholders or Representatives, or any other Person, of any such information provided or made available to any of them by the Company or any of its Subsidiaries, or any of its or  Affiliates, stockholders or Representatives, or any other Person, including any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material provided or made available to the Parent, US Holdco, the Merger Sub or any of their respective Affiliates, stockholders, or Representatives, or any other Person, in “data rooms,” confidential information memoranda, management presentations or otherwise in anticipation or contemplation of the Merger or any other transaction contemplated by this Agreement and (subject to the express representations and warranties of the Company set forth in Article III (in each case as qualified and limited by the Company Disclosure Schedule)) none of the Parent, US Holdco, the Merger Sub or any of their respective Affiliates, stockholders or Representatives, or any other Person, has relied on any such information (including the accuracy or completeness thereof) or any representations or warranties or other statements or omissions that may have been made by the Company or any Person with respect to the Company other than the representations and warranties set forth in this Agreement.

ARTICLE V

CONDUCT OF BUSINESS

5.1                               Covenants of the Company.  Except as otherwise contemplated or required by this Agreement, as required by Applicable Law, as set forth in Section 5.1 of the Company Disclosure Schedule, or with the Parent’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed), during the Pre-Closing Period, the Company shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to act and carry on its business in the Ordinary Course of Business and to use commercially reasonable efforts to maintain and preserve intact its business organization and any advantageous business relationships with Persons having material business dealings with the Company. Without limiting the generality of the foregoing, except as otherwise contemplated or required by this Agreement, as required by Applicable Law or as set forth in Section 5.1 of the Company Disclosure Schedule, or with the Parent’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed), during the Pre-Closing Period the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, do any of the following:

(a)

(i)             declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock (other than (A) regular quarterly cash dividends payable by the Company in respect of shares of Company Common Stock, which in all instances shall include, for the avoidance of doubt, shares of Company Common Stock underlying outstanding Company Restricted Shares or Company Performance Share Awards, in an amount not exceeding $0.22 per share of Company Common Stock for each quarterly dividend (subject to equitable adjustment for any of the events with respect to Company Common Stock set forth in Section 2.1(d)), with declaration, record and payment dates reasonably consistent with the Company’s historical practice over the past twelve months (provided, that the Company may declare and pay its first quarter 2018 dividend in an amount not exceeding $0.22 per share of Company Common Stock on the earlier of March 15, 2018 or immediately prior to the Closing and if the Closing occurs after April 20, 2018, the Company may declare and pay its second quarter 2018 dividend in an amount not exceeding $0.22 per share of Company Common Stock on the earlier of June 15, 2018 or immediately prior to the Closing) or (B) dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent);

(ii)          split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities; or

(iii)       purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities, except, in the case of this clause (iii), for (A) the acquisition or redemption of shares of capital stock of wholly owned Subsidiaries of the Company or (B) the acquisition of Company Common Stock (1) from holders of Company Restricted Shares or Company Performance Share Awards in full or partial payment of any applicable Taxes payable by such holder upon exercise or vesting thereof, as applicable, to the extent required or permitted under the terms thereof or (2) from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares at their original issuance price or forfeiture of shares for no consideration, in each case under this clause (2) in connection with any termination of services to the Company or any of its Subsidiaries;

(b)                       except as permitted by Section 5.1(k), issue, deliver, sell, grant, pledge or otherwise dispose of or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities, in each case other than (i) the issuance of shares of capital stock of wholly owned Subsidiaries of the Company in connection with capital contributions or (ii) the issuance of shares of Company Common Stock upon settlement of Company Restricted Shares or Company Performance Share Awards outstanding on the date of this Agreement;

(c)                        amend the Company’s certificate of incorporation, bylaws or other comparable charter or organizational documents;

(d)                       acquire (i) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof for consideration that is individually or in the aggregate in excess of $60,000,000, or (ii) any assets that are material, in the aggregate, to the Company and its Subsidiaries, taken as a whole, except purchases of inventory and raw materials in the

Ordinary Course of Business, provided, however, that with respect to any such acquisition for consideration that is individually in excess of $20,000,000, the Company shall give the Parent prior written notice and give due consideration to any views of the Parent with respect to such acquisition;

(e)                        sell, lease, license, pledge, encumber or otherwise transfer or dispose of or subject to any Lien (other than a Permitted Lien), any material properties or any material assets of the Company or of any of its Subsidiaries, taken as a whole, other than to the Company or one of its wholly-owned Subsidiaries or in the Ordinary Course of Business;

(f)                         (i) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person (other than (A) to the Company or one of its Subsidiaries, (B) any guaranty by the Company or one of its Subsidiaries of indebtedness incurred by a Subsidiary of the Company, which indebtedness is otherwise permitted hereunder, (C) letters of credit, bank guarantees, security or performance bonds or similar credit support instruments, overdraft facilities, supplier financing programs or cash management programs, in each case issued, made or entered into in the Ordinary Course of Business, (D) indebtedness incurred under the Regal Credit Facility or other existing arrangements (including in respect of letters of credit) and (E) other indebtedness for borrowed money or guarantees in an aggregate principal amount outstanding at any time that is prepayable without penalty not to exceed $60,000,000, (ii) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, or (iii) make any loans, advances (other than routine advances to employees of the Company and its Subsidiaries in the Ordinary Course of Business) or capital contributions to, or investment in, any other Person, other than the Company or any of its direct or indirect wholly owned Subsidiaries, provided, however, that the Company may continue to make investments in accordance with its investment policy as in effect on the date hereof (a copy of which has been made available to the Parent);

(g)                        adopt a plan of complete or partial liquidation, dissolution, recapitalization, restructuring or other reorganization;

(h)                       make any capital expenditures or other expenditures with respect to property, plant or equipment (excluding, for the avoidance of doubt, operating leases) in excess of $5,000,000 per month in the aggregate for the Company and its Subsidiaries, taken as a whole, other than as included in the Company’s 2018 budget for capital expenditures previously made available to the Parent, provided that, starting on January 5, 2018 and for each month thereafter, such $5,000,000 monthly cap shall be increased by the amount equal to the difference between, for the previous month, (i) $5,000,0000 (as may be increased pursuant to this proviso) and (ii) the amount of capital expenditures or other expenditures with respect to property, plant or equipment (excluding, for the avoidance of doubt, operating leases) actually made during such previous month;

(i)                           make any material changes in accounting methods, principles or practices, except insofar as may be required by a change in GAAP;

(j)                          except in the Ordinary Course of Business, make or change any material Tax election, change any annual Tax accounting period, adopt or change any material method of Tax accounting, amend any material Tax Returns or file claims for material Tax refunds, enter into any material closing agreement, settle any material Tax claim, audit or assessment, surrender any right to claim a material Tax refund, offset or other reduction in Tax liability or take any material position on any Tax Return filed on or after the date of this Agreement or adopt any material accounting method that is inconsistent with elections made, positions taken or methods used in preparing or filing similar Tax Returns in prior periods;

(k)                       except as contemplated by clauses (ii-v) of this Section 5.1(k) or the terms of this Agreement, (i) adopt, enter into, terminate or materially amend any employment, severance or similar agreement or material benefit plan for the benefit or welfare of any current or former director or executive officer (except in the Ordinary Course of Business and only if such arrangement is terminable on 60 days’ or less notice without either a penalty or payment or, for employment outside the United States, as required by Applicable Law) or any Collective Bargaining Agreement (unless required by Applicable Law), (ii) except as otherwise set forth in Section 5.1(k)(ii) of the Company Disclosure Schedule (i.e., not to exceed the amounts set forth in such Section 5.1(k)(ii) of the Company Disclosure Schedule), increase the compensation or benefits of, or pay any bonus to, any employee, except, in the case of any employees not listed in Section 5.1(k)(ii) of the Company Disclosure Schedule, (x) for annual increases of salaries and bonus payments in the Ordinary Course of Business and (y) in connection with hires and promotions contemplated by clause (v) of this Section 5.1(k), (iii) accelerate the payment, right to payment or vesting of any material compensation or benefits, including any outstanding restricted stock awards, or performance shares, (iv) grant any stock options, restricted stock awards, stock appreciation rights, stock based or stock related awards, performance units or restricted stock other than as described in Section 5.1(k)(ii) of the Company Disclosure Schedule (i.e., not to exceed the amounts set forth in such Section 5.1(k)(ii) of the Company Disclosure Schedule), or (v) hire, terminate or promote any employee other than such actions taken in the Ordinary Course of Business for employees not listed on Section 5.1(k)(ii) of the Company Disclosure Schedule;

(l)                           except in the Ordinary Course of Business, enter into any new line of business or enter into any contract that materially restricts the Company, any of its Subsidiaries or any of their respective Affiliates thereof from engaging or competing in any line of business or in any geographic area, or which would so restrict the Company or the Parent or any of their respective Affiliates following the Closing;

(m)                   except in the Ordinary Course of Business (i) enter into any contract that, if in effect on the date hereof, would have been a Company Material Contract, (ii) terminate any Company Material Contract or, for the period from the date of this Agreement until March 15, 2018, any contract listed on Section 5.1(m) of the Company Disclosure Schedule, except as a result of a material breach or a material default by the counterparty thereto or as a result of the expiration of such contract in accordance with its terms as in effect on the date of this Agreement, (iii) amend or modify in a manner that is materially adverse to the Company and its Subsidiaries, taken as a whole, any Company Material Contract or, for the period from the date of this Agreement until March 15, 2018, any contract listed on Section 5.1(m) of the Company Disclosure Schedule or (iv) waive any material right under any Company Material Contract or, for the period from the date of this Agreement until March 15, 2018, any contract listed on Section 5.1(m) of the Company Disclosure Schedule; provided, however, that the Company shall give the Parent prior written notice before entering any material contract containing any provision obligating the Company or its Subsidiaries to conduct business with any Third Party on an exclusive basis over a material geographic area that includes multiple states or extends beyond the United States, other than such contracts entered into the Ordinary Course of Business;

(n)                       except as permitted in accordance with Section 2.4(c) or Section 6.14, settle, pay, discharge or satisfy any claim, action, arbitration, suit, proceeding or investigation against the Company or any of its Subsidiaries, whether civil, criminal, administrative or investigative, other than routine matters in the Ordinary Course of Business or settlements that involve only the payment of monetary damages not in excess of $5,000,000 individually or $25,000,000 in the aggregate;

(o)                       fail to maintain in full force and effect material insurance policies or comparable replacement policies of the Company or any of its Subsidiaries and their respective properties, businesses, assets and operations in a form and amount consistent with past practice, except as would not reasonably be expected to be material to the Company and its Subsidiaries taken as a whole and for matters of which the Company has not received notice; or

(p)                       authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.

5.2                               Conduct of Business by the Parent, US Holdco and the Merger Sub Pending the Merger.  The Parent, US Holdco and the Merger Sub agree that, during the Pre-Closing Period, (a) they shall not, directly or indirectly, without the prior written consent of the Company, take or cause to be taken any action that could be expected to materially delay, impair or prevent the consummation of the transactions contemplated by this Agreement, or propose, announce an intention or enter into any agreement to take any such action, (b) US Holdco shall not engage in any activity of any nature except for activities related to or in furtherance of the Merger and the other transactions contemplated by this Agreement and (c) the Merger Sub shall not engage in any activity of any nature except for activities related to or in furtherance of the Merger and the other transactions contemplated by this Agreement.  Without limiting the generality of the foregoing, except with the Company’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed), during the Pre-Closing Period the Parent shall not, and shall not permit any of its Subsidiaries, directly or indirectly, to take any of the following actions if such actions would reasonably be expected to prevent or materially delay, or impair the ability of the Parent, US Holdco or the Merger Sub to consummate, the Merger, the Rights Issue or any other transaction contemplated by this Agreement:

(a)

(i)                                     declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock other than dividends and distributions by a direct or indirect wholly owned Subsidiary of the Parent to its parent), other than regular quarterly cash dividends payable by the Parent in respect of its ordinary shares in amounts and with declaration, record and payment dates reasonably consistent with the Parent’s historical practice over the past twelve months; or

(ii)                                  purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities; except, in the case of this clause (ii), for (A) the acquisition or redemption of shares of capital stock of wholly owned Subsidiaries of the Parent or (B) the acquisition of ordinary shares from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares at their original issuance price or forfeiture of shares for no consideration, in each case in connection with any termination of services to Parent or any of its Subsidiaries;

(b)                                 acquire (i) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof for consideration that is individually or in the aggregate in excess of $60,000,000, or (ii) any assets that are material, in the aggregate, to the Parent and its Subsidiaries, taken as a whole, except purchases of inventory and raw materials in the Ordinary Course of Business;

(c)                                  (i) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person (other than (A) to the Parent or one of its wholly-owned Subsidiaries, (B) letters of credit, bank guarantees, security or performance bonds or similar credit support instruments, overdraft facilities, supplier financing programs or cash management programs, in each case issued, made or entered into in the Ordinary Course of Business, (C) indebtedness incurred under existing arrangements (including in respect of letters of credit) and (D) other indebtedness for borrowed money or such guarantees in an aggregate principal amount outstanding at any time not to exceed $60,000,0000), (ii) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of the Parent or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, or (iii) make any loans, advances (other than routine advances to employees of the Parent and its Subsidiaries in the Ordinary Course of Business) or capital contributions to, or investment in, any other Person, other than Parent  or any of its direct or indirect wholly owned Subsidiaries, provided, however, that the Parent may continue to make investments in accordance with its investment policy as in effect on the date hereof (a copy of which has been made available to the Company);

(d)                                 adopt a plan of complete or partial liquidation, dissolution, recapitalization, restructuring or other reorganization; or

(e)                                  authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1                               Go-Shop; No Solicitation by the Company.

(a)                       Go-Shop Period.  Notwithstanding any other provision of this Agreement to the contrary, during the period beginning on the date of this Agreement and continuing until midnight, New York time, on January 22, 2018 (i.e., one minute after 11:59 p.m., New York time, on January 22, 2018) (the “Go-Shop Period”), the Company and its Subsidiaries and their respective Representatives shall have the right to, directly or indirectly:  (i) solicit or initiate Acquisition Proposals (or inquiries, proposals or offers that may reasonably be expected to lead to an Acquisition Proposal), including by way of providing access to non-public information pursuant an Acceptable Confidentiality Agreement; provided that the Company shall provide to the Parent any material non-public information of the Company that is provided to any such Person that was not previously made available to the Parent prior to, or substantially concurrently with, the time it is provided to such Person, and (ii) enter into, continue or otherwise participate in discussions or negotiations with any Person with respect to Acquisition Proposals (or for the purpose of encouraging or facilitating an Acquisition Proposal) and otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, offers, efforts, discussions or negotiations, but without sharing any material non-public information unless the party has executed and delivered to the Company an Acceptable Confidentiality Agreement.  For purposes of clarity, the Company’s obligations under Section 6.1(b) shall commence with respect to each Person upon the expiration of the Go-Shop Period unless the Company Board or any committee or subcommittee thereof has determined that such Person constitutes a Qualified Person prior to the expiration of the Go-Shop Period. Promptly following the expiration of the Go-Shop Period, the Company shall terminate all access of any Person (other than the Parent and its Representatives and the Qualified Persons and their respective Representatives) to any electronic data room maintained by, or on behalf of, the Company with respect to the transactions contemplated by this Agreement and request each Person (other than the Parent and its Representatives and the Qualified Persons and their respective Representatives) that has executed a confidentiality agreement with the Company in connection with such Person’s consideration of making an Acquisition Proposal to promptly return or destroy all non-public information furnished to such Person by or on behalf of the Company, subject to any record retention provisions set forth in such confidentiality agreements.

(b)                       No Solicitation or Negotiation.  Except as permitted under this Section 6.1 and except with respect to any Qualified Person, immediately following the expiration of the Go-Shop Period, the Company shall and shall cause each of its Subsidiaries and their Representatives to immediately cease any solicitation, encouragement, discussions or negotiations with any Persons that may be ongoing with respect to an Acquisition Proposal.  Except as permitted under this Section 6.1 and except with respect to any Qualified Person, following the expiration of the Go-Shop Period, neither the Company nor any of its Subsidiaries shall, and the Company shall use reasonable efforts to cause its Representatives not to, directly or indirectly:

(i)                         solicit, initiate or knowingly facilitate or encourage any inquiries regarding, or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal;

(ii)                      other than informing Persons of the existence of the provisions of this Section 6.1, enter into, continue or otherwise participate in any discussions or negotiations regarding any Acquisition Proposal, or furnish to any Person any non-public information of the Company or access to its properties, books, records or personnel for the purpose of encouraging or facilitating, any Acquisition Proposal; or

(iii)                   grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries.

Notwithstanding the foregoing, subject to compliance with Section 6.1(e)(i) and for so long as a Person continues to be a Qualified Person, at any time prior to receipt of the Company Stockholder Approval, the Company, may continue to (A) furnish information (including non-public information) with respect to the Company and its Subsidiaries to any Qualified Person (and the Representatives of such Qualified Person), pursuant to an Acceptable Confidentiality Agreement, provided that the Company shall provide to the Parent any material non-public information of the Company that is provided to any such Person that was not previously made available to the Parent prior to, or substantially concurrently with, the time it is provided to such Person, (B) engage in or otherwise participate in discussions or negotiations (including solicitation of revised Acquisition Proposals) with any Qualified Person (and the Representatives of such Qualified Person) regarding any Acquisition Proposal, or (C) amend, or grant a waiver or release under, any standstill or similar agreement with respect to any Company Common Stock with any Qualified Person for purposes of presenting a proposal to the Company Board for consideration and negotiating thereafter with the Company Board.

(c)                        Acquisition Proposal After the Go-Shop Period.  Notwithstanding anything to the contrary contained in this Section 6.1, if at any time on or after the expiration of the Go-Shop Period and prior to receipt of the Company Stockholder Approval, the Company, its Subsidiaries or any of their Representatives receives an Acquisition Proposal from any Person or group of Persons (that does not arise out of a material breach of Section 6.1(b) of this Agreement), (i) the Company, its Subsidiaries and their Representatives may contact such Person or group of Persons to clarify the terms and conditions thereof and (ii) if the Company Board, or any committee thereof, determines in good faith (1) after consultation with its financial advisors and legal counsel that such Acquisition Proposal constitutes, or may reasonably be expected to lead to, a Superior Proposal, and (2) after consultation with legal counsel, that the failure to take such actions set forth in clauses (w), (x) or (y) below with respect to such Acquisition Proposal would be inconsistent with its fiduciary duties under Applicable Law, then the Company, its Subsidiaries, and their Representatives may (w) furnish information (including non-public information) with respect to the Company and its Subsidiaries to the Person or group of Persons who has made such Acquisition Proposal (pursuant to an Acceptable Confidentiality Agreement), provided that the Company shall provide to the Parent any material non-public information that is provided to any such Person that was not previously made available to the

Parent prior to, or substantially concurrently with, the time it is provided to such Person, (x) engage in or otherwise participate in discussions or negotiations (including solicitation of revised Acquisition Proposals) with the Person or group of Persons making such Acquisition Proposal and (y) amend, or grant a waiver or release under, any standstill or similar agreement with respect to any Company Common Stock with any such Person or group of Persons who has made such Acquisition Proposal for purposes of presenting a proposal to the Company Board for consideration and negotiating thereafter with the Company Board.

(d)                       No Change in Recommendation.

(i)             Except as set forth in this Section 6.1, (x) the Company Board shall not withhold, withdraw or modify, or publicly propose to withhold, withdraw or modify in a manner adverse to the Parent, the Company Board Recommendation (a “Company Board Recommendation Change”), (y) the Company shall not enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement providing for the consummation of a transaction contemplated by any Acquisition Proposal (other than an Acceptable Confidentiality Agreement entered into in the circumstances referred to in Section 6.1(a), Section 6.1(b) or Section 6.1(c)), and (z) the Company Board shall not adopt, approve or recommend, or publicly propose to adopt, approve or recommend, any Acquisition Proposal.

(ii)          Notwithstanding the foregoing, at any time prior to receipt of the Company Stockholder Approval:

(1)                     if the Company has received a Superior Proposal, then the Company Board may (x) effect a Company Board Recommendation Change with respect to such Superior Proposal, or (y) authorize the Company to terminate this Agreement pursuant to Section 8.1(h) to enter into a definitive agreement with respect to such Superior Proposal, in each case if and only if:

(A) the Company Board determines in good faith (after consultation with the Company’s financial advisors and legal counsel) that the failure to do so would be inconsistent with its fiduciary duties pursuant to Applicable Law,

(B) such Acquisition Proposal is not the result of a material breach of Section 6.1(b) or 6.1(c),

(C) the Company has notified the Parent in writing that it has received a Superior Proposal and intends to enter into a definitive agreement or effect a Company Board Recommendation Change relating to such Superior Proposal, specifying the material terms and conditions of such Superior Proposal, including a copy of the most current version of the proposed definitive agreement to be entered with, and the identity of, the Persons or group of Persons making the Acquisition Proposal (a “Superior Proposal Notice”) (it being understood that the

Superior Proposal Notice shall not constitute a Company Board Recommendation Change or a Trigger Event for purposes of this Agreement),

(D) if requested by the Parent, the Company shall have engaged in good faith negotiations with the Parent and its  Representatives during the four (4) Business Day period immediately following delivery of the Superior Proposal Notice (the “Notice Period”) with respect to the Parent’s proposed adjustments to the terms and conditions of this Agreement so that such Acquisition Proposal would cease to constitute a Superior Proposal (it being understood that any material revision or amendment to the terms and conditions of such Superior Proposal (including any revision to the amount, form or mix of consideration) shall be deemed to constitute a new Superior Proposal and shall require a new Superior Proposal Notice, except that the Notice Period with respect to such new Superior Proposal will be two (2) Business Days instead of four (4) Business Days) immediately following delivery of the new Superior Proposal Notice, and

(E) following the end of the Notice Period(s) referred to above, the Company Board determines in good faith after consultation with its financial advisors and legal counsel, and taking into account any modifications to this Agreement proposed by the Parent prior to such time, that such Acquisition Proposal continues to constitute a Superior Proposal, and that the failure to take such action would be inconsistent with its fiduciary duties under Applicable Law;

(2) other than in connection with an Acquisition Proposal that constitutes a Superior Proposal, the Company Board may effect a Company Board Recommendation Change in response to an Intervening Event if:

(A) the Company Board shall have determined in good faith (after consultation with its financial advisors and legal counsel) that the failure to effect a Company Board Recommendation Change would be inconsistent with its fiduciary duties under Applicable Law,

(B) the Company has notified the Parent in writing at least four (4) Business Days before effecting a Company Board Recommendation Change that it intends to effect a Company Board Recommendation Change  in response to an Intervening Event, describing in reasonable detail the underlying facts giving rise to, and the reasons for making, such Company Board Recommendation Change (a “Recommendation Change Notice”) (it being understood that the Recommendation Change Notice shall not constitute a Company Board Recommendation Change or a Trigger Event for purposes of this Agreement),

(C) if requested by the Parent, the Company shall have engaged in good faith negotiations with the Parent and its Representatives during the four (4) Business Day period immediately following delivery by the Company to the Parent of such Recommendation Change Notice with respect to adjustments to the terms and conditions of this Agreement proposed by the Parent to obviate the need for a Company Board Recommendation Change, and

(D) if the Parent shall have delivered to the Company a written, binding offer to alter the terms or conditions of this Agreement during such four (4) Business Day period, the Company Board shall have determined in good faith (after consultation with its financial advisors and legal counsel), after considering the modifications to this Agreement proposed by the Parent, that the failure to effect a Company Board Recommendation Change would still be inconsistent with its fiduciary duties under Applicable Law.

(e)                        Notices to the Parent.

(i)             Following expiration of the Go-Shop Period, the Company shall promptly (and in any event within two (2) Business Days following the expiration of the Go-Shop Period), advise the Parent in writing of the identity of each Qualified Person from whom the Company received a written Acquisition Proposal after the execution of this Agreement and prior to the expiration of the Go-Shop Period, which notice shall include copies of drafts of proposed agreements, term sheets or letters of intent related thereto provided to the Company or any of its Representatives and a summary of the material terms of all Acquisition Proposals by each Qualified Person that were not made in writing.

(ii)          Following expiration of the Go-Shop Period, the Company shall as promptly as practicable (and in any event within two (2) Business Days) notify the Parent in writing (1) of the receipt of any Acquisition Proposal after the expiration of the Go-Shop Period, which notice shall include the identity of the Person(s) making, and a summary of the material terms of, such Acquisition Proposal and copies of drafts of proposed agreements, term sheets or letters of intent related thereto provided to the Company or any of its Representatives, and (2) of any material written change to the terms and conditions (including any written change to the amount, form or mix of consideration) of any such Acquisition Proposal described in clause (1) above (including, for the avoidance of doubt, any Acquisition Proposal involving a Qualified Person), including revised copies of drafts of proposed agreements, term sheets or letters of intent related thereto provided to the Company or any of its Representatives.

(f)                         Certain Permitted Disclosure.  Notwithstanding anything to the contrary in this Agreement, nothing contained in this Agreement shall prohibit the Company, any of its Subsidiaries or the Company Board from (i) taking and disclosing to its stockholders a position with respect to a tender offer contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act, or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder (which statement, in and of itself, shall not be deemed to constitute a Company Board Recommendation Change), or (ii) making any disclosure to the Company’s stockholders if, in the good faith judgment of the Company Board, after consultation with legal counsel, failure to so disclose would be inconsistent with its obligations under Applicable Law provided, that if any such disclosure pursuant to this clause (ii) has the substantive effect of withdrawing or adversely modifying the Company Board Recommendation, such disclosure shall be deemed to be a Company Board Recommendation Change for purposes of this Agreement (it being understood that any “stop, look or listen” communication that contains only the information set forth in Rule 14d-9(f) shall not be deemed, in and of itself, to be a Company Board Recommendation Change).

6.2                               No Solicitation by the Parent.  Except as permitted under this Section 6.2, the Parent shall and shall cause each of its Subsidiaries and their Representatives to immediately cease any solicitation, encouragement, discussions or negotiations with any Persons that may be ongoing with respect to a Parent Acquisition Proposal.  Except as permitted under this Section 6.2, neither the Parent nor any of its Subsidiaries shall, and the Parent shall use reasonable efforts to cause its Representatives not to, directly or indirectly:

(a)                       solicit, initiate or knowingly facilitate or encourage any inquiries regarding, or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any Parent Acquisition Proposal;

(b)                       other than informing Persons of the existence of the provisions of this Section 6.2, enter into, continue or otherwise participate in any discussions or negotiations regarding any Parent Acquisition Proposal, or furnish to any Person any non-public information of the Parent or access to its properties, books, records or personnel for the purpose of encouraging or facilitating, any Parent Acquisition Proposal; or

(c)                        grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Parent or any of its Subsidiaries.

Notwithstanding anything to the contrary contained in this Section 6.2, if at any time prior to receipt of the Parent Stockholder Approval, the Parent, its Subsidiaries or any of their Representatives receives a Parent Acquisition Proposal from any Person or group of Persons (that does not arise out of a material breach of this Section 6.2), (i) the Parent, its Subsidiaries and their Representatives may contact such Person or group of Persons to clarify the terms and conditions thereof and (ii) if the Parent Board, or any committee thereof, determines in good faith (1) after consultation with its financial advisors and legal counsel that such Parent Acquisition Proposal constitutes, or may reasonably be expected to lead to, a Parent Superior Proposal, and (2) after consultation with legal counsel, that the failure to take such actions set forth in clauses (w), (x) or (y) below with respect to such Parent Acquisition Proposal would be inconsistent with its fiduciary duties under Applicable Law, then the Parent, its Subsidiaries, and their Representatives may (w) furnish information (including non-public information) with respect to the Parent and its Subsidiaries to the Person or group of Persons who has made such Parent Acquisition Proposal (pursuant to a Parent Acceptable Confidentiality Agreement), (x) engage in or otherwise participate in discussions or negotiations (including solicitation of revised Parent Acquisition Proposals) with the Person or group of Persons making such Parent Acquisition Proposal and (y) amend, or grant a waiver or release under, any standstill or similar agreement with respect to any Parent capital stock with any such Person or group of Persons who has made such Parent Acquisition Proposal for purposes of presenting a proposal to the Parent Board for consideration and negotiating thereafter with the Parent Board.

(d)                       Except as provided in this Section 6.2(d), neither the Parent Board nor any committee thereof may (i) withdraw or withhold, amend, modify or qualify in any manner adverse to the Company the Parent Recommendation or make any public announcement inconsistent with the Parent Recommendation, or publicly propose to do any of the foregoing, (ii) fail to include the Parent Recommendation in the Parent Shareholders Circular, (iii) adopt, approve or recommend, or publicly propose to adopt, approve or recommend, any Parent Acquisition Proposal or (iv) cause or permit the Parent to enter into any contract, letter of intent, memorandum of understanding, or agreement in principle providing for the consummation of a transaction contemplated by a Parent Acquisition Proposal (other than a Parent Acceptable Confidentiality Agreement entered under the circumstances contemplated by this Section 6.2) or otherwise requiring the Parent to abandon, terminate, materially delay or fail to consummate the transactions contemplated by this Agreement (any action described in clause (i), (ii), (iii) or (iv), whether taken by the Parent, the Parent Board or any committee thereof, being referred to as a “Parent Board Recommendation Change”).

(1)                     Notwithstanding the foregoing, at any time prior to receipt of the Parent Stockholder Approval, if the Parent has received a Parent Superior Proposal, then the Parent Board may effect a Parent Board Recommendation Change with respect to such Parent Superior Proposal, if and only if:

(A)                   the Parent Board determines in good faith (after consultation with the Parent’s financial advisors and legal counsel) that the failure to do so would be inconsistent with its fiduciary duties pursuant to Applicable Law,

(B)                   such Parent Superior Proposal is not the result of a material breach of this Section 6.2 or Section 6.16,

(C)                   the Parent has notified the Company in writing that it has received a Parent Superior Proposal and intends to enter into a definitive agreement or effect a Parent Board Recommendation Change relating to such Parent Superior Proposal, specifying the material terms and conditions of such Parent Superior Proposal, including a copy of the most current version of the proposed definitive agreement to be entered with, and the identity of, the Persons or group of Persons making the Parent Superior Proposal (a “Parent Superior Proposal Notice”) (it being understood that the Parent Superior Proposal Notice shall not constitute a Parent Board Recommendation Change for purposes of this Agreement),

(D)                    if requested by the Company, the Parent shall have engaged in good faith negotiations with the Company and its  Representatives during the four (4) Business Day period immediately following delivery of the Parent Superior Proposal Notice (the “Parent Notice Period”) with respect to the Company’s proposed  adjustments to the terms and conditions of this Agreement so that such Parent Acquisition Proposal would cease to constitute a Parent Superior Proposal (it being understood that any material revision or amendment to the terms and conditions of such Parent Superior Proposal (including any revision to the amount, form or mix of consideration) shall be deemed to constitute a new Parent Superior Proposal and shall require a new Parent Superior Proposal Notice, except that the Parent Notice Period with respect to such new Parent Superior Proposal will be two (2) Business Days instead of four (4) Business Days) immediately following delivery of the new Parent Superior Proposal Notice, and

(E)                    following the end of the Parent Notice Period(s) referred to above, the Parent Board determines in good faith after consultation with its financial advisors and legal counsel, and taking into account any modifications to this Agreement proposed by the Company prior to such time, that such Parent Acquisition Proposal continues to constitute a Parent Superior Proposal, and that the failure to take such action would be inconsistent with its fiduciary duties under Applicable Law.

(2)                                 Other than in connection with a Parent Acquisition Proposal that constitutes a Parent Superior Proposal, the Parent Board may effect a Parent Board Recommendation Change in response to a Parent Intervening Event if:

(A) the Parent Board shall have determined in good faith (after consultation with its financial advisors and legal counsel) that the failure to effect a Parent Board Recommendation Change would be inconsistent with its fiduciary duties under Applicable Law,

(B) the Parent has notified the Company in writing at least four (4) Business Days before effecting a Parent Board Recommendation Change that it intends to effect a Parent Board Recommendation Change in response to a Parent Intervening Event, describing in reasonable detail the underlying facts giving rise to, and the reasons for making, such Parent Board Recommendation Change (a “Parent Recommendation Change Notice”) (it being understood that the Parent Recommendation Change Notice shall not constitute a Parent Board Recommendation Change for purposes of this Agreement),

(C) if requested by the Company, the Parent shall have engaged in good faith negotiations with the Company and its Representatives during the four (4) Business Day period immediately following delivery by the Parent to the Company of such Parent Recommendation Change Notice with respect to adjustments to the terms and conditions of this Agreement proposed by the Company to obviate the need for a Parent Board Recommendation Change, and

(D) if the Company shall have delivered to the Parent a written, binding offer to alter the terms or conditions of this Agreement during such four (4) Business Day period, the Parent Board shall have determined in good faith (after consultation with its financial advisors and legal counsel), after considering the modifications to this Agreement proposed by the Company, that the failure to effect a Parent Board Recommendation Change would still be inconsistent with its fiduciary duties under Applicable Law.

(3)                                 Following the date hereof, the Parent shall as promptly as practicable (and in any event within two (2) Business Days) notify the Company in writing (1) of the receipt of any Parent Acquisition Proposal that is received on or after the date hereof, which notice shall include the identity of the Person(s) making, and a summary of the material terms of, such Parent Acquisition Proposal and copies of drafts of proposed agreements, term sheets or letters of intent related thereto provided to the Company or any of its Representatives, and (2) of any material written change to the terms and conditions (including any written change to the amount, form or mix of consideration) of any such Parent Acquisition Proposal described in clause (1) above, including revised copies of drafts of proposed agreements, term sheets or letters of intent related thereto provided to the Company or any of its Representatives.

(4)                                 Notwithstanding anything to the contrary in this Agreement, nothing contained in this Agreement shall prohibit the Parent, any of its Subsidiaries or the Parent Board from making any disclosure to the Parent’s stockholders if, in the good faith judgment of the Parent Board, after consultation with legal counsel, failure to so disclose would be inconsistent with its obligations under Applicable Law provided, that if any such disclosure has the substantive effect of withdrawing or adversely modifying the Parent Board Recommendation, such disclosure shall be deemed to be a Parent Board Recommendation Change for purposes of this Agreement.

6.3                               New York Stock Exchange Listing.  The Company shall use its commercially reasonable efforts to continue the listing of the Company Common Stock on the New York Stock Exchange.

6.4                               Confidentiality; Access to Information.

(a)                       Except as expressly modified herein, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

(b)                       During the Pre-Closing Period, the Company shall (and shall cause each of its Subsidiaries to) afford to the Parent’s Representatives, reasonable access, upon reasonable notice, during normal business hours and in a manner that does not unreasonably disrupt or interfere with business operations, to all of its books, contracts, records and other information as the Parent may reasonably request, and, during such period, the Company shall (and shall cause each of its Subsidiaries to) (i) promptly make available to the Parent and its Representatives (A) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws and (B) all other information concerning its business, properties, assets, liabilities, financial and operating data and other aspects of the Company as the Parent may reasonably request and (ii) use commercially reasonable efforts to keep the Parent reasonably informed of any material plans or developments affecting the business, including with regard to any proposed agreements or commitments or proposed modifications to agreements or commitments that the Company believes in good faith would reasonably be expected to be material to the assets, business, financial condition or results of operations of the Company and its Subsidiaries, and to the extent reasonably possible allow representatives of the Parent an opportunity to share thoughts for the Company’s consideration; provided, however, that the Company shall not be required to permit any inspection or other access, or to disclose any information, (x) except as otherwise provided in this Agreement, in connection with an Acquisition Proposal, Trigger Event, Recommendation Change Notice or Superior Proposal Notice, (y) that would violate any legal requirement or contractual obligation of the Company with respect to confidentiality or privacy, including under any privacy policy (provided, that the Company shall, upon the request of the Parent, use its commercially reasonable efforts to obtain the required consent of any third party to such access or disclosure), or (z) that would result in the loss of attorney-client privilege or the attorney work product doctrine (provided, that the Company shall use its commercially reasonable efforts to allow for such access or disclosure in a manner that does not result in a loss of attorney-client privilege or the attorney work product doctrine).  Any such information shall be subject to the Confidentiality Agreement.  Prior to the Closing, none of the Parent, US Holdco or the Merger Sub shall (and each shall cause its Affiliates and Representatives not to) contact or communicate with any of the employees, customers, licensors, distributors or suppliers of the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement, without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed).  The provisions of clause (ii) of this Section 6.4 are intended to be a good faith obligation of the parties and, as such, any failure to comply shall not be considered in judging satisfaction of the condition to Closing set forth in Section 7.3(b) of this Agreement.

6.5                               Regulatory Matters.

(a)                       Subject to the terms hereof, including Section 6.1, Section 6.5(b), Section 6.5(c) and Section 6.5(d), each party hereto shall each use its reasonable best efforts to:

(i)             take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable;

(ii)          as promptly as practicable, obtain any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained by such party (or any of its Subsidiaries) from any Governmental Entity in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; provided, however, that in no event shall the Company or any of its Subsidiaries be required to pay any monies or agree to any material undertaking in connection with any of the foregoing;

(iii)       as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Exchange Act, the laws, rules and regulations of the UKLA and the London Stock Exchange, and any other applicable federal, state or foreign securities laws, (B) the HSR Act, any other applicable Antitrust Laws and any related governmental request thereunder and (C) any other Applicable Law;

(iv)      contest and resist any action, including any administrative or judicial action, and seek to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (a “Restrictive Order”) which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger or the other transactions contemplated by this Agreement; and

(v)         execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

The parties hereto shall cooperate with each other in connection with the making of all such filings and submissions contemplated by the foregoing clauses (ii) or (iii), including providing copies of all such documents to the non-filing Person and its advisors prior to filing and, if requested, accepting reasonable additions, deletions or changes suggested in connection therewith; provided however, that the parties shall be entitled to redact any information relating to transaction value and similar matters relating to the Transaction.  Each party hereto shall use its reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to any Applicable Law in connection with the transactions contemplated by this Agreement.  For the avoidance of doubt, nothing contained in this Section 6.5(a) shall limit any obligation under any other provision in this Section 6.5. and no party hereto shall be in violation of this Agreement by virtue of providing information that is competitively sensitive to one another on an “outside counsel only” or other basis designed to ensure compliance with Applicable Law (including the HSR Act or any other Antitrust Laws).

(b)                       Without limiting the generality of anything contained in this Section 6.5, each of the Parent and the Company shall (i) as soon as reasonably practicable and in any event within ten (10) Business Days following the date of this Agreement, if required, make an appropriate filing of a Notification and Report Form pursuant to the HSR Act (including seeking early termination of the waiting period under the HSR Act) with respect to the transactions contemplated by this Agreement and (ii) promptly make all filings as may be required under any other applicable Antitrust Laws with respect to the transactions contemplated by this Agreement (to the extent required). None of the Parent, US Holdco, the Merger Sub or the Company shall commit to or agree with any Governmental Entity to stay, toll or extend any applicable waiting period under the HSR Act or other applicable Antitrust Laws or enter into a timing agreement with any Governmental Entity, without the prior written consent of the other parties.

(c)                        Subject to the terms hereof, and without limiting the Parent’s obligations under Section 6.5(d), the parties hereto shall, and shall cause each of their respective Subsidiaries to, cooperate and use their respective reasonable best efforts to obtain any government clearances or approvals required for the Closing under any Antitrust Law, to respond to any government requests for information under any Antitrust Law, to cause any waiting periods under any applicable Antitrust Laws to expire or be terminated, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any Restrictive Order.  The parties hereto shall consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and provide to the other parties in advance, any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Law.  To the extent permitted by law or Governmental Entities reviewing the transactions contemplated by this Agreement, the parties will provide each other the opportunity to participate in meetings and other substantive conversations with any such Governmental Entities.

(d)                       In furtherance of the obligations set forth in this Section 6.5, and notwithstanding any limitations therein or elsewhere in this Agreement, the Parent shall promptly take (and shall cause each of its Affiliates to take) any and all actions necessary or advisable in order to avoid or eliminate each and every impediment to the consummation of the transactions contemplated hereby and obtain all approvals and consents under any Antitrust Laws that may be required by any foreign or U.S. federal, state or local Governmental Entity, in each case with competent jurisdiction, so as to enable the parties to consummate the transactions contemplated by this Agreement as promptly as practicable, including committing to, by consent decree or otherwise, operational restrictions or limitations on, and committing to or effecting, by consent decree, hold separate orders, trust or otherwise, the sale, license, disposition or holding separate of, such assets or businesses of the Parent, US Holdco, the Merger Sub, the Company or any of their respective Affiliates (and the entry into agreements with, and submission to decrees, judgments, injunctions or orders of the relevant Governmental Entity) as may be required to obtain such approvals or consents of such Governmental Entities or to avoid the entry of, or to effect the dissolution of or vacate or lift, any decrees, judgments, injunctions or orders that would otherwise have the effect of preventing or delaying the consummation of the transactions contemplated by this Agreement.  Subject to the Parent’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed, the Company may make, subject to the condition that the transactions contemplated hereby actually occur, any undertakings (including undertakings to accept operational restrictions or limitations or to make sales or other dispositions, provided that such restrictions, limitations, sales or other dispositions are conditioned upon the consummation of the transactions contemplated hereby) as are required to obtain such approvals or consents of such Governmental Entities or to avoid the entry of, or to effect the dissolution of or vacate or lift, any decrees, judgments, injunctions or orders that would otherwise have the effect of preventing or delaying the consummation of the transactions contemplated by this Agreement.  None of the Parent, US Holdco or the Merger Sub, directly or indirectly, through one or more of their respective Affiliates, shall take any action, including acquiring or making any investment in any person or any division or assets thereof, that would reasonably be expected to prevent or delay the satisfaction of any of the conditions contained in Article VII or the consummation of the Merger or the Rights Issue.  Further, and for the avoidance of doubt, the Parent shall take any and all actions necessary in order to ensure that (i) no requirement for any non-action by or consent or approval of any foreign or U.S. federal, state or local Governmental Entity with respect to any Antitrust Laws, (ii) no Restrictive Order with respect to any Antitrust Laws and (iii) no other matter relating to any Antitrust Laws would preclude consummation of the Merger prior to the Outside Date.  The foregoing notwithstanding, the Parent shall not be required to make any material operational changes to address any governmental investigation of the Company or any of its Subsidiaries or any litigation related to any alleged anticompetitive conduct of the Company or any of its Subsidiaries, in each case that is ongoing as of the date of this Agreement.

6.6                               Public Disclosure.  The press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed upon by the Company and the Parent. Except as may be required by law or stock market regulations, and except as provided in Sections 6.1, 6.15 and 6.16, the Parent and the Company shall use their respective commercially reasonable efforts to consult with the other party before issuing any other press release or otherwise making any public statement with respect to the Merger or this Agreement; provided, however, that these restrictions shall not apply to any Company or Parent communications (i) in connection with an Acquisition Proposal, Trigger Event, Recommendation Change Notice or Superior Proposal Notice (except as required under Section 6.1) or (ii) that are consistent in all material respects with previous press releases, public disclosures or public statements made by a party hereto in accordance with this Section 6.6, including investor conference calls, filings with the SEC or UKLA, or Q&As or other publicly disclosed documents.  Nothing in this Section 6.6 shall limit the ability of the Company or the Parent to make any internal announcements to their respective employees that are consistent with the prior public disclosures made in accordance with the terms of this Agreement regarding the transactions contemplated by this Agreement.

6.7                               Director and Officer Indemnification.

(a)                       From and after the Effective Time, each of the Parent and the Surviving Corporation shall, jointly and severally, indemnify, defend and hold harmless each Indemnified Party against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the Indemnified Party is or was an officer, director, manager, employee or agent of the Company or any of its Subsidiaries or, while an officer, director or manager of the Company or any of its Subsidiaries, is or was serving at the request of the Company or one of its Subsidiaries as an officer, director, manager, employee or agent of another Person, in each case in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted by law.  Each Indemnified Party will be entitled to advancement of expenses (including attorneys’ fees) incurred in the defense of any such claim, action, suit, proceeding or investigation from each of the Parent and the Surviving Corporation within ten (10) Business Days of receipt by the Parent or the Surviving Corporation from the Indemnified Party of a request therefor; provided that any Indemnified Party to whom expenses are advanced provides a written undertaking to repay such advances if it is determined by a final determination of a court of competent jurisdiction (which determination is not subject to appeal) that such Indemnified Party is not entitled to indemnification under Applicable Law. The indemnification agreements with the Company’s directors and officers that survive the Merger shall continue in full force and effect in accordance with their terms.

(b)                       From the Effective Time through the six-year anniversary of the date on which the Effective Time occurs, the certificate of incorporation and bylaws of the Surviving Corporation shall contain, and the Parent shall cause the certificate of incorporation and bylaws of the Surviving Corporation to so contain, provisions that are no less favorable with respect to indemnification, advancement of expenses and exculpation of individuals who, at the Effective Time, were current or former directors and officers of the Company and its Subsidiaries than are set forth in the certificate of incorporation and bylaws of the Company as in effect on the date of this Agreement.

(c)                        Subject to the next sentence, the Surviving Corporation shall either (i) maintain, and the Parent shall cause the Surviving Corporation to maintain, at no expense to the beneficiaries, in effect for six (6) years from the Effective Time the Current D&O Insurance with respect to matters existing or occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement), so long as the annual premium therefor would not exceed the Maximum Premium, or (ii) purchase a Reporting Tail Endorsement and maintain such endorsement in full force and effect for its full six (6) year term.  If the Company’s or the Surviving Corporation’s existing insurance expires, is terminated or canceled during such six-year period or exceeds the Maximum Premium, the Surviving Corporation shall obtain, and the Parent shall cause the Surviving Corporation to obtain, as much directors’ and officers’ liability insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium, on terms and conditions no less advantageous to the Indemnified Parties than the Current D&O Insurance.  Notwithstanding anything to the contrary in this Agreement, the Company may, prior to the Effective Time, purchase a Reporting Tail Endorsement, provided that the Company does not pay more than six times the Maximum Premium for such Reporting Tail Endorsement.  If a Reporting Tail Endorsement has been purchased by the Company prior to the Effective Time, the Parent shall use its reasonable best efforts to cause such Reporting Tail Endorsement to be maintained in full force and effect for its full six (6) year term and cause all obligations thereunder to be honored by the Surviving Corporation.

(d)                       In the event the Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Parent or the Surviving Corporation, as the case may be, shall expressly assume and succeed to the obligations set forth in this Section 6.7.

(e)                        If any Indemnified Party makes any claim for indemnification or advancement of expenses under this Section 6.7 that is denied by the Parent and/or the Company or the Surviving Corporation, and a court of competent jurisdiction determines that the Indemnified Party is entitled to such indemnification or advancement of expenses, then the Parent, the Company or the Surviving Corporation shall pay the Indemnified Party’s costs and expenses, including legal fees and expenses, incurred by the Indemnified Party in connection with pursuing his or her claims to the fullest extent permitted by law.

(f)                         The provisions of this Section 6.7 are intended to be in addition to the rights otherwise available to any Indemnified Party by law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

6.8                               Notification of Certain Matters.  Prior to the Effective Time, the Parent shall give prompt notice to the Company, and the Company shall give prompt notice to the Parent (in any case within two (2) Business Days of discovery thereof) of (a) the occurrence, or failure to occur, of any event, development, circumstance or change which occurrence or failure to occur is reasonably expected to cause any representation or warranty of such Person (or, in case of the Parent’s obligation to provide notice, any representation or warranty of US Holdco or the Merger Sub) contained in this Agreement to be untrue or inaccurate (i) in the case of any representation or warranty of the Company, in any manner that would result in the failure of the condition set forth in Section 7.3(a) or (ii) in the case of any representation or warranty of the Parent, US Holdco or the Merger Sub, in any manner that would result in the failure of the condition set forth in Section 7.2(a), (b) any material failure by such Person (or, in case of the Parent’s obligation to provide notice, any material breach by US Holdco or the Merger Sub) to comply with or satisfy any covenant, condition or agreement set forth in this Agreement or (c) any written notice or other written communication from any Governmental Entity alleging that the Merger requires the consent or approval of such Governmental Entity.  The parties hereto agree that the delivery of any notice pursuant to this Section 6.8 shall not, in and of itself, affect or be deemed to modify any representation or warranty in this Agreement or the conditions to the obligations of the parties to consummate the Transactions or the remedies available to the parties hereunder.

6.9                               Employee Benefits Matters.

(a)                       Subject to the foregoing, for a period of one (1) year following the Effective Time, the Parent shall provide, or shall cause the Surviving Corporation to provide, to each Company Employee who is employed immediately prior to the Effective Time and who, upon the Effective Time, becomes an employee of the Parent or remains an employee of the Company or any of its Subsidiaries (each such individual, a “Continuing Employee”) (i) a total compensation package no less favorable in the aggregate than the total compensation package (including base salary, commissions and annual bonus opportunities and value of annual equity awards) provided to such employee immediately before the Effective Time and (ii) other employee benefits that are substantially comparable, in the aggregate, to the other benefits provided to such Continuing Employee immediately before the Effective Time (excluding retiree benefits and defined benefit pension benefits). It is understood that Parent need not provide equity awards provided they are replaced with an equivalent benefit.

(b)                       The Parent shall, or shall cause the Surviving Corporation to, ensure that for purposes of vesting, eligibility to participate and level of benefits (but not for purposes of benefit accruals) under the New Benefit Plans, each Continuing Employee will, subject to Applicable Law and applicable Tax qualification requirements, be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Continuing Employee was entitled, before the Effective Time, to credit for such service under an analogous Company Employee Plan in which such Continuing Employee participated immediately prior to the Effective Time; provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits.  In addition, and without limiting the generality of the foregoing, the Parent shall, or shall cause the Surviving Corporation to, ensure that (i) each Continuing Employee will be immediately eligible to participate, without any waiting time, in any New Health Plan to the extent coverage under such New Health Plan is of the same type as the coverage such Continuing Employee received under an analogous Company Employee Plan immediately before the Effective Time (such analogous Company Employee Plan, “Old Health Plan”), and (ii)(A) for purposes of each New Health Plan  all pre-existing condition exclusions and actively-at-work requirements of such New Health Plan be waived for such Continuing Employee and his or her covered dependents, unless such conditions would not have been waived under the Old Health Plan  and (B)  any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Health Plan ending on the date such employee’s participation in the corresponding New Health Plan begins be taken into account under such New Health Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Health Plan.

(c)                        The Parent shall provide each Continuing Employee who incurs a termination of employment during the one-year period following the Effective Time with severance payments and benefits that are equal to the severance payments and benefits that would have been paid under the Company’s severance practices as in existence on the date of this Agreement and as set forth in the Employee Benefit Plans included on Schedule 3.15(a).

(d)                       Except as provided in Section 10.4 hereof with respect to holders of equity awards regarding the receipt of Merger Consideration hereunder, all provisions contained in this Agreement with respect to employee benefit plans or employee compensation are included for the sole benefit of the respective parties and shall not create any right or remedy (including any third party beneficiary rights) in any other Person, including any Continuing Employee, current or former Company Employee or any participant or beneficiary in any Company Employee Plan.  Nothing in this Agreement shall (i) require the Parent, the Surviving Corporation or any of their Subsidiaries to continue to employ any Continuing Employee following the Effective Time or to provide any right to a particular term or condition of employment, (ii) require the Parent, the Company, or any respective Subsidiary to continue any Company Employee Plan or (iii) be construed to prohibit the Parent, the Surviving Corporation or any of their Subsidiaries from amending or terminating any employee benefit plan in accordance with its terms or to amend or create any employee benefit plan or any similar plan or agreement from the Parent or its Affiliates.

6.10                        State Takeover Laws.  If any “fair price,” “business combination” or “control share acquisition” statute or other similar statute or regulation is or may become applicable to any of the transactions contemplated by this Agreement, the Parent Irrevocable Undertakings or the Company Voting Agreement, the parties hereto and their respective  boards of directors shall (a) grant such approvals and (b) take all such actions as are necessary to eliminate or minimize the effects of any such statute or regulation on such transactions.

6.11                        Rule 16b-3.  Prior to the Effective Time, the Company shall take all such steps as may be required to cause the transactions contemplated by Section 2.3 and any dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company subject to Section 16 of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.12                        Financing.  (a)  The Parent and US Holdco shall take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and obtain the Financing on the terms and subject only to the conditions (including the market flex provisions) set forth in the Financing Documents, including taking all actions necessary to (i) maintain in effect and comply with the Financing Documents, (ii) negotiate and enter into definitive agreements with respect to the Debt Financing on the terms and subject to the conditions (including the market flex provisions) set forth in the Debt Commitment Letters (or on other terms which do not (A) reduce (or could have the effect of reducing) the aggregate amount of any portion of the Financing (including by increasing the amount of fees to be paid or original issue discount other than as effected pursuant to any market flex provisions expressly set forth in the Fee Letter) if such reduction would reduce the aggregate amount of the Financing below the amount needed to fund the Parent Payment Obligations and the US Holdco Payment Obligations on the Closing Date, (B) impose new or additional conditions precedent to the availability of the Financing or otherwise expand, amend or modify any of the conditions precedent to the Financing (or otherwise expand, amend or modify any other provision of the Financing Documents), in a manner that could reasonably be expected to delay or prevent or make less likely to occur the funding of the Financing (or satisfaction of the conditions to the Financing) on the Closing Date or (C) adversely impact the ability of the Parent or US Holdco to enforce its rights against other parties to the Financing Documents or the definitive agreements with respect to the Financing), (iii) satisfy (and cause its Affiliates to satisfy) on a timely basis all conditions applicable to the Parent and its Affiliates in the Financing Documents and the definitive agreements related thereto (or, if necessary or deemed advisable by the Parent, seek the waiver of conditions applicable to the Parent or its applicable Subsidiary contained in such Financing Document or such definitive agreements related thereto), (iv) consummate the Financing at or prior to the time the Closing was required to occur pursuant to Section 1.3, including using reasonable best efforts to cause the lenders, underwriters and the other Persons committing to fund the Financing to fund the Financing, including to cause the underwriters to procure subscribers for, and if such subscribers cannot be procured, subscribe, any ordinary shares in the capital of the Parent not properly subscribed and paid for in the Rights Issue in accordance with the terms of the Underwriting Agreement, (v) conduct the Rights Issue in accordance with the Parent Shareholders Circular (or any amendment or supplement thereto), (vi) enforce its rights under the Financing Documents and the definitive agreements relating to the Financing, including enforcing the Parent’s rights to compel GCH to acquire its full entitlement under the terms of the Rights Issue pursuant to Section 3 of the Parent Irrevocable Undertaking, dated the date hereof, between the Parent and GCH, and (vii) comply with its covenants and other obligations under the Financing Documents and the definitive agreements relating to the Financing. The Parent and US Holdco shall not, and shall not permit any of their Affiliates to, take any action that would constitute a breach of, or would result in the termination of, any of the Financing Documents, in each case, in a manner that could reasonably be expected to delay or prevent or make less likely to occur the funding of the Financing on the Closing Date.  The Parent and US Holdco shall not, without the prior written consent of the Company, agree to or permit any termination of or amendment, supplement or modification to be made to, or grant any waiver of any provision under, the Financing Documents or the definitive agreements relating to the Financing if such termination, amendment, supplement, modification or waiver could (A) reduce (or could have the effect of reducing) the aggregate amount of any portion of the Financing (including by increasing the amount of fees to be paid or original issue discount other than as effected pursuant to any market flex provisions expressly set forth in the Fee Letter) if such reduction would reduce the aggregate amount of the Financing below the amount needed to fund the Parent Payment Obligations and the US Holdco Payment Obligations on the Closing Date, (B) impose new or additional conditions precedent to the availability of the Financing or otherwise expand, amend or modify any of the conditions precedent to the Financing (or otherwise expand, amend or modify any other provision of the Financing Documents), in a manner that could reasonably be expected to delay or prevent or make less likely to occur the funding of the Financing (or satisfaction of the conditions to the Financing) on the Closing Date or (C) adversely impact the ability of the Parent or US Holdco to enforce its rights against other parties to the Financing Documents or the definitive agreements with respect to the Financing; provided, that notwithstanding the foregoing, (x) the Parent and US Holdco shall be permitted to amend the Debt Commitment Letters solely to add lenders, arrangers, book-runners, syndication and documentation agents or similar entities who have not executed the Debt Commitment Letters as of the date of this Agreement, (y) the Parent shall be permitted to enter into the Re-Pricing Memorandum as contemplated by the Underwriting Agreement and (z) the Parent and US Holdco shall be permitted to assign their rights and obligations under the Debt Commitment Letters to certain wholly owned Subsidiaries of the Parent to the extent permitted by the Debt Commitment Letters (provided that any such assignment shall not affect the liabilities or obligations of the Parent, US Holdco or the Merger Sub hereunder and the Parent shall cause any such assignee to perform any such obligations to the extent necessary to preserve the original intent of the parties hereunder). The Parent shall deliver to the Company true and complete copies of any amendment, modification, supplement, consent or waiver to or under any Financing Document or the definitive agreements relating to the Financing as soon as reasonably practicable following the execution thereof.

(b)                       The Parent shall keep the Company informed on a current basis and in reasonable detail, upon reasonable request by the Company, of the status of its efforts to arrange the Financing and provide to the Company drafts (reasonably in advance of execution) and thereafter complete, correct and executed copies of the material definitive documents for the Financing (provided that any draft or complete, correct and executed copies of Fee Letters so provided may be redacted with respect to fee amounts, and “market flex” provisions and other economic terms).  The Parent and US Holdco shall inform the Company as soon as reasonably practicable (i) of any actual breach or default (or any event, development, circumstance or change that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any breach or default), termination, cancellation or repudiation by any party to any of the Financing Documents or definitive documents related to the Financing of which the Parent or US Holdco becomes aware, (ii) of the receipt of any written notice or other written communication from any Financing source with respect to any (A) actual or alleged breach or default, termination, cancellation or repudiation by any party to any of the Financing Documents or any definitive document related to the Financing of any provisions of the Financing Documents or any definitive document related to the Financing or (B) material dispute or disagreement between or among any parties to any of the Financing Documents or any definitive document related to the Financing with respect to the conditionality or amount of the Financing or the obligation to fund the Financing or the amount of the Financing to be funded at the Closing (but, in each case, excluding ordinary course negotiations), and (iii) of the occurrence of an event, development, circumstance or change that could reasonably be expected to adversely impact the ability of the Parent or its Subsidiaries to obtain all or any portion of the Financing contemplated by the Financing Documents on the terms and conditions, in the manner and from the Financing Sources contemplated by any of the Financing Documents or the definitive documents related to the Financing (or if at any time for any other reason the Parent or US Holdco believes that it will not be able to obtain all or any portion of the Financing contemplated by the Financing Documents on the terms and conditions, in the manner and from the Financing Sources contemplated by any of the Financing Documents or the definitive documents related to the Financing) necessary for the payment of the US Holdco Payment Obligations and the Parent Payment Obligations on the Closing Date.  As soon as reasonably practicable, the Parent and US Holdco shall provide any additional information reasonably requested by the Company relating to any circumstance referred to in the immediately preceding sentence; provided that the Parent shall not be required to provide any such additional information to the extent disclosure would be prohibited under Applicable Law or such disclosure could reasonably be expected to result in a waiver of attorney-client privilege (it being understood that this proviso does not limit Parent’s and US Holdco’s obligations under immediately preceding sentence), provided that the Parent and US Holdco shall use their commercially reasonable efforts to provide such information in a manner that does not result in a loss of attorney-client privilege.  If any portion of the Financing becomes unavailable on the terms and conditions (including any applicable market flex provisions) contemplated by the Financing Documents, and such portion is required to fund the Parent Payment Obligations or the US Holdco Payment Obligations, the Parent shall promptly notify the Company in writing and the Parent and US Holdco shall use their reasonable best efforts to arrange and obtain in replacement thereof, and negotiate and enter into definitive agreements with respect to, alternative financing from the same or alternative Financing sources in an amount sufficient to fund the Parent Payment Obligations and the US Holdco Payment Obligations on the Closing Date with terms and conditions (including market flex provisions) not materially less favorable, taken as a whole, to the Parent and US Holdco (or its Affiliates) than the terms and conditions set forth in the Financing Documents, as promptly as practicable following the occurrence of such event, development, circumstance or change. The Parent shall deliver to the Company true and complete copies of all contracts, agreements or other arrangements (including Fee Letters (which may be redacted solely with respect to fee amounts, original issue discount, “market flex” provisions and other economic terms; provided, that such redactions do not relate to any terms that could adversely affect the conditionality, enforceability, availability, termination or aggregate principal amount (other than with respect to original issue discount) of the Debt Financing or other funding being made available by such Debt Financing

Source) pursuant to which any such alternative Financing source shall have committed to provide any portion of the Financing.  For purposes of this Section 6.12, (x) references to the “Financing” shall include the financing contemplated by the Financing Documents as permitted to be amended, modified, supplemented or replaced in accordance with this Section 6.12, (y) references to the “Financing Documents,” the “Underwriting Agreement,” and the “Debt Commitment Letter” shall include such documents as permitted to be amended, modified, supplemented or replaced by this Section 6.12 and (z) references to “Debt Financing” shall include the debt financing contemplated by the Debt Commitment Letters as permitted to be amended, modified, supplemented or replaced in accordance with this Section 6.12.

(c)                        Prior to the Closing Date, the Company shall use its reasonable best efforts to provide, and to cause its Subsidiaries (and to use commercially reasonable efforts to cause its Representatives) to provide, to the Parent and US Holdco, in each case at the Parent’s or US Holdco’s sole cost and expense, such reasonable cooperation as is customary and reasonably requested by the Parent or US Holdco in connection with the arrangement of the Financing, including (i) upon reasonable request, the participation of senior officers in a reasonable number of meetings, presentations, conference calls, drafting sessions, due diligence sessions and sessions with rating agencies in connection with the Financing (in each case, at reasonably convenient times and locations), (ii) using its reasonable best efforts to make available to the Parent, its Subsidiaries, their advisors and their Debt Financing Sources, such historical financial information and other information as the Parent or US Holdco shall reasonably request of a type and form customarily included or required in connection with (x) marketing materials for a senior secured bank financing or (y) either a financing comparable to the Rights Issue conducted in accordance with Applicable Law, including Section 4(a)(2), or a prospectus or circular comparable to the Parent Shareholders Circular (or any amendment or supplement thereto), including:

(i)             any financial information and data derived from the historical books and records of the Company and its Subsidiaries that is required to permit the Parent, its Subsidiaries and their advisors to prepare the pro forma financial statements required for the Parent Shareholders Circular (or any amendment or supplement thereto) (provided that the Parent shall be responsible for the preparation of any pro forma financial statements and pro forma adjustments giving effect to the Merger and the Rights Issue for use in connection with the offering of the Financing; provided, further, that in no event shall the Company be required to provide (A) any information regarding any post-Closing financial statements, or pro forma financial statements including post-Closing  financial statements or adjustments, or any post-Closing pro forma adjustments desired to be incorporated into any information used in connection with the Financing, including any synergies or cost savings, projections, ownership or an as-adjusted capitalization table or any financial statements or information not available to the Company or not prepared in the ordinary course of its financial reporting practice or (B) any description of all or any component of the Financing, including any such description to be included in liquidity and capital resources disclosure, or other information customarily provided by the Financing Sources or their counsel;

(ii)          promptly correcting any information provided by or on behalf of it, or which relates to the Company and the text of the disclosure thereof is specifically approved in writing by the Company (including via email), expressly for use in the Parent Shareholders Circular (or any amendment or supplement thereto) if and to the extent that, to the Company’s Knowledge, such information shall have become false or misleading in any material respect (or includes an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading) or as otherwise required by Applicable Law, and the Parent and US Holdco agree to cause a supplemental prospectus or supplemental circular to the Parent Shareholders Circular to be published or posted (as applicable) to correct such false or misleading statement (or such untrue statement or omission), in each case solely as and to the extent required by all Applicable Laws;

(iii)       assist with the preparation of materials for rating agency presentations, bank information memoranda and similar marketing documents for a syndicated bank financing; provided, however, that no bank information memoranda or other marketing materials, private placement memoranda or prospectuses in relation to debt or equity securities (including the Parent Shareholders Circular) shall in any event be issued by the Company or any of its Subsidiaries and all such materials prepared by or on behalf of or utilized by the Parent or US Holdco, or any of their Financing Sources, in connection with the Financing shall include a conspicuous disclaimer to the effect that none of the Company, its Subsidiaries or their respective Representatives have any liability for the use or misuse of the contents of such materials by the recipients thereof;

(iv)      furnish the Parent and its Debt Financing Sources the information specified in Sections 4(a)(ii) and 4(b)(ii) (with respect to the Company and its Subsidiaries) of Exhibit C of the Debt Commitment Letter;

(v)         cooperate in any process required for due diligence and verification in compliance with applicable requirements or customary practice;

(vi)      using commercially reasonable efforts to obtain its accountants’ participation in the due diligence process, customary accountants’ comfort letters reasonably requested by the Parent and to cause the Company’s accountants to consent to the use of their reports  (and provide customary representation letters and cooperation to such accountants in connection with such comfort letters and auditor consents) in the Rights Issue under Section 4(a)(2) of the 1933 Act and the related Parent Shareholders Circular (or any amendment or supplement thereto);

(vii)   assist in the negotiation (including providing any information customarily provided in connection with the preparation) of definitive financing documentation and schedules and exhibits thereto relating to the Financing and the Rights Issue;

(viii)  facilitate the entrance into definitive documents and instruments relating to guarantees, the pledge of collateral and other matters ancillary to the Financing and the Rights Issue and the Parent Shareholders Circular, including any offering of the Parent shares in the Rights Issue under Section 4(a)(2) of the 1933 Act; provided, that any obligations of the Company or any of its Subsidiaries contained in all such agreements and documents shall be subject to the occurrence of the Closing and effective no earlier than the Closing;

(ix)      assist in obtaining a customary debt pay-off letter (if any) with respect to the Regal Credit Facility (and delivering to the Parent a draft of such pay-off letter in advance of the Closing Date);

(x)         furnish the Parent and its Debt Financing Sources as promptly as practicable, and in any event no later than three (3) Business Days prior to the Closing, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act, to the extent requested in writing by the Parent at least ten (10) Business Days prior to the Closing;

(xi)      assist US Holdco with the preparation of the notices of redemption and discharge (and coordinating with the trustee on such matters) under the Company’s indentures governing its existing senior notes for each series of such senior notes, and assist US Holdco with the preparation of any officer’s certificates and legal opinions from counsel to US Holdco (which shall not be the responsibility of Company counsel) required to be delivered in connection therewith, each of which shall be delivered immediately following the Closing (it being understood and agreed that the redemptions and/or discharge shall be paid for by US Holdco and the Company shall not be responsible for the delivery of the aforementioned documents prior to or at Closing, provided that the Company shall procure delivery of officer’s certificates required to be delivered by officers of the Company in connection with the redemption and discharge).

(d)                       Such requested cooperation shall not, in the Company’s reasonable judgment, unreasonably interfere with the ongoing business or operations of the Company and any of its Subsidiaries.  In no event shall the Company or any of its Subsidiaries be required to bear any cost or expense, pay any commitment, underwriting or other fee, enter into any definitive agreement, incur any other liability or obligation, make any other payment or agree to provide any indemnity in connection with the Financing or any of the foregoing prior to the Effective Time.  In addition, nothing in this Section 6.12 shall require any action that would conflict with or violate the Company’s or any Subsidiary’s organization documents in effect as of the date of this Agreement or any Applicable Laws or result in, prior to the Effective Time, the contravention of, or that would reasonably be expected to result in, prior to the Effective Time, a violation or breach of, or default under, any material contract to which the Company or any of its Subsidiaries is a party.  For the avoidance of doubt, none of the Company or its Subsidiaries or their respective officers, directors (with respect to any Subsidiary of the Company) or employees shall be required to execute or enter into or perform any agreement with respect to the Financing contemplated by the Financing Documents that is not contingent upon the Closing or that would be effective prior to the Closing and no directors of the Company or any Subsidiary that will not be continuing directors, acting in such capacity, shall be required to execute or enter into or perform any agreement, or to pass any resolutions or consents, with respect to the Financing. The Company hereby consents to the use of all logos of the Company and its Subsidiaries in connection with the Financing so long as such logos (i)(a) are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries and (b) are used solely in connection with a description of the Company, its business and products or the transactions contemplated hereby or (ii) are used in any other manner as approved by the Company. The Parent shall, upon request by the Company from time to time prior to the Closing Date, promptly reimburse the Company for all reasonable out-of-pocket costs and expenses (including (A) reasonable attorneys’ fees and (B) fees and expenses of the Company’s accounting firms engaged to assist in connection with the Financing; provided, that any Parent Termination Fee that may be payable pursuant to the terms of this Agreement shall be reduced by the amount of such payment to the extent, but only to the extent, required by the Listing Rules) incurred by the Company or any of its Subsidiaries or any of their respective Representatives in connection with the Financing, including the cooperation of the Company or any of its Subsidiaries or any of their respective Representatives prior to the date of this Agreement and such cooperation contemplated by this Section 6.12 and the compliance by the Company or any of its Subsidiaries or any of their respective Representatives with its obligations under this Section 6.12, and shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the Financing and any information used in connection therewith (other than information supplied by or on behalf of the Company, or which relates to the Company and the text of the disclosure thereof is specifically approved in writing by the Company (including via email), expressly for use in connection with the Financing), including compliance by the Company or any of its Subsidiaries or any of their respective Representatives with its obligations under this Section 6.12; provided, however that the reimbursement and indemnification obligations of the Parent shall not apply to the extent that the relevant amounts result from the Company’s or any of its Subsidiaries’ fraud or willful misconduct, in each case, as determined by a final and non-appealable judgment of a court of competent jurisdiction.  Nothing contained in this Section 6.12 or otherwise shall require the Company or any of its Subsidiaries to be a borrower or obligor with respect to the Financing prior to the Effective Time.

(e)                        In no event shall the Parent or any of its Affiliates (which for purposes of this Section 6.12(e) shall be deemed to include each direct or indirect investor or potential investor in the Parent, GCH or any of the Parent’s, GCH’s or any such investor’s financing sources or potential financing sources or other Representatives), without the prior written consent of the Company, (i) award any agent, broker, investment banker, financial advisor or other firm or person except HSBC Bank plc, Barclays Bank PLC, Investec Bank plc or N.M. Rothschild & Sons Limited any financial advisory role on an exclusive basis in connection with the Transactions or (ii) prohibit or seek to prohibit any bank or investment bank or other potential provider of debt or equity financing from providing or seeking to provide financing or financial advisory services to any Person in connection with a transaction relating to the Company or its Subsidiaries or in connection with the Transactions.

(f)                         The Parent, US Holdco and the Merger Sub acknowledge and agree that, notwithstanding the Company’s obligations under Section 6.12(c), none of the obtaining of the Financing or any permitted alternative financing, or the completion of any issuance of securities contemplated by the Financing, is a condition to the Closing, and reaffirm their obligation to consummate the transactions contemplated by this Agreement irrespective and independently of the availability of the Financing or any permitted alternative financing or the completion of any such issuance, subject to the applicable conditions set forth in Section 7.1 and Section 7.3.

(g)                        All non-public or otherwise confidential information regarding the Company obtained by the Parent, US Holdco or any of their Representatives pursuant to Section 6.12(c) above shall be kept confidential in accordance with the Confidentiality Agreement; provided that, upon notice to the Company, the Parent may provide such information to potential sources of capital and to rating agencies and prospective lenders and investors during syndication of the Financing (including any permitted alternative financing) subject to customary confidentiality arrangements with such Persons regarding such information.

6.13                        Control of Operations.  Without in any way limiting any party’s rights or obligations under this Agreement, (a) nothing contained in this Agreement is intended to give the Parent, US Holdco or the Merger Sub, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time and (b) prior to the Effective Time, the Company shall exercise, subject to the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ operations.

6.14                        Security Holder Litigation.  Notwithstanding anything to the contrary herein, the Company shall have the right to control the defense and settlement of any litigation related to this Agreement, the Merger or the other transactions contemplated by this Agreement brought by any stockholder of the Company or any holder of the Company’s other securities against the Company and/or its directors or officers, provided that the Company shall (a) keep the Parent reasonably informed with respect to the status of such litigation, (b) give the Parent the opportunity to participate, at the Parent’s expense, in the defense or settlement of any such litigation, (c) give due consideration to the Parent’s advice with respect to such litigation, and (d) not compromise, settle, come to an arrangement regarding or agree to compromise, settle or come to an arrangement regarding any litigation arising or resulting from the transactions contemplated by this Agreement, or consent to the same without the prior written consent of the Parent (not to be unreasonably withheld, conditioned or delayed); provided, however, that the Parent’s consent shall not be required if the settlement involves (i) solely the payment of an aggregate amount not to exceed $500,000 (net of insurance and including any attorneys’ fees in connection with such settlement) and supplemental disclosure (provided that the Parent shall be given reasonable opportunity to review and comment on any supplemental disclosure and the Company shall consider in good faith any reasonable changes thereto proposed by Parent), (ii) no admission of wrongdoing or liability, (iii) no injunctive or similar relief, and (iv) the withdrawal or dismissal of all claims and actions then pending relating to this Agreement, the Merger or the other transactions contemplated hereby.  For the avoidance of doubt, following the Effective Time the defense of any such litigation brought by stockholders of the Company against the directors of the Company shall be controlled by such directors.

6.15                        Company Stockholder Consent; Preparation of Proxy Statement and Information Statement; Company Stockholders Meeting.

(a)                       As promptly as reasonably practicable after the date of this Agreement, but in no event later than December 22, 2017 (subject to the Parent’s reasonable cooperation), the Company shall prepare (with the Parent’s reasonable cooperation) and file with the SEC the Information Statement. If the Written Consent is not delivered to the Parent by the Company in accordance with Section 6.15(b), then as promptly as reasonably practicable thereafter the Company shall (i) prepare (with the Parent’s reasonable cooperation) and file with the SEC a proxy statement (as amended or supplemented from time to time, the “Proxy Statement”) to be sent to the stockholders of the Company relating to a special meeting of the Company’s stockholders (the “Company Stockholders Meeting”) to be held only if the Written Consent is not delivered, to consider, among other matters, the adoption of this Agreement, and (ii) set a record date for determining the stockholders entitled to notice of and to vote at the Company Stockholders Meeting and commence a broker search pursuant to Section 14a-13 of the Exchange Act in connection therewith.  The Company shall use its reasonable best efforts to have the Information Statement and, if applicable, the Proxy Statement, cleared by the SEC as promptly as practicable after each such filing (including by responding to comments of the SEC on a timely and expeditious basis).  Each of the Parent and the Company shall furnish all information as may be reasonably requested by the other in connection with any such action and the preparation, filing and distribution of the Information Statement or the Proxy Statement, as applicable.  The Company will advise the Parent promptly after it receives any oral or written request by the SEC for amendment of the Information Statement or the Proxy Statement, as applicable, or comments thereon and responses thereto or requests by the SEC for additional information, and will promptly provide the Parent with copies of any written communication from the SEC or any state securities commission and a reasonable opportunity to participate in the responses thereto.  Following the Information Statement or Proxy Statement, as applicable, having been cleared by the SEC (or after ten (10) calendar days have passed since the filing of the preliminary Information Statement or Proxy Statement, as applicable, with the SEC without notice from the SEC of its intent to review the Information Statement or the Proxy Statement), the Company shall cause the Information Statement promptly following the Written Consent being signed and delivered, or, in the case of the Proxy Statement, promptly following the calling of the Company Stockholders Meeting, as applicable, to be mailed to its stockholders and to be filed as required. If, at any time prior to the date that is twenty (20) calendar days after the Information Statement is first mailed to the Company’s stockholders (or, in the case of the Proxy Statement,  prior to the date of the Company Stockholders Meeting), any information relating to the Company or the Parent, or any of their respective Affiliates, officers or directors, should be discovered by the Company or the Parent that is required to be set forth in an amendment or supplement to the Information Statement or Proxy Statement, as applicable, so that the Information Statement or Proxy Statement, as applicable, shall not contain (in the case of the Information Statement, at any time prior to the date that is twenty (20) calendar days after the Information Statement is first mailed; or, in the case of the Proxy Statement, before the stockholders of the Company have voted) any untrue statement of a material fact or omit to state any material fact required to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall promptly be filed with the SEC and, to the extent required under Applicable Law, disseminated to stockholders of the Company; provided that the delivery of such notice and the filing of any such amendment or supplement shall not affect or be deemed to modify any representation or warranty made by any party hereunder or otherwise affect the remedies available hereunder to any party.   Notwithstanding the foregoing, prior to filing or mailing the Information Statement or the Proxy Statement, as applicable, (or any amendment or supplement thereto, as applicable) or responding to any comments of the SEC with respect thereto, the Company (A) shall provide the Parent a reasonable opportunity to review and comment on such document or response and (B) shall give due consideration to the Parent’s comments reasonably proposed by the Parent.

(b)                                 Immediately prior to the Parent Stockholders Meeting, the Company shall take all actions necessary to deliver to the Parent the Written Consent duly executed by the Principal Stockholder and certified as true and complete by an executive officer of the Company, which by its terms shall be effective immediately following and conditional upon the receipt of the Parent Stockholder Approval and satisfaction of the other conditions set forth in the Company Voting Agreement; provided, however, that in no event shall the Company be required to deliver the Written Consent prior to February 1, 2018.

(c)                                  In the event that the Written Consent is not delivered in accordance with Section 6.15(b), (i) unless the Company Board has made a Company Board Recommendation Change, the Company, through the Company Board, (A) shall recommend to its stockholders that they adopt this Agreement and (B) shall include such recommendation in the Proxy Statement, (ii) the Company shall duly take all lawful action pursuant its certificate of incorporation, bylaws, the rules of the New York Stock Exchange and the DGCL to call, give notice of, convene and hold the Company Stockholders Meeting as promptly as practicable following the date of the Parent Stockholders Meeting, for the purpose of obtaining the Company Stockholder Approval and, if applicable, the advisory vote required by Rule 14a-21(c) under the Exchange Act in connection therewith, (iii) subject to any Company Board Recommendation Change that the Company Board is permitted to make, the Company shall take all lawful action to solicit the adoption of this Agreement by the Company’s stockholders; provided, however, that the Company Board shall be permitted to adjourn, delay or postpone the Company Stockholders Meeting in accordance with Applicable Law (but not beyond the Outside Date) (A) if the Company Board has determined in good faith after consultation with legal counsel that the failure to so adjourn, delay or postpone the Company Stockholders Meeting would be inconsistent with its fiduciary duties under Applicable Law or (B) to the extent necessary to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Company Board has determined in good faith after consultation with legal counsel is  required under Applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the Company Stockholders Meeting.

6.16                        Parent Stockholders Meeting; Parent Recommendation.

(a)                                 The Parent undertakes and agrees with the Company to prepare the Parent Shareholders Circular and to use all reasonable best efforts to have the Parent Shareholders Circular approved by the UKLA as soon as practicable after the date hereof.  As soon as practicable, but in no event later than two (2) Business Days after UKLA approval, the Parent shall post the Parent Shareholders Circular to its shareholders, convening the Parent Stockholders Meeting to be held as promptly as set forth below, subject to Applicable Law and the rules and regulations of the UKLA and seeking the Parent Stockholder Approval. The Parent Shareholders Circular shall include all resolutions necessary and advisable to approve the Merger and the implementation of the Rights Issue and shall include the unanimous recommendation of the Parent Board to approve such resolutions (the “Parent Recommendation”), and the Parent shall use all reasonable best efforts to obtain the Parent Stockholder Approval from its shareholders. The Parent shall cause the Parent Stockholders Meeting to be held as promptly as practicable, but not earlier than February 1, 2018, and shall use its reasonable best efforts to cause the Parent Stockholders Meeting to be held no later than February 9, 2018; provided, however, that the Parent Stockholder Meeting date may be extended, if and to the extent, the Parent reasonably believes in good faith, based on the advice of outside legal counsel and after consultation with the Company, that it is required to supplement the Parent Shareholders Circular and provide additional time for shareholders of the Parent to consider the information in the supplement, provided that the duration of any such extension shall be the minimum number of Business Days which the Parent Board reasonably believes in good faith, based on advice of outside legal counsel, is required by Applicable Law to enable the Parent to prepare and circulate the supplementary prospectus or circular and for the shareholders of the Parent to consider such supplementary prospectus or circular.  If, at any time prior to the Readmission, any information relating to the Company, the Parent, US Holdco, the Merger Sub or any of their respective Affiliates, directors or officers should be discovered by the Company, the Parent, US Holdco or the Merger Sub, which should be set forth in an amendment or supplement to the Parent Shareholders Circular so that the Parent Shareholders Circular shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties, and an appropriate amendment or supplement describing such information shall, to the extent required by Applicable Law, be submitted to the UKLA for its approval and following such approval be disseminated to the shareholders of the Parent; provided, however, that prior to such submission and dissemination, the Parent shall provide copies of such amendment or supplement to the Company not less than five (5) Business Days (or such shorter period of time as is reasonably necessary in light of the circumstances) in advance of any such submission or dissemination and shall provide the Company an opportunity to review and comment on such amendment or supplement to the full extent practicable and shall include in such amendment or supplement all comments reasonably proposed by the Company and reasonably acceptable to the Parent.

(b)                                 The Company and its counsel shall be given a reasonable opportunity to review and comment upon the Parent Shareholders Circular and any amendment or supplement thereto before such document is published. In addition, the Parent, US Holdco and the Merger Sub shall provide the Company and its counsel with copies of any written comments, and shall inform them of any oral comments, the Parent, US Holdco or the Merger Sub or their counsel may receive from time to time from the UKLA or their staff with respect to the Parent

Shareholders Circular (or any amendment or supplement thereto) promptly after receipt of such comments, and any written or oral responses thereto. The Company and its counsel shall be given a reasonable opportunity to review and comment upon any such written responses and the Parent, US Holdco or the Merger Sub shall give due consideration to any additions, deletions or changes reasonably suggested thereto by the Company and its counsel. In the event that the Parent, US Holdco or the Merger Sub receives any comments from the UKLA or their staff with respect to the Parent Shareholders Circular (or any amendment or supplement thereto), the Parent, US Holdco, the Merger Sub and the Company and their respective counsels shall each use all reasonable efforts to respond promptly to such comments and to use all reasonable efforts to take such other actions as may be reasonably necessary to resolve the issues raised therein.

(c)                                  The Parent shall notify the Company: (i) on a daily basis of any proxies appointed in respect of the Parent Stockholders Meeting (or any adjournment thereof), (ii) promptly of the result of the vote on the resolutions proposed at the Parent Stockholders Meeting (or adjournment thereof), (iii) promptly in the event of any adjournment of any such meeting and (iv) promptly of any decision to reconvene an adjourned meeting or any decision or requirement to convene another general meeting in connection with the Merger or the implementation of the Rights Issue.

(d)                                 The Parent undertakes and agrees with the Company: (i) not to adjourn the Parent Stockholders Meeting except (A) with the consent of the Company; or (B) to the extent required by Applicable Law or as contemplated by Section 6.16(a); and (ii) in the event of an adjournment of the Parent Stockholders Meeting (other than where such adjournment relates to a Parent Board Recommendation Change), to reconvene the Parent Stockholders Meeting as soon as practicable.

6.17                        Rights Admission(a).  The Parent shall use its reasonable best efforts to ensure that the Rights Admission occurs as soon as reasonably practicable after the date on which the Parent Stockholder Approval is obtained, including using its reasonable best efforts to cause the Rights Admission to occur no later than the second (2nd) Business Day following such date.

ARTICLE VII

CONDITIONS TO MERGER

7.1                               Conditions to Each Party’s Obligation To Effect the Merger.  The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following conditions (provided that no party may invoke the failure or nonsatisfaction of either such condition if the failure of such party (or any Affiliate of such party) to fulfill any obligation under this Agreement has been a principal cause of or resulted in the failure or nonsatisfaction of such condition):

(a)                                 the Company Stockholder Approval shall have been obtained;

(b)                                 the Parent Stockholder Approval shall have been obtained;

(c)                                  the waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or early termination thereof shall have been granted; and

(d)                                 no Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

7.2                               Conditions to the Obligations of the Company.  The obligation of the Company to effect the Merger is also subject to the satisfaction, or waiver by the Company, on or prior to the Closing Date of the following conditions:

(a)                                 the representations and warranties of the Parent, US Holdco and the Merger Sub contained in this Agreement that (i) are not made as of a specific date shall be true and correct as of the Closing Date, as though made on and as of the Closing Date, and (ii) are made as of a specific date shall be true and correct as of such date, in each case in (i) and (ii), except where the failure of such representations or warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth in such representations and warranties) has not had and would not reasonably be expected  to have, individually or in the aggregate, a Parent Material Adverse Effect;

(b)                                 each of the Parent, US Holdco and the Merger Sub shall have performed in all material respects its covenants and obligations required to be performed by it under this Agreement on or prior to the Closing Date; and

(c)                                  the Company shall have received a certificate, dated as of the Closing Date, signed by an executive officer of the Parent certifying as to the matters set forth in Section 7.2(a) and Section 7.2(b).

7.3                               Conditions to the Obligations of the Parent, US Holdco and the Merger Sub.  The obligation of the Parent, US Holdco and the Merger Sub to effect the Merger is also subject to the satisfaction, or waiver by the Parent (on behalf of the Parent, US Holdco and the Merger Sub), on or prior to the Closing Date of the following conditions:

(a)                                 (i) the representations and warranties of the Company contained in the first sentence of Section 3.7 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date; (ii) the representations and warranties of the Company contained in Section 3.2 (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth in such representations and warranties) shall be true and correct as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (other than any such representation or warranty that is made as of a specific date, which need only be true and correct in all material respects as of such date), except for inaccuracies that are immaterial; (iii) the representations and warranties of the Company contained in the first sentence of Section 3.1, Section 3.4(a) and Section 3.21 (without giving effect to any limitation as to “materiality” or

“Company Material Adverse Effect” set forth in such representations and warranties) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date; and (iv) all other representations and warranties of the Company contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (other than any such representation or warranty that is made as of a specific date, which need only be true and correct as of such date), except where the failure of such representations or warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth in such representations and warranties) has not had, and would  not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(b)                                 the Company shall have performed in all material respects its covenants and obligations required to be performed by it under this Agreement on or prior to the Closing Date;

(c)                                  the Parent shall have received a certificate, dated as of the Closing Date, signed by an executive officer of the Company certifying as to the matters set forth in Section 7.3(a) and Section 7.3(b);

(d)                                 no effect, development, circumstance or change shall have occurred, individually or in the aggregate, that had, or would reasonably be expected to have, a Company Material Adverse Effect; and

(e)                                  the Rights Admission shall have occurred.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1                               Termination.  This Agreement may be terminated and the Merger may be abandoned, whether before or after the Company Stockholder Approval, the Parent Stockholder Approval, or the approval of the adoption of this Agreement by the sole stockholder of the Merger Sub (with respect to Sections 8.1(b) through 8.1(m), by written notice by the terminating party to the other party):

(a)                                 by mutual written consent of the Parent and the Company at any time prior to the Effective Time;

(b)                                 by either the Parent or the Company at any time prior to the Effective Time and after the Outside Date if the Effective Time shall not have occurred on or before the Outside Date; provided that the right to terminate this Agreement pursuant to this Section 8.1(b) shall (i) not be available to any party hereto if the failure of such party (or any Affiliate of such party) to fulfill any obligation under this Agreement has been a principal cause of or resulted in the failure of the Effective Time to occur on or before the Outside Date; (ii) not be available to the Parent during any extension of the Closing Date to supplement the Parent Shareholders Circular pursuant to Section 1.3 or during the pendency of a Proceeding seeking specific performance pursuant to Section 10.10(b); and (iii) be subject to the proviso set forth in Section 8.1(m);

(c)                                  by either the Parent or the Company at any time prior to the Effective Time if a Governmental Entity of competent jurisdiction shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger; provided, however, that a party hereto shall not be permitted to terminate this Agreement pursuant to this Section 8.1(c) if the failure of such party (or any Affiliate of such party) to fulfill any obligation under this Agreement has been a principal cause of or resulted in the issuance of any such order, decree, ruling or the taking of such other action;

(d)                                 (i) by the Parent if the Principal Stockholder shall not have delivered the Written Consent in accordance with the terms of this Agreement and the Company Voting Agreement and (ii) by the Parent or the Company if the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote on the adoption of this Agreement was taken;

(e)                                  by the Parent or the Company if the Parent Stockholder Approval shall not have been obtained at the Parent Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote on the approval of the Merger and of the resolutions required to implement the Rights Issue was taken;

(f)                                   by the Parent, prior to the Effective Time, if: (i) the Company Board shall have effected a Company Board Recommendation Change or, in the event a Proxy Statement is filed, shall have failed to recommend the adoption of this Agreement by the Company’s stockholders in the Proxy Statement; (ii) the Company Board shall have approved, adopted, endorsed or recommended or publicly proposed to adopt, approve, endorse or recommend to the stockholders of the Company an Acquisition Proposal; or (iii) a tender offer or exchange offer for outstanding shares of Company Common Stock shall have been commenced (other than by the Parent or an Affiliate of the Parent) and the Company Board shall have recommended that the stockholders of the Company tender their shares in such tender or exchange offer or, within 10 Business Days after the commencement of such tender or exchange offer, the Company Board shall have failed to recommend against acceptance of such offer (each of clauses (i) through (iii), a “Trigger Event”);

(g)                                  by the Company if: (i) the Parent Board shall have effected a Parent Board Recommendation Change; or (ii) a tender offer or exchange offer for outstanding shares of Parent common stock shall have been commenced and the Parent Board shall have recommended that the stockholders of the Parent tender their shares in such tender or exchange offer or, within 10 Business Days after the commencement of such tender or exchange offer, the Parent Board shall have failed to recommend against acceptance of such offer;

(h)                                 by the Company at any time prior to receipt of the Company Stockholder Approval, in the event that: (i) the Company shall have received a Superior Proposal; (ii) the Company shall have complied with its obligations under Section 6.1(d); and

(iii) substantially concurrently with the termination of this Agreement, the Company pays the Parent the Base Company Termination Fee and, if applicable, the Additional Company Termination Fee contemplated by Section 8.3(b)(ii) or Section 8.3(c)(ii), as applicable, and enters into the definitive agreement to consummate the transaction contemplated by such Superior Proposal;

(i)                                     by the Parent, prior to the Effective Time, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 7.3(a) or Section 7.3(b) not to be satisfied, and (ii) shall not have been cured within twenty (20) Business Days following receipt by the Company of written notice of such breach or failure to perform from the Parent; provided that none of the Parent, US Holdco or the Merger Sub is then in material breach of any representation, warranty or covenant under this Agreement;

(j)                                    by the Company, prior to the Effective Time, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Parent, US Holdco or the Merger Sub set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 7.2(a) or Section 7.2(b) not to be satisfied, and (ii) shall not have been cured within twenty (20) Business Days following receipt by the Parent of written notice of such breach or failure to perform from the Company; provided that the Company is not then in material breach of any representation, warranty or covenant under this Agreement;

(k)                                 by the Company (i) if the Rights Admission has not occurred by the third (3rd) Business Day following the date on which the Parent Stockholder Approval is obtained; (ii) if the completion of the Rights Issue has not occurred on or before March 31, 2018 or (iii) if the Debt Commitment Letters are not in full force and effect as of March 31, 2018 and the Parent and US Holdco have not arranged replacement financing in accordance with Section 6.12(b);

(l)                                     by the Company if the Underwriting Agreement is terminated or if any underwriter to the Rights Issue invokes a failure of any condition to the underwriting of the Rights Issue under the Underwriting Agreement; or

(m)                             by the Company if (i)  the conditions set forth in Sections 7.1 and 7.3 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing) have been satisfied at the time the Closing was required to occur pursuant to Section 1.3, (ii) the Company has confirmed by notice to the Parent that all conditions set forth in Section 7.2 have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing) or that it is willing to waive any unsatisfied conditions in Section 7.2 and (iii) the Merger shall not have been consummated within three (3) Business Days after the delivery of such notice; provided, that notwithstanding anything in Section 8.1(b) to the contrary, no party shall be permitted to terminate this Agreement pursuant to Section 8.1(b) during such three (3) Business Day period following delivery of the notice referred to in clause (ii) above.

8.2                               Effect of Termination.  In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of the Parent, the Company, US Holdco, the Merger Sub or their respective Representatives, stockholders or Affiliates; provided that, subject to Section 8.3(d), (a) any such termination shall not relieve any party hereto from liability for any Willful Breach and (b) the provisions of Section 6.4(a) (Confidentiality), this Section 8.2 (Effect of Termination), Section 8.3 (Fees and Expenses), Article IX (Defined Terms), Article X (Miscellaneous), the expense reimbursement and indemnification provisions of Section 6.12(d) and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement.

8.3                               Fees and Expenses.

(a)                                 All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated, except (i) as set forth in this Section 8.3 and (ii) that the Parent (or US Holdco) and the Company shall share equally the expenses incurred in connection with the filing, printing and mailing of the Information Statement or the Proxy Statement, as the case may be, (including applicable SEC filing fees) and the solicitation of the Company Stockholder Approval.

(b)                                 The Company shall pay to the Parent the Base Company Termination Fee (and for the avoidance of doubt, no Additional Company Termination Fee shall be payable by the Company except as expressly provided in Section 8.3(c) below) in the event that this Agreement is terminated:

(i)                         by the Parent pursuant to Section 8.1(f) in a circumstance in which the Trigger Event giving rise to the right of termination (A) is not related to an Acquisition Proposal or (B) is related to an Acquisition Proposal initially submitted prior to the expiration of the Go-Shop Period;

(ii)                      by the Company pursuant to Section 8.1(h) and the applicable Superior Proposal arose from an Acquisition Proposal initially submitted prior to the expiration of the Go-Shop Period;

(iii)                   by (A) the Parent pursuant to Section 8.1(d)(i) or (B) either the Parent or the Company pursuant to Section 8.1(d)(ii) (provided, however, that the receipt by the Parent of the Base Company Termination Fee pursuant to this Section 8.3(b)(iii) shall not preclude the Parent from receiving the Additional Company Termination Fee pursuant to Section 8.3(c)(iii) if so entitled); or

(iv)                  by the Parent pursuant to Section 8.1(i) (provided, however, that the receipt by the Parent of the Base Company Termination Fee pursuant to this Section 8.3(b)(iv), shall not preclude the Parent from receiving the Additional Company Termination Fee pursuant to Section 8.3(c)(iv) if so entitled).

(c)                                  The Company shall pay to the Parent, both the Base Company Termination Fee and the Additional Company Termination Fee in the event that this Agreement is terminated:

(i)                         by the Parent pursuant to Section 8.1(f) in a circumstance in which the Trigger Event giving rise to the right of termination is related to an Acquisition Proposal that was not initially submitted prior to the expiration of the Go-Shop Period;

(ii)                      by the Company pursuant to Section 8.1(h) and the applicable Superior Proposal did not arise from an Acquisition Proposal initially submitted prior to the expiration of the Go-Shop Period;

(iii)                   by (A) the Parent pursuant to Section 8.1(d)(i) or (B) either the Parent or the Company pursuant to Section 8.1(d)(ii) if (A) before the date of such termination, an Acquisition Proposal shall have been publicly announced and not withdrawn that is not related to an Acquisition Proposal initially submitted prior to the expiration of the Go-Shop Period, and (B) within 12 months after the date of termination, the Company shall have consummated, or shall have entered into a definitive agreement which is thereafter consummated, with respect to any Acquisition Proposal; or

(iv)                  by the Parent pursuant to Section 8.1(i), if (A) before the date of such termination, an Acquisition Proposal shall have been publicly announced and not withdrawn that is not related to an Acquisition Proposal initially submitted prior to the expiration of the Go-Shop Period, and (B) within 12 months after the date of termination, the Company shall have consummated, or shall have entered into a definitive agreement which is thereafter consummated, with respect to any Acquisition Proposal.

(d)                                 The Company shall pay to the Parent the Additional Company Termination Fee (and not the Base Company Termination Fee) in the event that this Agreement is terminated by either the Parent or the Company pursuant to Section 8.1(b), if (A) before the date of such termination, an Acquisition Proposal that is not related to an Acquisition Proposal initially submitted prior to the expiration of the Go-Shop Period shall have been publicly announced and not withdrawn and (B) within 12 months after the date of termination, the Company shall have consummated, or shall have entered into a definitive agreement which is thereafter consummated, with respect to any Acquisition Proposal;

provided, however, that, for purposes of Section 8.3(c) and this Section 8.3(d), all references to “20%” and “80%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”; provided further, however, that the Company shall not be required to pay either the Base Company Termination Fee or the Additional Company Termination Fee if, at the time of termination of this Agreement, the Parent, US Holdco or the Merger Sub is in material breach of this Agreement. Any fee due under Section 8.3(b)(i), Section 8.3(b)(ii), Section 8.3(b)(iii) or Section 8.3(b)(iv) shall be paid to the Parent by wire transfer of same-day funds within two (2) Business Days after the date of termination of this Agreement. Any fee due under Section

8.3(c)(i) or Section 8.3(c)(ii) shall be paid to the Parent by wire transfer of same-day funds on or before the date of termination of this Agreement. Any Additional Company Termination Fee due under Section 8.3(c)(iii), Section 8.3(c)(iv) or Section 8.3(d) shall be paid to the Parent by wire transfer of same-day funds within two (2) Business Days after the date on which the transaction referenced in clause (B) of such sections is consummated. In no event shall the Company be required to pay the Base Company Termination Fee on more than one occasion or the Additional Company Termination Fee on more than one occasion, whether or not the Base Company Termination Fee or the Additional Company Termination Fee, as applicable, may be payable under more than one provision of this Agreement at the same or at different times and upon the occurrence of different events. For the avoidance of doubt, if the Base Company Termination Fee is paid pursuant to Section 8.3(b), such fee shall not be paid again pursuant to Section 8.3(c).  In no event shall the Company be required to pay the Base Company Termination Fee or the Additional Company Termination Fee pursuant to this Section 8.3(d) if, at the time of termination of this Agreement, the Parent is required to pay the Parent Termination Fee pursuant to Section 8.3(e)(iii).

(e)                                  The Parent shall pay to the Company the Parent Termination Fee in the event that this Agreement is terminated:

(i)             by either the Parent or the Company pursuant to Section 8.1(e);

(ii)          by the Company pursuant to Section 8.1(g) or 8.1(k);

(iii)       by either the Parent or the Company pursuant to Section 8.1(b) if all the conditions set forth in Sections 7.1 and 7.3(a), (b), (c) and (d) have been satisfied at the time the Closing was required to occur (assuming for this purpose that Section 7.3(e) was satisfied);

(iv)      by the Company pursuant to Section 8.1(j) (or pursuant to Section 8.1(b) under circumstances in which the Company would have been entitled to terminate the Agreement pursuant to Section 8.1(j)); or

(v)         by the Company pursuant to Section 8.1(l) or 8.1(m),

provided, however, that the Parent shall not be required to pay the Parent Termination Fee if, at the time of termination of this Agreement, the Company is in material breach of this Agreement. Any fee due under Section 8.3(e), shall be paid to the Company by wire transfer of same-day funds within two (2) Business Days after the date of termination of this Agreement.

(f)                                   Each of the parties hereto acknowledges that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, that the parties hereto would not enter into this Agreement absent such agreement and that each of the Base Company Termination Fee, the Additional Company Termination Fee and the Parent Termination Fee is not a penalty.  Accordingly, if the Company or the Parent, as the case may be, fails to timely pay any amount due pursuant to this Section 8.3, and, in order to obtain the payment, the Parent or the Company, as the case may be, commences a suit, action or proceeding which results in a judgment against the other party, with respect to the Parent, US Holdco or the Merger Sub, or parties, with respect to the Company, for the payment set forth in this Section 8.3, such paying party shall pay the other party or parties, as applicable, its or their reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such suit, action or proceeding, together with interest on such amount at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received.

(g)                                  Except in the case of fraud, the Parent, US Holdco and the Merger Sub agree that, upon any termination of this Agreement and the payment in full of the Additional Company Termination Fee and/or the Base Company Termination Fee by the Company, when due, pursuant to this Section 8.3, the Parent, US Holdco and the Merger Sub shall be precluded from any other remedy against the Company, at law or in equity or otherwise, and none of the Parent, US Holdco and Merger Sub shall seek to obtain any recovery, judgment or damages of any kind, including consequential, indirect, or punitive damages, against the Company or any of the Company’s Subsidiaries or any of their respective directors, officers, employees, partners, managers, members, stockholders or Affiliates and their respective Representatives in connection with this Agreement or the transactions contemplated hereby; provided that, in the case of Willful Breach, the Parent may elect in its sole discretion to reject payment of the Additional Company Termination Fee and/or the Base Company Termination Fee and seek any alternative remedy available at law or in equity or otherwise.  Except in the case of fraud, the Company agrees that, upon any termination of this Agreement and the payment in full of the Parent Termination Fee by the Parent, when due, pursuant to this Section 8.3, the Company shall be precluded from any other remedy against the Parent, US Holdco or the Merger Sub, at law or in equity or otherwise, and the Company shall not seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against the Parent, US Holdco, the Merger Sub or any of their Subsidiaries or any of their respective directors, officers, employees, partners, managers, members, stockholders or Affiliates (other than GCH and Sirius Trust/Pax Settlement pursuant to the Parent Irrevocable Undertakings) or their respective Representatives in connection with this Agreement or the transactions contemplated hereby; provided that, in the case of Willful Breach, the Company may elect in its sole discretion to reject payment of the Parent Termination Fee (and any fee payable by GCH under the Parent Irrevocable Undertakings) and seek any alternative remedy available at law or in equity or otherwise.

8.4                               Certain VAT Matters.

(a)                                 The parties hereto intend, and shall take the position and use all reasonable endeavors to ensure that it is accepted for VAT purposes that the Parent Termination Fee, the Base Company Termination Fee and the Additional Company Termination Fee, being compensatory in nature, are outside the scope of VAT and are not and will not be treated for VAT purposes, in whole or in part, as consideration for a taxable supply.

(b)                                 Accordingly, the Parent shall treat the payment of the Parent Termination Fee, and the Company shall treat the payment of the Base Company Termination Fee and the Additional Company Termination Fee, as falling outside the scope of VAT and shall pay the full amount of it free and clear of any deduction or adjustment whether pursuant to Section 8.4(c)(ii)(2) or otherwise.

(c)                                  If, however, the Parent Termination Fee is treated by any Taxing Authority in whole or in part as the consideration for a taxable supply for VAT purposes:

(i)             if the Parent Termination Fee is treated by the relevant Taxing Authority as the consideration for a taxable supply in respect of which the Company is liable to account for VAT, then:

(1)                     The Company shall issue a valid VAT invoice to the Parent, and the Parent shall use reasonable efforts to recover (by refund, credit, deduction or otherwise) such VAT;

(2)                     if and to the extent that such VAT is not recoverable by the Parent by refund, credit, deduction or otherwise, provided the Parent has used its reasonable efforts to recover such VAT in accordance with Section 8.4(c)(i)(1), no additional amount shall be paid in respect of VAT and the Parent Termination Fee shall be VAT inclusive; and/or

(3)                     if and to the extent that such VAT is recoverable by the Parent by refund, credit, deduction or otherwise, or would be recoverable by the Parent had the Parent used reasonable efforts to recover such VAT in accordance with Section 8.4(c)(i)(1), the amount of the Parent Termination Fee shall be increased to take account of such recoverable VAT; and

(ii)          if under a reverse charge mechanism the Parent Termination Fee is treated by the relevant Taxing Authority as consideration for a taxable supply in respect of which the Parent is liable to account for VAT, then;

(1)                     the Parent shall, (A) account for, under the reverse charge procedure, and pay to the relevant Taxing Authority any VAT chargeable thereon, and (B) use reasonable efforts to recover (by refund, credit, deduction or otherwise) any such VAT; and

(2)                     the amount of the Parent Termination Fee payable by the Parent shall be reduced by an amount such that the sum payable by the Parent, when aggregated with any irrecoverable VAT thereon, is equal to the amount of the Parent Termination Fee that would be payable but for this Section 8.4(c)(ii)(2), such that after making any such adjustments the aggregate of (I) the total amount of the Parent Termination Fee paid to the Company (including any amount in respect of VAT) plus (II) any irrecoverable VAT incurred under a reverse charge mechanism, together with any related interest or penalties in respect of such reverse charge VAT (but excluding any interest or penalties arising as a result of the unreasonable delay or default of the Parent, or relating to any period after the Company has accounted to the Parent for any reduction in the Parent Termination Fee pursuant to Section 8.4(c)(ii)(2)), less (III) any VAT which is recovered or recoverable as referred to in Section 8.4(c)(i)(3), shall be equal to the amount that the Parent Termination Fee would have been in the absence of such VAT.

(d)                       Any adjustment payment in respect of any reduction made pursuant to Section 8.4(c)(ii)(2) shall be made on or before the date which is five (5) Business Days prior to the date on which the Parent is required to account to any Taxing Authority for any such irrecoverable VAT.

(e)                        Any adjustment payment in respect of any adjustment made pursuant to Section 8.4(c)(i)(3) shall be made on the date which is five (5) Business Days following the date on which the Parent recovers, or would have recovered (by refund, credit, deduction or otherwise) had it used reasonable efforts to do so in accordance with Section 8.4(c)(i)(1), any amounts in respect of such VAT.

(f)                         If, however, the Base Company Termination Fee or the Additional Company Termination Fee is treated by any Taxing Authority in whole or in part as the consideration for a taxable supply for VAT purposes, the provisions of Section 8.4(c), (d) and (e) shall apply as if (w) the first reference to the “Parent Termination Fee” in Section 8.4(c) were to the “Base Company Termination Fee or the Additional Company Termination Fee”; (x) all other references to the “Parent Termination Fee” were to the “Base Company Termination Fee or the Additional Company Termination Fee (as applicable)”; (y) references to “the Company” were to “the Parent”; and (z) references to “the Parent” were to “the Company”.

(g)                        In this Section 8.4, references to the Parent and the Company include, where applicable, references to a member of any group of which such entity is a member for VAT purposes.

(h)                       For the avoidance of doubt, all payments of the Parent Termination Fee, the Base Company Termination Fee and the Additional Company Termination Fee shall be inclusive of any applicable VAT save as otherwise provided in this Section 8.4.

(i)                           In no event or circumstance shall the Parent be required to make a payment pursuant to this Article 8 which is more than the maximum amount permitted to be paid without the prior approval of its shareholders pursuant to the Listing Rules.

8.5                               Amendment.  This Agreement may be amended, modified or supplemented by the parties hereto by action taken or authorized by their respective Boards of Directors at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval or the Parent Stockholder Approval; provided, however, that after receipt of the Company Stockholder Approval or the Parent Stockholder Approval, no amendment may be made that pursuant to Applicable Law requires further approval or adoption by the stockholders of the Company or the Parent, respectively, without such further approval or adoption.  This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment, modification or supplement hereto (as applicable), signed on behalf of each of the parties hereto. Notwithstanding anything to the contrary contained herein, (i) this Section 8.5 and Sections 10.4, 10.5, 10.9, 10.11(b) and 10.12 may not be amended, supplemented, waived or otherwise modified in any manner that is materially adverse in any respect to Barclays Bank PLC or HSBC Bank plc without the prior written consent of Barclays Bank PLC or HSBC Bank plc, respectively and (ii) Section 10.15 may not be amended, supplemented, waived or otherwise modified in any manner that is materially adverse in any respect to the Financing Sources without the prior written consent of the Financing Sources.

8.6                               Extension; Waiver.  At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.  Such extension or waiver shall not apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any agreement or condition, as the case may be, other than that which is specified in the extension or waiver.  The failure of any party hereto to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

8.7                               Procedure for Termination, Amendment, Extension or Waiver.  A termination of this Agreement pursuant to Section 8.1, an amendment, modification or supplement of this Agreement pursuant to Section 8.5 or an extension or waiver of this Agreement pursuant to Section 8.6 shall, in order to be effective, require action by the respective Board of Directors of the applicable parties.

ARTICLE IX

DEFINED TERMS

The following capitalized terms shall have the respective meanings set forth below:

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains provisions that are substantially comparable in the aggregate to those contained in the Confidentiality Agreement; provided that such confidentiality agreement (i) may contain a less restrictive standstill restriction that allows third parties to make proposals to, and negotiate with, the Company Board and (ii) shall not restrict the Company or its Representatives from complying with its disclosure obligations under Section 6.1.

“Acquisition Proposal” means (a) any proposal, offer or indication of interest for a merger, consolidation, dissolution, recapitalization, share exchange, tender offer or other business combination involving the Company and its Subsidiaries (other than (i) mergers, consolidations, recapitalizations, share exchanges or other business combinations involving solely the Company and/or one or more Subsidiaries of the Company and (ii) mergers, consolidations, recapitalizations, share exchanges, tender offers or other business combinations that if consummated would result in the holders of the outstanding shares of Company Common Stock immediately prior to such transaction owning more than 80% of the equity securities of the

Company, or any successor or acquiring entity, immediately thereafter), (b) any proposal, offer or indication of interest for the issuance by the Company of 20% or more of its equity securities or (c) any proposal, offer or indication of interest to acquire in any manner, directly or indirectly, 20% or more of the equity securities or consolidated total assets of the Company and its Subsidiaries, or assets of the Company and its Subsidiaries representing 20% or more of the consolidated net revenues or consolidated net income of the Company and its Subsidiaries, in each case other than the transactions contemplated by this Agreement or any other transaction involving the Parent and the Company.

“Additional Company Termination Fee” means a termination fee of $75,000,000.

“Admission and Disclosure Standards” means the Admission and Disclosure Standards of the London Stock Exchange  as amended from time to time.

“Affiliate” when used with respect to any Person, means any other Person who is an “affiliate” of that first Person within the meaning of Rule 405 promulgated under the Securities Act.

“Agreement” has the meaning set forth in the preamble.

“Antitrust Laws” means the HSR Act, the Sherman Act, the Clayton Act, the Federal Trade Commission Act, and any other applicable federal, state or foreign law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade.

“Applicable Law” means, with respect to any Person, any federal, state, local or non-U.S. law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar legal requirement enacted, adopted or promulgated by a Governmental Entity that is binding upon or applicable to such Person, as amended, unless expressly specified otherwise.

“Bankruptcy and Equity Exception” has the meaning set forth in Section 3.4(a).

“Base Company Termination Fee” means twenty million one-hundred and fifty thousand nine-hundred and sixty-three dollars ($20,150,963); provided that the Base Company Termination Fee shall mean a termination fee of thirty-six million two-hundred and seventy thousand dollars ($36,270,000) in the event that (a) this Agreement is terminated by Parent pursuant to Section 8.1(f) and the Base Company Termination Fee becomes payable pursuant to Section 8.3(b)(i)(B), or (b) this Agreement is terminated by the Company pursuant to Section 8.1(h) and the Base Company Termination Fee becomes payable pursuant to Section 8.3(b)(ii).

“Business Day” means any day on which the principal offices of the SEC in Washington, DC are open to accept filings other than a day on which banking institutions located in New York, NY or London, UK are permitted or required by law, executive order or governmental decree to remain closed.

“Capitalization Date” means the close of business on November 30, 2017.

“Certificate” means a certificate that immediately prior to the Effective Time represents shares of Company Common Stock.

“Certificate of Merger” has the meaning set forth in Section 1.2.

“Cineworld Credit Facility” that certain Original Facilities Agreement, dated as of January 10, 2014, as amended and restated by that certain Amendment and Restated Agreement, dated as of July 29, 2015, and as further amended, restated, amended and restated, supplemented or otherwise modified from time to time, by and among the Parent, as borrower thereunder, certain subsidiaries of the Parent as borrowers and guarantors party thereto from time to time thereunder, the lenders party thereto from time to time thereunder, Barclays Bank PLC, as agent, and the other parties party thereto.

“Closing” means the closing of the Merger.

“Closing Date” means the date on which the Closing occurs.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” has the meaning set forth in Section 3.18(a).

“Company” has the meaning set forth in the preamble.

“Company Balance Sheet” means the consolidated unaudited balance sheet of the Company as of September 30, 2017.

“Company Board” means the Board of Directors of the Company.

“Company Board Recommendation” has the meaning set forth in Section 3.4(a).

“Company Board Recommendation Change” has the meaning set forth in Section 6.1(d)(i).

“Company Class A Common Stock” means the Class A common stock, par value $0.001 per share, of the Company.

“Company Class B Common Stock” means the Class B common stock, par value $0.001 per share, of the Company.

“Company Common Stock” means the Company Class A Common Stock and the Company Class B Common Stock.

“Company Disclosure Schedule” means the disclosure schedule delivered by the Company to the Parent, US Holdco and the Merger Sub and dated as of the date of this Agreement.

“Company Employee Plan” means any (i) “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) that the Company or any of its Subsidiaries sponsors, participates in, is a party or contributes to, or with respect to which the Company or any of its

Subsidiaries could reasonably be expected to have any liability; and (ii) each other employee benefit plan, program or arrangement, including without limitation, any stock option, stock purchase, stock appreciation right or other stock or stock-based incentive plan, cash bonus or incentive compensation arrangement, retirement or deferred compensation plan, profit sharing plan, unemployment or severance compensation plan, change-in-control plan or employment or consulting agreement, for the benefit of any current or former Company Employee or any director of, or other service provider to, the Company or any of its Subsidiaries that does not constitute an “employee benefit plan” (as defined in Section 3(3) of ERISA)Applicable Law.

“Company Employees” means, as of any date, each employee of the Company or any of its Subsidiaries.

“Company Intellectual Property” means any Intellectual Property owned by the Company or its Subsidiaries that is material to the business of the Company and its Subsidiaries, taken as a whole, as currently conducted.

“Company Leased Property” has the meaning set forth in Section 3.9(a).

“Company Leases” means the leases, subleases or licenses pursuant to which the Company or any of its Subsidiaries leases, subleases or licenses the Company Leased Property.

“Company Material Adverse Effect” means any effect, event, development, circumstance or change that is materially adverse to the assets, business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that no effect, event, development, circumstances or change, individually or in the aggregate, directly or indirectly resulting from, arising out of or attributable to any of the following shall be deemed to be or constitute a “Company Material Adverse Effect,” and no effect, event, development, circumstance or change, individually or in the aggregate, directly or indirectly resulting from, arising out of or attributable to any of the following shall be taken into account when determining whether a “Company Material Adverse Effect” has occurred or may, would or could occur: (a) general economic conditions (or changes in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally; (b) conditions (or changes in such conditions) in the securities markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world, including (i) changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries and (ii) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world; (c) conditions (or changes in such conditions) in the industries in which the Company and its Subsidiaries conduct business; (d) random acts of violence, political conditions (or changes in such conditions) in the United States or any other country or region in the world or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world; (e) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world; (f) the announcement of this Agreement or the pendency or consummation of the transactions contemplated hereby, including (i) the identity of the Parent, (ii) the loss or departure of officers or other employees of the Company or any of its Subsidiaries directly resulting from, arising out of or directly attributable to the transactions contemplated by this Agreement and (iii) the termination of (or the failure to renew or enter into) any contracts with customers, suppliers, licensors, distributors or other business partners, whether as a direct or indirect result of the loss or departure of officers or employees of the Company or otherwise, resulting from, arising out of or directly attributable to the transactions contemplated by this Agreement; provided that, in the case of subclauses (i), (ii) and (iii), the Company and its Subsidiaries have complied with their obligations under Section 5.1, (g) any actions taken or failure to take action, in each case, to which the Parent has approved, consented to or requested; or the taking of any action required by, or the failure to take any action prohibited by, this Agreement; (h) changes in law or other legal or regulatory conditions (or the interpretation thereof) or changes in GAAP, IFRS or other accounting standards (or the interpretation thereof); (i) any fees or expenses incurred in connection with the transactions contemplated by this Agreement; or (j) changes in the Company’s stock price or the trading volume of the Company’s stock, or any failure by the Company to meet any public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, or any failure by the Company or any of its Subsidiaries to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (but not, in each case, the underlying cause of such changes or failures, unless such changes or failures would otherwise be excepted from this definition);or (k) any legal proceedings made or brought by any of the current or former stockholders of the Company (on their own behalf or on behalf of the Company) against the Company, the Merger Sub, US Holdco, the Parent or any of their directors or officers, arising out of the Merger or in connection with any other transactions contemplated by this Agreement.

“Company Material Contract” has the meaning set forth in Section 3.12(a).

“Company Owned Property” has the meaning set forth in Section 3.9(b).

“Company Performance Share Award” means an award of Company Common Stock that is subject to performance-based vesting conditions and that is granted under the Company Stock Plan.

“Company Permits” has the meaning set forth in Section 3.17.

“Company Preferred Stock” has the meaning set forth in Section 3.2(a).

“Company Related Party” means the Company and each of its Affiliates and its and its Affiliates’ stockholders, partners, members, officers, directors, employees, controlling persons, agents and representatives.

“Company Restricted Shares” means shares of Company Common Stock that are subject to only  time-based vesting conditions and that are granted under the Company Stock Plan.

“Company SEC Reports” has the meaning set forth in Section 3.5(a).

“Company Stock Plan” means the Regal Entertainment Group 2002 Stock Incentive Plan.

“Company Stockholder Approval” means the adoption of this Agreement by the holders of a majority of the combined voting power of the outstanding shares of Company Common Stock entitled to vote on such matter, voting together as a single class, at the Company Stockholders Meeting, or by the written consent of the holders of Company Common Stock who would have been entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all stockholders entitled to vote thereon were present and voting, in favor of adopting this Agreement.

“Company Stockholders Agreement” means that Amended and Restated Stockholders Agreement, dated May 14, 2002, by and among the Company, Anschutz Investment Fund, LP, ACE II LLC, Juniper Family Investments, LLC, Lyndia K. Harvey as Trustee of the Lyndia K. Harvey Revocable Trust and OCM Principal Opportunities Fund II, L.P. and the stockholders of the Company identified on Appendix I attached thereto.

“Company Stockholders Meeting” has the meaning set forth in Section 6.15(a).

“Company Subsidiary Securities” has the meaning set forth in Section 3.3(b).

“Company Voting Agreement” has the meaning set forth in the Recitals.

“Company’s Knowledge” means the actual knowledge as of the date hereof (without any duty to inquire or investigate) of the individuals identified in Section 9.1 of the Company Disclosure Schedule, or knowledge that individuals in such positions would reasonably be expected to have but without any duty to inquire.

“Confidentiality Agreement” means the confidentiality agreement, dated as of October 4, 2017, between the Company and the Parent.

“Continuing Employee” has the meaning set forth in Section 6.9(a).

“Current D&O Insurance” means the current directors’ and officers’ liability insurance policies maintained by the Company.

“Debt Commitment Letter” has the meaning set forth in Section 4.5.

“Debt Financing” has the meaning set forth in Section 4.5.

“Debt Financing Sources” means the agents, arrangers, lenders and other entities that have committed to provide or arrange or otherwise entered into agreements in connection with all or any part of the Debt Financing, including the parties to any joinder agreements, indentures or credit agreements entered into in connection therewith, together with their respective affiliates and their and their respective affiliates’ officers, directors, employees, controlling persons, agents and representatives and their respective successors and assigns.

“DGCL” means the General Corporation Law of the State of Delaware.

“Dissenting Shares” means shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by a holder who has not voted in favor of the Merger or consented thereto in writing and properly demands appraisal rights of such shares pursuant to, and who is complying in all respects with, the provisions of Section 262 of the DGCL (until such time as such holder effectively withdraws, fails to perfect or otherwise loses such holder’s appraisal rights under the DGCL with respect to such shares, at which time such shares shall cease to be Dissenting Shares).

“Effective Time” has the meaning set forth in Section 1.2.

“Environmental Law” means any Applicable Law relating to, regulating or imposing liability, standards or obligations of conduct concerning:  (a) the protection, investigation or restoration of the environment, human health and safety, or natural resources, (b) the handling, use, storage, treatment, transport, disposal, Release or threatened Release of any Hazardous Substance or (c) noise, odor or wetlands protection.

“Environmental Permits” means all permits, licenses, franchises, certificates, approvals, grants, registrations, exemptions, exceptions, variances, and other similar authorizations of Governmental Entities relating to or required by an Environmental Law.

“Equity Financing” has the meaning set forth in Section 4.5.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity which is a member of (a) a controlled group of corporations (as defined in Section 414(b) of the Code), (b) a group of trades or businesses under common control (as defined in Section 414(c) of the Code) or (c) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company or any of its Subsidiaries.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FCA” means the United Kingdom Financial Conduct Authority.

“Fee Letter” means a fee letter from a Debt Financing Source.

“Financing” has the meaning set forth in Section 4.5.

“Financing Documents” has the meaning set forth in Section 4.5.

“Financing Sources” means the Debt Financing Sources, Barclays Bank PLC, HSBC Bank plc and Investec Bank plc.

“GAAP” means United States generally accepted accounting principles.

“GCH” means Global City Holdings B.V.

“Go-Shop Period” has the meaning set forth in Section 6.1(a).

“Governmental Entity” means any foreign or domestic federal, state or local court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority, agency or instrumentality.

“Hazardous Substance” means any substance, pollutant, contaminant, material, waste, or chemical that is (i) defined or treated under any Environmental Law as a “hazardous constituent,” “toxic substance,” “toxic waste,” “hazardous substance,” “hazardous waste,” “hazardous material,” or (ii) asbestos or asbestos containing materials, lead, polychlorinated biphenyls, petroleum or petroleum products, urea formaldehyde foam insulation, and radon gas.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“IFRS” means the International Financial Reporting Standards as adopted by the European Union.

“Indemnified Party” means each Person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time a director, manager or officer of the Company or any of its Subsidiaries.

“Information Statement” means an information statement of the type contemplated by Rule 14c-2 promulgated under the 1934 Act related to the Merger and this Agreement, as amended or supplemented from time to time.

“Intellectual Property” means (a) patents, trademarks, trade names, domain names, copyrights, designs and Trade Secrets, (b) applications for and registrations of such patents, trademarks, service marks, trade names, domain names, copyrights and designs, (c) processes, formulae, methods, schematics, technology, know-how, computer software programs and applications and (d) other tangible or intangible proprietary or confidential information and materials.

“Intervening Event” means any positive event, development, circumstance, change, effect, condition or occurrence that (i) as of the date of this Agreement was not known to the Company Board, or the consequences of which (based on facts known to the members of the Company Board as of the date of this Agreement) were not reasonably known or understood as of the date of this Agreement; and (ii) does not relate to an Acquisition Proposal.

“IRS” means the Internal Revenue Service of the United States.

“IT Assets” means computers, computer software, firmware (including software delivered on a cloud computing or software as a service basis), middleware, servers, workstations, routers, hubs, switches, circuits, networks, data communications lines, and all other information technology infrastructure and equipment, and all associated Trade Secrets documentation, owned, licensed or leased by the Company or its Subsidiaries for information technology operations (excluding any public networks and any and all cinema video projection or display systems, cinema sound systems and cinema motion seating systems).

“Lien” means any mortgage, deed of trust security interest, pledge, lien, charge or encumbrance, lease, sublease and with respect to Company Owned Property, option, conditional sale or other title retention agreement, other than (a) mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s or other statutory liens arising in the Ordinary Course of Business in connection with obligations that are not yet delinquent or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the applicable financial statements to the extent required by GAAP, (b) liens for Taxes, assessments and other governmental charges and levies that are not due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the applicable financial statements to the extent required by GAAP, (c) liens related to the Financing (including any permitted alternative financing) or arising from actions of the Parent, US Holdco or the Merger Sub, (d) liens, defects or irregularities in title, easements, rights-of-way, covenants, restrictions, and other, similar matters of record that are shown in public records that do not individually or in the aggregate materially interfere with the current use of the assets of, or the current operation of the business of, the Company and its Subsidiaries, (e) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the Ordinary Course of Business, (f) except with respect to the Company Leases, liens relating to capitalized lease financings or purchase money financings that have been entered into in the Ordinary Course of Business, (g) liens arising under applicable securities laws, (h) any lien or encumbrance arising out of any license to Company Intellectual Property granted in the Ordinary Course of Business, (i) zoning, building and other similar codes and regulations, (j) any conditions that would be disclosed by a current, accurate survey or physical inspection that do not individually or in the aggregate materially interfere with the current use of the assets of, or the current operation of the business of, the Company and its Subsidiaries and (k) any lease or sublease of real property entered in the Ordinary Course of Business.

“Listing Rules” means the rules and regulations made by the FCA pursuant to Part 6, section 73A of the Financial Services and Markets Act 2000 and contained in the FCA’s publication of the same name.

“Maximum Premium” means 300% of the last annual premium paid prior to the Effective Time for the Current D&O Insurance.

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 2.1(c).

“Merger Sub” has the meaning set forth in the preamble.

“New Benefit Plan” means any benefit plan made generally available to employees or officers or any class or level of employees or officers of the Parent or the Surviving Corporation in which a Continuing Employee participates.

“New Health Plan” means any health plan made generally available to employees or officers or any class or level of employees or officers of the Parent or the Surviving Corporation in which a Continuing Employee participates.

“Notice Period” has the meaning set forth in Section 6.1(d).

“Official List” means the official list maintained by the UKLA in accordance with section 74(1) of the Financial Services and Markets Acts 2000.

“Old Health Plan” has the meaning set forth in Section 6.9(b).

“Ordinary Course of Business” means the ordinary course of business consistent with past practice.

“Outside Date” means June 5, 2018.

“Parent” has the meaning set forth in the preamble.

“Parent Acceptable Confidentiality Agreement” means a confidentiality agreement that contains provisions that are substantially comparable in the aggregate to those contained in the Confidentiality Agreement; provided that such confidentiality agreement (i) may contain a less restrictive standstill restriction that allows third parties to make proposals to, and negotiate with, the Parent Board and (ii) shall not restrict the Parent or its Representatives from complying with its disclosure obligations under Section 6.2.

“Parent Acquisition Proposal” means (a) any proposal, offer or indication of interest for a merger, consolidation, dissolution, recapitalization, share exchange, tender offer or other business combination involving the Parent and its Subsidiaries (other than (i) mergers, consolidations, recapitalizations, share exchanges or other business combinations involving solely the Parent and/or one or more Subsidiaries of the Parent and (ii) mergers, consolidations, recapitalizations, share exchanges, tender offers or other business combinations that if consummated would result in the holders of the outstanding shares of the Parent’s capital stock immediately prior to such transaction owning more than 80% of the equity securities of the Parent, or any successor or acquiring entity, immediately thereafter), (b) any proposal, offer or indication of interest for the issuance by the Parent of 20% or more of its equity securities or (c) any proposal, offer or indication of interest to acquire in any manner, directly or indirectly, 20% or more of the equity securities or consolidated total assets of the Parent and its Subsidiaries, or assets of the Parent and its Subsidiaries representing 20% or more of the consolidated net revenues or consolidated net income of the Parent and its Subsidiaries, in each case other than the transactions contemplated by this Agreement or any other transaction involving the Parent and the Company.

“Parent Board” means the Board of Directors of the Parent.

“Parent Board Recommendation Change” has the meaning set forth in Section 6.2(d).

“Parent Intervening Event” means any event, development, circumstance, change, effect, condition or occurrence that as of the date of this Agreement, is unknown to the Parent Board.

“Parent Irrevocable Undertaking” has the meaning set out in the recitals.

“Parent Material Adverse Effect” means any event, development, circumstance or change that would reasonably be expected to prevent, or materially impair or delay, the ability of the Parent, US Holdco or the Merger Sub to consummate the Merger or any of the other transactions contemplated by this Agreement or otherwise perform any of its obligations under this Agreement in any material respect.

“Parent Payment Obligations” has the meaning set forth in Section 4.5.

“Parent Recommendation” has the meaning set forth in Section 6.15.

“Parent Related Party” means the Parent and each of its Affiliates and its and its Affiliates’ stockholders, partners, members, officers, directors, employees, controlling persons, agents and representatives.

“Parent Shareholders Circular” has the meaning set forth in Section 4.3(a).

“Parent Stockholder Approval” means the passing by holders of the majority of the Parent’s ordinary shares present and voting at the Parent Stockholders Meeting of the resolutions required to approve the Merger, to implement the Rights Issue and to approve all ancillary matters related thereto.

“Parent Stockholders Meeting” means the general meeting of the Parent’s stockholders to be held to consider, among other matters, the approval of the Merger and the resolutions required to implement the Rights Issue.

“Parent Superior Proposal” means any bona fide written Parent Acquisition Proposal to acquire more than 50% of the equity securities or consolidated total assets of the Parent and its Subsidiaries (or assets of the Parent and its Subsidiaries representing more than 50% of the consolidated net revenues or consolidated net income of the Parent and its Subsidiaries), on terms which the Parent Board determines in its good faith judgment (after consultation with its financial advisors and legal counsel), (a) to be more favorable, if consummated, to the holders of the ordinary shares of Parent’s capital stock, taking into account relevant factors (including the legal, financial and regulatory aspects of the proposal and the party making the proposal) than this Agreement (including any revisions to the terms of this Agreement, contemplated by Section 6.16(e)) and (b) is reasonably capable of being consummated in accordance with the terms proposed and (b) would not be available without the termination of this Agreement (after good faith inquiry of the Person making such Acquisition Proposal).

“Parent Superior Proposal Notice” has the meaning set forth in Section 6.2(d).

“Parent Termination Fee” means a termination fee of twenty million one-hundred and fifty thousand nine-hundred and sixty-three dollars ($20,150,963) in cash.

“Paying Agent” means a bank or trust company mutually acceptable to the Parent and the Company, which shall be engaged by the Parent and US Holdco to act as paying agent for the payment of the Merger Consideration to the holders of shares of Company Common Stock outstanding immediately prior to the Effective Time.

“Payment Fund” means cash in an amount sufficient to make payment of the Merger Consideration pursuant to Section 2.1(c) in exchange for all of the outstanding shares of Company Common Stock (other than shares of Company Common Stock cancelled in accordance with Section 2.1(b) and Dissenting Shares).

“Permitted Lien” means (a) any Lien for Taxes or other governmental charges or assessments not yet delinquent or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the applicable financial statements in accordance with GAAP, (b) mechanics’, materialmen’s, carriers’, workers’, landlords’, repairmen’s, warehousemen’s, construction and other similar Liens arising or incurred in the Ordinary Course of Business consistent with past practice or with respect to liabilities that are not yet due and payable or, if due, are not delinquent or are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the applicable financial statements in accordance with GAAP, (c) zoning, building and other similar codes and regulations (d) pledges or deposits in connection with workers’ compensation, unemployment insurance, and other social security legislation, (e) utility easements, minor encroachments, rights of way, imperfections in title, charges, easements, rights of way, restrictions, declarations, covenants, conditions, defects and other Liens that are shown in public records that do not individually or in the aggregate materially interfere with the present occupancy or use of the respective Company Owned Property or Company Leased Property or otherwise materially impair the business operations of the Company and its Subsidiaries, (f) matters disclosed by any existing title insurance policies or title reports, when copies of the same have been made available to the Parent, (g) non-exclusive licenses granted by the Company or any of its Subsidiaries in the Ordinary Course of business for Intellectual Property owned by the Company or any of its Subsidiaries, (h) Liens set forth on Section 9.1 of the Company Disclosure Schedule.

“Person” means any individual, corporation, partnership, limited partnership, limited liability company, joint venture, association, trust, estate, Governmental Entity, association, enterprise, unincorporated organization or other entity.

“Pre-Closing Period” means the period commencing on the date of this Agreement and ending at the Effective Time or such earlier time as this Agreement may be terminated in accordance with its terms.

“Principal Stockholder” has the meaning set forth in the Recitals.

“Proceeding” has the meaning set forth in Section 3.13.

“Prospectus Rules” means the rules and regulations made by the FCA pursuant to Part 6, section 73A of the Financial Services and Markets Act 2000 and contained in the FCA’s publication of the same name.

“Proxy Statement” has the meaning set forth in Section 6.15(a).

“Qualified Person” means any Person or group of Persons (including any Person who becomes part of the group after the expiration of the Go-Shop Period) making an Acquisition Proposal prior to the expiration of the Go-Shop Period that the Company Board or any committee thereof determines in good faith (after consultation with its financial advisors and legal counsel), constitutes, or would reasonably be expected to lead to, a Superior Proposal (regardless of whether such Person amends or modifies such Acquisition Proposal after the expiration of the Go-Shop Period).

“Readmission” means the readmission of the Parent ordinary shares of 1 penny each to the premium listing segment of the Official List pursuant to LR 5.6.21 of the Listing Rules and to trading on the main market for listed securities of the London Stock Exchange becoming effective in accordance with LR 3.2.7G of the Listing Rules and paragraph 2.1 of the Admission and Disclosure Standards.

“Recommendation Change Notice” has the meaning set forth in Section 6.1(d)(ii).

“Regal Credit Facility” means the Seventh Amended and Restated Credit Agreement, dated as of April 2, 2015, as amended by that certain Permitted Secured Refinancing Agreement, dated as of June 1, 2016, that certain Permitted Secured Refinancing Agreement, dated as of December 2, 2016, and that certain Permitted Secured Refinancing and Incremental Joinder Agreement, dated as of June 6, 2017 and as further amended, restated, amended and restated, supplemented or otherwise modified prior to the date hereof, executed by and among the Company, as borrower thereunder, the lenders and issuing banks party thereto from time to time thereunder, Credit Suisse AG, as administrative agent and the other parties party thereto from time to time.

“Regulatory Information Service” means any information service authorized from time to time by the FCA for the purpose of disseminating regulatory announcements.

“Release” means any release, spill, leak, emission, pumping, pouring, emptying, discharging, injecting, escaping, leaching, disposing, or dumping of Hazardous Substances into the Environment.

“Reporting Tail Endorsement” means a six (6) year extended reporting period endorsement with respect to the Current D&O Insurance.

“Representatives” means, with respect to any Person, such Person’s directors, managers, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives.

“Restrictive Order” has the meaning set forth in Section 6.5(a)(iv).

“Rights Admission” means the admission of new Parent ordinary shares of 1 penny each to be issued in connection with the Rights Issue to the premium listing segment of the Official List and to trading, nil paid, on the main market for listed securities of the London Stock Exchange becoming effective in accordance with LR 3.2.7G of the Listing Rules and paragraph 2.1 of the Admission and Disclosure Standards.

“Rights Issue” means the proposed issue by the Parent of new ordinary shares of 1 penny each in the capital of the Parent on the terms and subject to the Parent Shareholders Circular (or any amendment or supplement thereto).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the United States Securities and Exchange Commission.

“Secretary of State” means the Secretary of State of the State of Delaware.

“Securities Act” means the Securities Act of 1933, as amended.

“Significant Subsidiary” has the meaning ascribed to such term in Rule 1-02(w) of Regulation S-X promulgated pursuant to the Exchange Act.

“Solvent” has the meaning set forth in Section 4.6.

“Subsidiary” means, with respect to any Person, another Person of which such first Person owns or controls, directly or indirectly, securities or other ownership interests representing more than 50% of the voting power of all outstanding stock or ownership interests of such second Person.

“Superior Proposal” means any bona fide written Acquisition Proposal to acquire more than 50% of the equity securities or consolidated total assets of the Company and its Subsidiaries (or assets of the Company and its Subsidiaries representing more than 50% of the consolidated net revenues or consolidated net income of the Company and its Subsidiaries), on terms which the Company Board determines in its good faith judgment (after consultation with its financial advisors and legal counsel), (a) to be more favorable, if consummated, to the holders of Company Common Stock, taking into account relevant factors (including the legal, financial and regulatory aspects of the proposal and the party making the proposal) than this Agreement (including any revisions to the terms of this Agreement, contemplated by Section 6.1(d)) and (b) is reasonably capable of being consummated in accordance with the terms proposed.

“Superior Proposal Notice” has the meaning set forth in Section 6.1(d)(ii).

“Surviving Corporation” means the Company following the Merger.

“Tax Returns” means all reports, returns, forms, or statements required to be filed with a Governmental Entity with respect to Taxes.

“Taxes” means all taxes or other similar assessments or liabilities in the nature of a tax, including income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, services, transfer, withholding, employment, payroll and franchise taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, or additions to tax imposed or assessed with respect thereto.

“Taxing Authority” means any Governmental Entity responsible for the imposition of any Taxes.

“Third Party” means any Person, including as defined in Section 13(d) of the 1934 Act, other than the Parent, US Holdco, the Merger Sub or the Company, and their respective Affiliates.

“Trade Secrets” means trade secrets and other proprietary and confidential information that provides the Company or any of its Subsidiaries with a competitive advantage and is maintained in confidence, including know how, and rights in any jurisdiction to limit the use or disclosure thereof by any Person.

“Transactions” means, collectively, the transactions contemplated by this Agreement, including the Merger and the Financing.

“Trigger Event” has the meaning set forth in Section 8.1(f).

“UKLA” means the UK Listing Authority, being the FCA acting in its capacity as the competent authority for listing under Part VI of the Financial Services and Markets Act 2000.

“Uncertificated Shares” means uncertificated shares that immediately prior to the Effective Time represented shares of Company Common Stock.

“Underwriting Agreement” means the underwriting and sponsor’s agreement dated as of the date of this Agreement between the Parent and Barclays Bank PLC, HSBC Bank plc and Investec Bank plc relating to the underwriting of the Rights Issue.

“US Holdco” has the meaning set forth in the preamble.

“US Holdco Payment Obligations” has the meaning set forth in Section 4.5.

“VAT” means: (i) any Tax imposed in compliance with the European Union council directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); (ii) to the extent not included in paragraph (i) above, any value added tax imposed by the United Kingdom Value Added Tax Act 1994 and legislation and regulations supplemental thereto; and (iii) any other Tax of a similar nature to the Taxes referred to in paragraph (i) or paragraph (ii) above imposed in the United Kingdom or a member state of the European Union in substitution for, or levied in addition to, the Taxes referred to in paragraph (i) or paragraph (ii) above.

“Willful Breach” means a material breach of any covenant or agreement set forth in this Agreement that is a consequence of an act, or failure to act, undertaken by the breaching party with the actual knowledge that the taking of such act, or failure to act, would result, or would reasonably be expected to result, in such breach.  For the avoidance of doubt, the Parent’s, US Holdco’s or the Merger Sub’s failure to effect the Closing when required under this Agreement shall be a Willful Breach of this Agreement.

“Written Consent” has the meaning set forth in the Recitals.

ARTICLE X

MISCELLANEOUS

10.1                        Nonsurvival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.

10.2                        Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (iii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date of such receipt is not a Business Day) of transmission by facsimile or electronic mail, in each case to the intended recipient as set forth below:

(a)                       if to the Parent, US Holdco or the Merger Sub, to:

Cineworld Group plc

8th Floor, Vantage London

Great West Road

Brentford, TW8 9AG, UK

Attn:  Fiona Smith

E-mail: fiona.smith@cineworld.co.uk

with a copy (which shall not constitute notice) to:

Slaughter and May

1 Bunhill Row

London, EC1Y 8YY, UK

Attn:  David Johnson

E-mail:  david.johnson@slaughterandmay.com

Facsimile: +44 20 7090 5000

and

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, NY 10036, US

Attn:  David Friedman, Ann Beth Stebbins

E-mail:  david.friedman@skadden.com,

annbeth.stebbins@skadden.com

Facsimile: +1 917 777 2218, +1 917 777 2660

(b)                       if to the Company, to:

Regal Entertainment Group

7132 Regal Lane

Knoxville, TN 31918

Attn:  Peter B. Brandow

E-mail:  peter.brandow@regalcinemas.com

Facsimile:  865-922-6085

with a copy (which shall not constitute notice) to:

Wilmer Cutler Pickering Hale and Dorr LLP

1225 17th Street, Suite 2600

Denver, CO 80202

Attn:  Keith Trammell

E-mail:  keith.trammell@wilmerhale.com

Facsimile: 720-274-3133

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street

Boston, MA 02109

Attn:  Andrew Bonnes

E-mail:  andrew.bonnes@wilmerhale.com

Facsimile: 617-526-5000

Any party hereto may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, or ordinary mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended.  Any party hereto may change the address to which notices and other communications hereunder are to be delivered by giving the other parties hereto notice in the manner herein set forth.  For avoidance of doubt, for purposes of Sections 5.1 and 5.2 hereof, electronic mail delivered in accordance with this Section 10.2 shall be deemed adequate written notice.

10.3                        Entire Agreement.  This Agreement (including the Schedules and Exhibits hereto and the documents and instruments referred to herein) constitutes the entire agreement among the parties hereto and supersedes any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof, and the parties hereto specifically disclaim reliance on any such prior understandings, agreements or representations to the extent not embodied in this Agreement.  Notwithstanding the foregoing, the Confidentiality Agreement shall remain in effect in accordance with its terms.

10.4                        Third Party Beneficiaries.  This Agreement is not intended to, and shall not, confer upon any other Person any rights or remedies hereunder, except (a) as set forth in or contemplated by the terms and provisions of Section 6.6 (with respect to which the Indemnified Parties shall be third party beneficiaries), (b) from and after the Effective Time, the rights of holders of shares of Company Common Stock, Company Restricted Shares and Company Performance Share Awards to receive the consideration set forth in Article II, (c) the rights of the respective Representatives of the Company and its Subsidiaries set forth in Section 6.12(d), (d) the rights of the Debt Financing Sources with respect to Sections 8.5, 10.5, 10.9, 10.11(b) and 10.12  (the Debt Financing Sources being express third-party beneficiaries of such Sections); (e) the rights of the Financing Sources with respect to Section 10.15 (the Financing Sources being express third party beneficiaries of such Section), and (f) the rights of the Company Related Parties with respect to Section 10.15.

10.5                        Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void; provided, that without such consent, the Parent, US Holdco and the Merger Sub may assign their rights under this Agreement (i) to a wholly owned Subsidiary, or (ii) from and after the Closing, to the Debt Financing Sources in connection with the transactions contemplated hereby for collateral security purposes, but in each case, such transfer or assignment shall not affect the liabilities or obligations of the Parent, US Holdco or the Merger Sub hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

10.6                        Severability.  Any term or provision (or part thereof) of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions (or parts thereof) hereof or the validity or enforceability of the offending term or provision (or part thereof) in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction declares that any term or provision (or part thereof) hereof is invalid or unenforceable, the court making such determination shall have the power to limit the term or provision (or part thereof), to delete specific words or phrases, or to replace any invalid or unenforceable term or provision (or part thereof) with a term or provision (or part thereof) that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision (or part thereof), and this Agreement shall be enforceable as so modified.  In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto shall replace such invalid or unenforceable term or provision (or part thereof) with a valid and enforceable term or provision (or part thereof) that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term (or part thereof).

10.7                        Counterparts and Signature.  This Agreement may be executed in two or more counterparts (including by facsimile or by an electronic scan delivered by electronic mail), each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart.  This Agreement may be executed and delivered by facsimile or by an electronic scan delivered by electronic mail.

10.8                        Interpretation.  Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement:  (a) “include”, “includes” and “including” are not limiting; (b) “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (c) “date hereof” refers to the date set forth in the initial caption of this Agreement; (d) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”; (e) descriptive headings, the table of defined terms and the table of contents are inserted for convenience only and do not affect in any way the meaning or interpretation of this Agreement; (f) definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (g) references to a Person are also to its permitted successors and assigns; (h) references to an “Article”, “Section”, “Recital”, “preamble”, “Annex”, “Exhibit” or “Schedule” refer to an Article, Section, Recital or preamble of, or an Annex, Exhibit or Schedule to, this Agreement; (i) references to “$” or otherwise to dollar amounts refer to the lawful currency of the United States; (j) references to a federal, state, local or foreign statute or law include any rules, regulations and delegated legislation issued thereunder; (k) references to a communication by a regulatory agency include a communication by the staff of such regulatory agency; and (l) references to “make available” or “made available” shall include availability through an electronic data room or, through EDGAR.  The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party hereto.  No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement.

10.9                        Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.

10.10                 Remedies.

(a)                       Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Person will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Person, and the exercise by a Person of any one remedy will not preclude the exercise of any other remedy.

(b)                       The parties hereto agree that irreparable damage for which monetary relief (including any fees payable pursuant to Section 8.3), even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if the parties hereto fail to take any action required of them hereunder to consummate this Agreement.  The parties acknowledge and agree that (i) prior to the termination of this Agreement pursuant to Article VIII, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled under this Agreement, at law or in equity, (ii) the provisions set forth in Section 8.3 are not intended to and do not adequately compensate for the harm that would result from a breach of this Agreement and shall not be construed to diminish or otherwise impair in any respect any party’s right to specific enforcement, and (iii) the right of specific enforcement of this Agreement is an integral part of the transactions contemplated by this Agreement, and without that right, neither the Company nor the Parent would have entered into this Agreement.

10.11                 Submission to Jurisdiction.

(a)                       Each of the parties hereto (a) consents to submit itself to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Litigation Division), or, if the subject matter of the action is one over which exclusive jurisdiction is vested in the courts of the United States of America, a federal court sitting in the State of Delaware in any action or proceeding arising out of or relating to this

Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding shall be heard and determined in any such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transaction contemplated by this Agreement in any other court.  Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Person with respect thereto.  Each of the parties hereto agrees that to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party’s agent for service of process.  Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 10.2.  Nothing in this Section 10.11(a), however, shall affect the right of any Person to serve legal process in any other manner permitted by law.

(b)                       Notwithstanding anything herein to the contrary, each Company Related Party and each of the other parties hereto agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Source in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to any Debt Financing or the performance thereof or the transactions contemplated thereby, in any forum other than exclusively in the Supreme Court of the State of New York, New York County, or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof)

10.12                 WAIVER OF JURY TRIAL.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (INCLUDING ANY LEGAL PROCEEDING AGAINST THE DEBT FINANCING SOURCES ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED HEREBY, THE DEBT FINANCING OR THE PERFORMANCE OF SERVICES WITH RESPECT THERETO).  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 10.12.

10.13                 Disclosure Schedule.  The Company Disclosure Schedule shall be arranged in Sections corresponding to the numbered sections contained in this Agreement, and the disclosure in any section shall qualify (a) the corresponding section of this Agreement and (b) the other sections of this Agreement, to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other sections.  The inclusion of any information in the Company Disclosure Schedule shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a Company Material Adverse Effect or is outside the Ordinary Course of Business.

10.14                 Parent Guarantee.  The Parent agrees to take all action necessary to cause US Holdco, the Merger Sub or the Surviving Corporation, as applicable, to perform all of its agreements, covenants and obligations under this Agreement.  The Parent unconditionally guarantees to the Company the full and complete performance by US Holdco, the Merger Sub or the Surviving Corporation, as applicable, of its obligations under this Agreement and shall be liable for any breach of any representation, warranty, covenant or obligation of US Holdco or the Merger Sub, under this Agreement.  The Parent hereby waives diligence, presentment, demand of performance, filing of any claim, any right to require any proceeding first against the Merger Sub or the Surviving Corporation, as applicable, protest, notice and all defenses and demands whatsoever in connection with the performance of its obligations set forth in this Section 10.14.  The Parent shall not have any right of subrogation, reimbursement or indemnity whatsoever, nor any right of recourse to security for any of the agreements, covenants and obligations of US Holdco, the Merger Sub or the Surviving Corporation, as applicable, under this Agreement.

10.15                 Non-recourse.

(a)                       Notwithstanding anything to the contrary herein, (i) the Company agrees, on behalf of itself and the Company Related Parties, that none of the Financing Sources shall have any liability or obligation to the Company or any of the Company Related Parties relating to this Agreement or the Financing Documents or any of the transactions contemplated herein or therein (including the Financing); provided, however, that, the foregoing will not limit the rights of the parties to the Financing under the definitive agreements with respect thereto, and (ii) the Parent, US Holdco and the Merger Sub agree, on behalf of themselves and the Surviving Corporation, that other than the Principal Stockholder in accordance with the terms of the Company Voting Agreement, no Company Related Party shall have any liability or obligation to the Company, the Parent, US Holdco, the Merger Sub, Surviving Corporation or any of their Financing Sources relating to this Agreement or the Financing Documents or any of the transactions contemplated herein or therein (including the Financing).

(b)                       Notwithstanding anything to the contrary herein, the Company agrees that no Parent Related Party shall have any liability or obligation to the Company relating to this Agreement or any of the transactions contemplated herein or therein, except the obligations of the Parent, US Holdco and Merger Sub set forth in this Agreement and as otherwise agreed in writing by any Parent Related Party (including under the Parent Irrevocable Undertakings).

[Remainder of Page Intentionally Left Blank.]

The Parent, US Holdco, the Merger Sub and the Company have executed this Agreement as of the date set forth in the initial caption of this Agreement.

CINEWORLD GROUP PLC

By:	/s/ Nisan Cohen
Name: Nisan Cohen
Title: Chief Financial Officer

CROWN INTERMEDIATE HOLDCO, INC.

By:	/s/ Nigel Kravitz
Name: Nigel Kravitz
Title: Vice President and Secretary

CROWN MERGER SUB, INC.

By:	/s/ Nigel Kravitz
Name: Nigel Kravitz
Title: Vice President and Secretary

REGAL ENTERTAINMENT GROUP

By:	/s/ Amy E. Miles
Name: Amy E. Miles
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

Form of Certificate of Incorporation
of the Surviving Corporation

FIRST: The name of the Corporation is Regal Entertainment Group (hereinafter the “Corporation”).

SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, County of New Castle, 19801. The name of its registered agent at that address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the “GCL”).

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is one thousand (1,000) shares of Common Stock, each having a par value of one cent ($.01).

FIFTH:   The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

(1)         The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

(2)         The directors shall have concurrent power with the stockholders to make, alter, amend, change, add to or repeal the By-Laws of the Corporation.

(3)         The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the By-Laws of the Corporation. Election of directors need not be by written ballot unless the By-Laws so provide.

(4)         To the fullest extent permitted by the GCL as it now exists and as it may hereafter be amended, no director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of any fiduciary or other duty as a director provided that this provision shall not eliminate or limit the liability of a director (1) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the GCL or (4) for any transaction from which the director derived an improper personal benefit.

(5)         The rights and authority conferred in this Article FIFTH shall not be exclusive of any other right that any person may otherwise have or hereafter acquire.

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(6)         Neither the amendment, alteration or repeal of this Article FIFTH, nor the adoption of any provision inconsistent with this Article FIFTH, shall adversely affect any right or protection of a director of the Corporation existing at the time of such amendment, alteration or repeal with respect to acts or omissions occurring prior to such amendment, alteration, repeal or adoption.

(7)         Any person who was or is a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether by or in the right of the Corporation or otherwise (a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, partner (limited or general) or agent of another corporation or of a partnership, joint venture, limited liability company, trust or other enterprise, including service with respect to an employee benefit plan, shall be (and shall be deemed to have a contractual right to be) indemnified and held harmless by the Corporation (and any successor to the Corporation by merger or otherwise) to the fullest extent authorized by, and subject to the conditions and (except as provided herein) procedures set forth in the GCL, as the same exists or may hereafter be amended (but any such amendment shall not be deemed to limit or prohibit the rights of indemnification hereunder for past acts or omissions of any such person insofar as such amendment limits or prohibits the indemnification rights that said law permitted the Corporation to provide prior to such amendment), against all expenses, liabilities and losses (including attorneys’ fees, judgments, fines, ERISA taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith; provided, however, that the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person (except for a suit or action pursuant to Paragraph 8 of Article FIFTH) only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. Persons who are not directors or officers of the Corporation and are not so serving at the request of the Corporation may be similarly indemnified in respect of such service to the extent authorized at any time by the Board of Directors of the Corporation. The indemnification conferred in this Paragraph 7 of Article FIFTH also shall include the right to be paid by the Corporation (and such successor) the expenses (including attorneys’ fees) incurred in the defense of or other involvement in any such proceeding in advance of its final disposition; provided, however, that, if and to the extent the GCL requires, the payment of such expenses (including attorneys’ fees) incurred by a director or officer in advance of the final disposition of a proceeding shall be made only upon delivery to the Corporation of an undertaking by or on behalf of such director or officer to repay all amounts so paid in advance if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Paragraph 7 of Article FIFTH or otherwise; and provided further, that, such expenses incurred by other employees and agents may be so paid in advance upon such terms and conditions, if any, as the Board of Directors deems appropriate.

(8)         If a claim under Paragraph 7 of Article FIFTH is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, the claimant

3

may at any time thereafter bring an action against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such action. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in connection with any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct that make it permissible under the GCL for the Corporation to indemnify the claimant for the amount claimed or is otherwise not entitled to indemnification under Paragraph 7 of Article FIFTH, but the burden of proving such defense shall be on the Corporation. The failure of the Corporation (in the manner provided under the GCL) to have made a determination prior to or after the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the GCL shall not be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct. Unless otherwise specified in an agreement with the claimant, an actual determination by the Corporation (in the manner provided under the GCL) after the commencement of such action that the claimant has not met such applicable standard of conduct shall not be a defense to the action, but shall create a presumption that the claimant has not met the applicable standard of conduct.

(9)         In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the GCL, this Certificate of Incorporation, and any By-Laws adopted by the stockholders; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted.

SIXTH: Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the GCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

SEVENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

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EXHIBIT B

Form of Bylaws
of the Surviving Corporation

BY-LAWS

OF

REGAL ENTERTAINMENT GROUP

(hereinafter called the “Corporation”)

ARTICLE I

OFFICES

Section 1.                                           Registered Office.  The registered office of the Corporation shall be in the City of Wilmington, County of New Castle, State of Delaware.

Section 2.                                           Other Offices.  The Corporation may also have offices at such other places, both within and without the State of Delaware, as the Board of Directors may from time to time determine.

ARTICLE II

MEETINGS OF STOCKHOLDERS

Section 1.                                           Place of Meetings.  Meetings of the stockholders for the election of directors or for any other purpose shall be held at such time and place, either within or without the State of Delaware, as shall be designated from time to time by the Board of Directors.  The Board of Directors may, in its sole discretion, determine that a meeting of the stockholders shall not be held at any place, but may instead be held solely by means of remote communication in the manner authorized by the General Corporation Law of the State of Delaware (the “DGCL”).

Section 2.                                           Annual Meetings.  The Annual Meeting of Stockholders for the election of directors shall be held on such date and at such time as shall be designated from time to time by the Board of Directors.  Any other proper business may be transacted at the Annual Meeting of Stockholders.

Section 3.                                           Special Meetings.  Unless otherwise required by law or by the certificate of incorporation of the Corporation, as amended and restated from time to time (the “Certificate of Incorporation”), Special Meetings of Stockholders, for any purpose or purposes, may be called by either (i) the Chairman, if there be one, or (ii) the President, (iii) any Vice President, if there be one, (iv) the Secretary or (v) any Assistant Secretary, if there be one, and shall be called by any such officer at the request in writing of (i) the Board of Directors, (ii) a committee of the Board of Directors that has been duly designated by the Board of Directors and whose powers and authority include the power to call such meetings or (iii) stockholders owning a majority of the capital stock of the Corporation issued and outstanding and entitled to vote.  Such request shall state the purpose or purposes of the proposed meeting.  At a Special Meeting of Stockholders, only such business shall be conducted as shall be specified in the notice of meeting (or any supplement thereto).

Section 4.                                           Notice.  Whenever stockholders are required or permitted to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, and, in the case of a Special Meeting, the purpose or purposes for which the meeting is called.  Unless otherwise required by law, written notice of any meeting shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to notice of and to vote at such meeting.

Section 5.                                           Adjournments.  Any meeting of the stockholders may be adjourned from time to time to reconvene at the same or some other place, and notice need not be given of any such adjourned meeting if the time and place, if any, thereof and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken.  At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting.  If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting in accordance with the requirements of Section 4 hereof shall be given to each stockholder of record entitled to notice of and to vote at the meeting.

Section 6.                                           Quorum.  Unless otherwise required by applicable law or the Certificate of Incorporation, the holders of a majority of the Corporation’s capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business.  A quorum, once established, shall not be broken by the withdrawal of enough votes to leave less than a quorum.  If, however, such quorum shall not be present or represented at any meeting of the stockholders, the stockholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, in the manner provided in Section 5 hereof, until a quorum shall be present or represented.

Section 7.                                           Voting.  Unless otherwise required by law, the Certificate of Incorporation or these By-Laws, or permitted by the rules of any stock exchange on which the Corporation’s shares are listed and traded, any question brought before any meeting of the stockholders, other than the election of directors, shall be decided by the vote of the holders of a majority of the total number of votes of the Corporation’s capital stock represented at the meeting and entitled to vote on such question, voting as a single class.  Unless otherwise provided in the Certificate of Incorporation, and subject to Section 11(a) of this Article II, each stockholder represented at a meeting of the stockholders shall be entitled to cast one (1) vote for each share of the capital stock entitled to vote thereat held by such stockholder.  Such votes may be cast in person or by proxy as provided in Section 8 of this Article II.  The Board of Directors, in its discretion, or the officer of the Corporation presiding at a meeting of the stockholders, in such officer’s discretion, may require that any votes cast at such meeting shall be cast by written ballot.

Section 8.                                           Proxies.  Each stockholder entitled to vote at a meeting of the stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder as proxy, but no such proxy shall be voted upon after three years from its date, unless such proxy provides for a longer period.  Without limiting the manner in which a stockholder may authorize another person or persons to act for such stockholder as proxy, the following shall constitute a valid means by which a stockholder may grant such authority:

(i)             A stockholder may execute a writing authorizing another person or persons to act for such stockholder as proxy.  Execution may be accomplished by the stockholder or such stockholder’s authorized officer, director, employee or agent signing such writing or causing such person’s signature to be affixed to such writing by any reasonable means, including, but not limited to, by facsimile signature.

(ii)          A stockholder may authorize another person or persons to act for such stockholder as proxy by transmitting or authorizing the transmission of a telegram, cablegram or other means of electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, provided that any such telegram, cablegram or other means of electronic transmission must either set forth or be submitted with information from which it can be determined that the telegram, cablegram or other electronic transmission was authorized by the stockholder.  If it is determined that such telegrams, cablegrams or other electronic transmissions are valid, the inspectors or, if there are no inspectors, such other persons making that determination shall specify the information on which they relied.

Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission authorizing another person or persons to act as proxy for a stockholder may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used; provided, however, that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

Section 9.                                           Consent of Stockholders in Lieu of Meeting.  Unless otherwise provided in the Certificate of Incorporation, any action required or permitted to be taken at any Annual or Special Meeting of Stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of the stockholders are recorded.  Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested.  Every written consent shall bear the date of signature of each stockholder who signs the consent and no written consent shall be effective to take the corporate action referred to therein unless, within sixty (60) days of the earliest dated consent delivered in the manner required by this Section 9 to the Corporation, written consents signed by a sufficient number of holders to take action are delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of the stockholders are recorded.  A telegram, cablegram or other electronic transmission consenting to an action to be taken and transmitted by a stockholder or proxyholder, or by a person or persons authorized to act for a stockholder or proxyholder, shall be deemed to be written, signed and dated for the purposes of this Section 9, provided that any such telegram, cablegram or other electronic transmission sets forth or is delivered with information from which the Corporation can determine (i) that the telegram, cablegram or other electronic transmission was transmitted by the stockholder or proxyholder or by a person or persons authorized to act for the stockholder or proxyholder and (ii) the date on which such stockholder or proxyholder or authorized person or persons transmitted such telegram, cablegram or electronic transmission.  The date on which such telegram, cablegram or electronic transmission is transmitted shall be deemed to be the date on which such consent was signed.  No consent given by telegram, cablegram or other electronic transmission shall be deemed to have been delivered until such consent is reproduced in paper form and until such paper form shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of the stockholders are recorded.  Delivery made to the Corporation’s registered office shall be made by hand or by certified or registered mail, return receipt requested.  Any copy, facsimile or other reliable reproduction of a consent in writing may be substituted or used in lieu of the original writing for any and all purposes for which the original writing could be used, provided that such copy, facsimile or other reproduction shall be a complete reproduction of the entire original writing.  Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to the Corporation as provided above in this Section 9.

Section 10.                                    List of Stockholders Entitled to Vote.  The officer of the Corporation who has charge of the stock ledger of the Corporation shall prepare and make, at least ten (10) days before every meeting of the stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder.  Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten (10) days prior to the meeting (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the principal place of business of the Corporation.  In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation.  If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.  If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.

Section 11.                                    Record Date.

(a)                                 In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of the stockholders or any adjournment thereof, the Board of

Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting.  If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of the stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.  A determination of stockholders of record entitled to notice of or to vote at a meeting of the stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

(b)                       In order that the Corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the Board of Directors.  If no record date has been fixed by the Board of Directors, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is required by applicable law, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of the stockholders are recorded.  Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested.  If no record date has been fixed by the Board of Directors and prior action by the Board of Directors is required by applicable law, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

Section 12.                                    Stock Ledger.  The stock ledger of the Corporation shall be the only evidence as to who are the stockholders entitled to examine the stock ledger, the list required by Section 10 of this Article II or the books of the Corporation, or to vote in person or by proxy at any meeting of the stockholders.

Section 13.                                    Conduct of Meetings.  The Board of Directors of the Corporation may adopt by resolution such rules and regulations for the conduct of any meeting of the stockholders as it shall deem appropriate.  Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the chairman of any meeting of the stockholders shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting.  Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the chairman of the meeting, may include, without limitation, the following:  (i) the establishment of an agenda or order of business for the meeting; (ii) the determination of when the polls shall open and close for any given matter to be voted on at the meeting; (iii) rules and procedures for maintaining order at the meeting and the safety of those present; (iv) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the chairman of the meeting shall determine; (v) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (vi) limitations on the time allotted to questions or comments by participants.

Section 14.                                    Inspectors of Election.  In advance of any meeting of the stockholders, the Board of Directors, by resolution, the Chairman or the President shall appoint one or more inspectors to act at the meeting and make a written report thereof.  One or more other persons may be designated as alternate inspectors to replace any inspector who fails to act.  If no inspector or alternate is able to act at a meeting of the stockholders, the chairman of the meeting shall appoint one or more inspectors to act at the meeting.  Unless otherwise required by applicable law, inspectors may be officers, employees or agents of the Corporation.  Each inspector, before entering upon the discharge of the duties of inspector, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of such inspector’s ability.  The inspector shall have the duties prescribed by law and shall take charge of the polls and, when the vote is completed, shall make a certificate of the result of the vote taken and of such other facts as may be required by applicable law.

ARTICLE III

DIRECTORS

Section 1.                                           Number and Election of Directors.  The Board of Directors shall consist of not less than one nor more than fifteen members, the exact number of which shall be fixed from time to time by the Board of Directors.  Except as provided in Section 2 of this Article III, directors shall be elected by a plurality of the votes cast at each Annual Meeting of Stockholders and each director so elected shall hold office until the next Annual Meeting of Stockholders and until such director’s successor is duly elected and qualified, or until such director’s earlier death, resignation or removal.  Directors need not be stockholders.

Section 2.                                           Vacancies.  Unless otherwise required by law or the Certificate of Incorporation, vacancies on the Board of Directors or any committee thereof arising through death, resignation, removal, an increase in the number of directors constituting the Board of Directors or such committee or otherwise may be filled only by a majority of the directors then in office, though less than a quorum, or by a sole remaining director.  The directors so chosen shall, in the case of the Board of Directors, hold office until the next annual election and until their successors are duly elected and qualified, or until their earlier death, resignation or removal and, in the case of any committee of the Board of Directors, shall hold office until their successors are duly appointed by the Board of Directors or until their earlier death, resignation or removal.

Section 3.                                           Duties and Powers.  The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these By-Laws required to be exercised or done by the stockholders.

Section 4.                                           Meetings.  The Board of Directors and any committee thereof may hold meetings, both regular and special, either within or without the State of Delaware.  Regular meetings of the Board of Directors or any committee thereof may be held without notice at such time and at such place as may from time to time be determined by the Board of Directors or such committee, respectively.   Special meetings of the Board of Directors may be called by the Chairman, if there be one, the President, or by any director.  Special meetings of any committee of the Board of Directors may be called by the chairman of such committee, if there be one, the President, or any director serving on such committee.  Notice thereof stating the place, date and hour of the meeting shall be given to each director (or, in the case of a committee, to each member of such committee) either by mail not less than forty-eight (48) hours before the date of the meeting, by telephone, telegram or electronic means on twenty-four (24) hours’ notice, or on such shorter notice as the person or persons calling such meeting may deem necessary or appropriate in the circumstances.

Section 5.                                           Organization.  At each meeting of the Board of Directors or any committee thereof, the Chairman of the Board of Directors or the chairman of such committee, as the case may be, or, in his or her absence or if there be none, a director chosen by a majority of the directors present, shall act as chairman.  Except as provided below, the Secretary of the Corporation shall act as secretary at each meeting of the Board of Directors and of each committee thereof.   In case the Secretary shall be absent from any meeting of the Board of Directors or of any committee thereof, an Assistant Secretary shall perform the duties of secretary at such meeting; and in the absence from any such meeting of the Secretary and all the Assistant Secretaries, the chairman of the meeting may appoint any person to act as secretary of the meeting.  Notwithstanding the foregoing, the members of each committee of the Board of Directors may appoint any person to act as secretary of any meeting of such committee and the Secretary or any Assistant Secretary of the Corporation may, but need not if such committee so elects, serve in such capacity.

Section 6.                                           Resignations and Removals of Directors.  Any director of the Corporation may resign from the Board of Directors or any committee thereof at any time, by giving notice in writing or by electronic transmission to the Chairman of the Board of Directors, if there be one, the President or the Secretary of the Corporation and, in the case of a committee, to the chairman of such committee, if there be one.  Such resignation shall take effect at the time therein specified or, if no time is specified, immediately; and, unless otherwise specified in such notice, the acceptance of such resignation shall not be necessary to make it effective.  Except as otherwise required by applicable law and subject to the rights, if any, of the holders of shares of preferred stock then outstanding, any director or the entire Board of Directors may be removed from office at any time, by the affirmative vote of the holders of at least a majority in voting power of the issued and outstanding capital stock of the Corporation entitled to vote in the election of directors.  Any director serving on a committee of the Board of Directors may be removed from such committee at any time by the Board of Directors.

Section 7.                                           Quorum.  Except as otherwise required by law, or the Certificate of Incorporation or the rules and regulations of any securities exchange or quotation system on which the Corporation’s securities are listed or quoted for trading, at all meetings of the Board of Directors or any committee thereof, a  majority of the entire Board of Directors or a majority of the directors constituting such committee, as the case may be, shall constitute a quorum for the transaction of business and the act of a majority of the directors or committee members present at any meeting at which there is a quorum shall be the act of the Board of Directors or such committee, as applicable.  If a quorum shall not be present at any meeting of the Board of Directors or any committee thereof, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting of the time and place of the adjourned meeting, until a quorum shall be present.

Section 8.                                           Actions of the Board by Written Consent.  Unless otherwise provided in the Certificate of Incorporation or these By-Laws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all the members of the Board of Directors or such committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board of Directors or such committee.  Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 9.                                           Meetings by Means of Conference Telephone.  Unless otherwise provided in the Certificate of Incorporation or these By-Laws, members of the Board of Directors of the Corporation, or any committee thereof, may participate in a meeting of the Board of Directors or such committee by means of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this Section 9 shall constitute presence in person at such meeting.

Section 10.                                    Committees.  The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation.  Each member of a committee must meet the requirements for membership, if any, imposed by applicable law and the rules and regulations of any securities exchange or quotation system on which the securities of the Corporation are listed or quoted for trading.  The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of any such committee.  Subject to the rules and regulations of any securities exchange or quotation system on which the securities of the Corporation are listed or quoted for trading, in the absence or disqualification of a member of a committee, and in the absence of a designation by the Board of Directors of an alternate member to replace the absent or disqualified member, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another qualified member of the Board of Directors to act at the meeting in the place of any absent or disqualified member.  Any committee, to the extent permitted by law and provided in the resolution establishing such committee, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it.  Each committee shall keep regular minutes and report to the Board of Directors when required.  Notwithstanding anything to the contrary contained in this Article III, the resolution of the Board of Directors establishing any committee of the Board of Directors and/or the charter of any such committee may establish requirements or procedures relating to the governance and/or operation of such committee that are different from, or in addition to, those set forth in these By-Laws and, to the extent that there is any inconsistency between these By-Laws and any such resolution or charter, the terms of such resolution or charter shall be controlling.

Section 11.                                    Compensation.  The directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a fixed sum for attendance at each meeting of the Board of Directors or a stated salary for service as director, payable in cash or securities.  No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor.  Members of special or standing committees may be allowed like compensation for service as committee members.

Section 12.                                    Interested Directors.  No contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association or other organization in which one or more of its directors or officers are directors or officers or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof which authorizes the contract or transaction, or solely because any such director’s or officer’s vote is counted for such purpose if: (i) the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or (ii) the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (iii) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified by the Board of Directors, a committee thereof or the stockholders.  Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.

ARTICLE IV

OFFICERS

Section 1.                                           General.  The officers of the Corporation shall be chosen by the Board of Directors and shall be a President, a Secretary and a Treasurer.  The Board of Directors, in its discretion, also may choose a Chairman of the Board of Directors (who must be a director) and one or more Vice Presidents, Assistant Secretaries, Assistant Treasurers and other officers.  Any number of offices may be held by the same person, unless otherwise prohibited by law, the Certificate of Incorporation or these By-Laws.  The officers of the Corporation need not be stockholders of the Corporation nor, except in the case of the Chairman of the Board of Directors, need such officers be directors of the Corporation.

Section 2.                                           Election.  The Board of Directors, at its first meeting held after each Annual Meeting of Stockholders (or action by written consent of stockholders in lieu of the Annual Meeting of Stockholders), shall elect the officers of the Corporation who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors; and each officer of the Corporation shall hold office until such officer’s successor is elected and qualified, or until such officer’s earlier death, resignation or removal.  Any officer elected by the Board of Directors may be removed at any time by the Board of Directors.  Any vacancy occurring in any office of the Corporation shall be filled by the Board of Directors.  The salaries of all officers of the Corporation shall be fixed by the Board of Directors.

Section 3.                                           Voting Securities Owned by the Corporation.  Powers of attorney, proxies, waivers of notice of meeting, consents and other instruments relating to securities owned by the Corporation may be executed in the name of and on behalf of the Corporation by the President or any Vice President or any other officer authorized to do so by the Board of Directors and any such officer may, in the name of and on behalf of the Corporation, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any corporation in which the Corporation may own securities and at any such meeting shall possess and may exercise any and all rights and power incident to the ownership of such securities and which, as the owner thereof, the Corporation might have exercised and possessed if present.  The Board of Directors may, by resolution, from time to time confer like powers upon any other person or persons.

Section 4.                                           Chairman of the Board of Directors.  The Chairman of the Board of Directors, if there be one, shall preside at all meetings of the stockholders and of the Board of Directors.  The Chairman of the Board of Directors shall be the Chief Executive Officer of the Corporation, unless the Board of Directors designates the President as the Chief Executive Officer, and, except where by law the signature of the President is required, the Chairman of the Board of Directors shall possess the same power as the President to sign all contracts, certificates and other instruments of the Corporation which may be authorized by the Board of Directors.  During the absence or disability of the President, the Chairman of the Board of Directors shall exercise all the powers and discharge all the duties of the President.  The Chairman of the Board of Directors shall also perform such other duties and may exercise such other powers as may from time to time be assigned by these By-Laws or by the Board of Directors.

Section 5.                                           President.  The President shall, subject to the control of the Board of Directors and, if there be one, the Chairman of the Board of Directors, have general supervision of the business of the Corporation and shall see that all orders and resolutions of the Board of Directors are carried into effect.  The President shall execute all bonds, mortgages, contracts and other instruments of the Corporation requiring a seal, under the seal of the Corporation, except where required or permitted by law to be otherwise signed and executed and except that the other officers of the Corporation may sign and execute documents when so authorized by these By-Laws, the Board of Directors or the President.  In the absence or disability of the Chairman of the Board of Directors, or if there be none, the President shall preside at all meetings of the stockholders and, provided the President is also a director, the Board of Directors.  If there be no Chairman of the Board of Directors, or if the Board of Directors shall otherwise designate, the President shall be the Chief Executive Officer of the Corporation.  The President shall also perform such other duties and may exercise such other powers as may from time to time be assigned to such officer by these By-Laws or by the Board of Directors.

Section 6.                                           Vice Presidents.  At the request of the President or in the President’s absence or in the event of the President’s inability or refusal to act (and if there be no Chairman of the Board of Directors), the Vice President, or the Vice Presidents if there are more than one (in the order designated by the Board of Directors), shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President.  Each Vice President shall perform such other duties and have such other powers as the Board of Directors from time to time may prescribe.  If there be no Chairman of the Board of Directors and no Vice President, the Board of Directors shall designate the officer of the Corporation who, in the absence of the President or in the event of the inability or refusal of the President to act, shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President.

Section 7.                                           Secretary.  The Secretary shall attend all meetings of the Board of Directors and all meetings of the stockholders and record all the proceedings thereat in a book or books to be kept for that purpose; the Secretary shall also perform like duties for committees of the Board of Directors when required.  The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors, the Chairman of the Board of Directors or the President, under whose supervision the Secretary shall be.  If the Secretary shall be unable or shall refuse to cause to be given notice of all meetings of the stockholders and special meetings of the Board of Directors, and if there be no Assistant Secretary, then either the Board of Directors or the President may choose another officer to cause such notice to be given.  The Secretary shall have custody of the seal of the Corporation and the Secretary or any Assistant Secretary, if there be one, shall have authority to affix the same to any instrument requiring it and when so affixed, it may be attested by the signature of the Secretary or by the signature of any such Assistant Secretary.  The Board of Directors may give general authority to any other officer to affix the seal of the Corporation and to attest to the affixing by such officer’s signature.  The Secretary shall see that all books, reports, statements, certificates and other documents and records required by law to be kept or filed are properly kept or filed, as the case may be.

Section 8.                                           Treasurer.  The Treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors.  The Treasurer shall disburse the funds of the Corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the President and the Board of Directors, at its regular meetings, or when the Board of Directors so requires, an account of all transactions as Treasurer and of the financial condition of the Corporation.  If required by the Board of Directors, the Treasurer shall give the Corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of the office of the Treasurer and for the restoration to the Corporation, in case of the Treasurer’s death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in the Treasurer’s possession or under the Treasurer’s control belonging to the Corporation.

Section 9.                                           Assistant Secretaries.  Assistant Secretaries, if there be any, shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors, the President, any Vice President, if there be one, or the Secretary, and in the absence of the Secretary or in the event of the Secretary’s inability or refusal to act, shall perform the duties of the Secretary, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Secretary.

Section 10.                                    Assistant Treasurers.  Assistant Treasurers, if there be any, shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors, the President, any Vice President, if there be one, or the Treasurer, and in the absence of the Treasurer or in the event of the Treasurer’s inability or refusal to act, shall perform the duties of the Treasurer, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Treasurer.  If required by the Board of Directors, an Assistant Treasurer shall give the Corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of the office of Assistant Treasurer and for the restoration to the Corporation, in case of the Assistant Treasurer’s death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in the Assistant Treasurer’s possession or under the Assistant Treasurer’s control belonging to the Corporation.

Section 11.                                    Other Officers.  Such other officers as the Board of Directors may choose shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors.  The Board of Directors may delegate to any other officer of the Corporation the power to choose such other officers and to prescribe their respective duties and powers.

ARTICLE V

STOCK

Section 1.                                           Form of Certificates.  Every holder of stock in the Corporation shall be entitled to have a certificate signed by, or in the name of the Corporation (i) by the Chairman of the Board of Directors, or the President or a Vice President and (ii) by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary of the Corporation, certifying the number of shares owned by such stockholder in the Corporation.

Section 2.                                           Signatures.  Any or all of the signatures on a certificate may be a facsimile.  In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue.

Section 3.                                           Lost Certificates.  The Board of Directors may direct a new certificate to be issued in place of any certificate theretofore issued by the Corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed.  When authorizing such issue of a new certificate, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate, or such owner’s legal representative, to advertise the same in such manner as the Board of Directors shall require and/or to give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate or the issuance of such new certificate.

Section 4.                                           Transfers.  Stock of the Corporation shall be transferable in the manner prescribed by applicable law and in these By-Laws.  Transfers of stock shall be made on the books of the Corporation only by the person named in the certificate or by such person’s attorney lawfully constituted in writing and upon the surrender of the certificate therefor, properly endorsed for transfer and payment of all necessary transfer taxes; provided, however, that such surrender and endorsement or payment of taxes shall not be required in any case in which the officers of the Corporation shall determine to waive such requirement.  Every certificate exchanged, returned or surrendered to the Corporation shall be marked “Cancelled,” with the date of cancellation, by the Secretary or Assistant Secretary of the Corporation or the transfer agent thereof.  No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing from and to whom transferred.

Section 5.                                           Dividend Record Date.  In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty (60) days prior to such action.  If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

Section 6.                                           Record Owners.  The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and to hold liable for calls and assessments a person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise required by law.

Section 7.                                           Transfer and Registry Agents.  The Corporation may from time to time maintain one or more transfer offices or agencies and registry offices or agencies at such place or places as may be determined from time to time by the Board of Directors.

ARTICLE VI

NOTICES

Section 1.                                           Notices.  Whenever written notice is required by law, the Certificate of Incorporation or these By-Laws, to be given to any director, member of a committee or stockholder, such notice may be given by mail, addressed to such director, member of a committee or stockholder, at such person’s address as it appears on the records of the Corporation, with postage thereon prepaid, and such notice shall be deemed to be given at the time when the same shall be deposited in the United States mail.  Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under applicable law, the Certificate of Incorporation or these By-Laws shall be effective if given by a form of electronic transmission if consented to by the stockholder to whom the notice is given.  Any such consent shall be revocable by the stockholder by written notice to the Corporation.  Any such consent shall be deemed to be revoked if (i) the Corporation is unable to deliver by electronic transmission two (2) consecutive notices by the Corporation in accordance with such consent and (ii) such inability becomes known to the Secretary or Assistant Secretary of the Corporation or to the transfer agent, or other person responsible for the giving of notice; provided, however, that the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action.  Notice given by electronic transmission, as described above, shall be deemed given: (i) if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice; (ii) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice; (iii) if by a posting on an electronic network, together with separate notice to the stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and (iv) if by any other form of electronic transmission, when directed to the stockholder.  Notice to directors or committee members may be given personally or by telegram, telex, cable or by means of electronic transmission.

Section 2.                                           Waivers of Notice.  Whenever any notice is required by applicable law, the Certificate of Incorporation or these By-Laws, to be given to any director, member of a committee or stockholder, a waiver thereof in writing, signed by the person or persons entitled to notice, or a waiver by electronic transmission by the person or persons entitled to notice, whether before or after the time stated therein, shall be deemed equivalent thereto.  Attendance of a person at a meeting, present in person or represented by proxy, shall constitute a waiver of notice of such meeting, except where the person attends the meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened.  Neither the business to be transacted at, nor the purpose of, any Annual or Special Meeting of Stockholders or any regular or special meeting of the directors or members of a committee of directors need be specified in any written waiver of notice unless so required by law, the Certificate of Incorporation or these By-Laws.

ARTICLE VII

GENERAL PROVISIONS

Section 1.                                           Dividends.  Dividends upon the capital stock of the Corporation, subject to the requirements of the DGCL and the provisions of the Certificate of Incorporation, if any, may be declared by the Board of Directors at any regular or special meeting of the Board of Directors (or any action by written consent in lieu thereof in accordance with Section 8 of Article III hereof), and may be paid in cash, in property, or in shares of the Corporation’s capital stock.  Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Board of Directors from time to time, in its absolute discretion, deems proper as a reserve or reserves to meet contingencies, or for purchasing any of the shares of capital stock, warrants, rights, options, bonds, debentures, notes, scrip or other securities or evidences of indebtedness of the Corporation, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for any proper purpose, and the Board of Directors may modify or abolish any such reserve.

Section 2.                                           Disbursements.  All checks or demands for money and notes of the Corporation shall be signed by such officer or officers or such other person or persons as the Board of Directors may from time to time designate.

Section 3.                                           Fiscal Year.  The fiscal year of the Corporation shall be fixed by resolution of the Board of Directors.

Section 4.                                           Corporate Seal.  The corporate seal shall have inscribed thereon the name of the Corporation, the year of its organization and the words “Corporate Seal, Delaware”.  The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

ARTICLE VIII

INDEMNIFICATION; INSURANCE

Section 1.                                           Authorization of Indemnification.  Each person who was or is a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether by or in the right of the Corporation or otherwise (a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, partner (limited or general) or agent of another corporation or of a partnership, joint venture, limited liability company, trust or other enterprise, including service with respect to an employee benefit plan, shall be (and shall be deemed to have a contractual right to be)

indemnified and held harmless by the Corporation (and any successor to the Corporation by merger or otherwise) to the fullest extent authorized by, and subject to the conditions and (except as provided herein) procedures set forth in the DGCL, as the same exists or may hereafter be amended (but any such amendment shall not be deemed to limit or prohibit the rights of indemnification hereunder for past acts or omissions of any such person insofar as such amendment limits or prohibits the indemnification rights that said law permitted the Corporation to provide prior to such amendment), against all expenses, liabilities and losses (including attorneys’ fees, judgments, fines, ERISA taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith; provided, however, that the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person (except for a suit or action pursuant to Section 2 of this Article VIII) only if such proceeding (or part thereof) was authorized by the Board of Directors. Persons who are not directors or officers of the Corporation and are not so serving at the request of the Corporation may be similarly indemnified in respect of such service to the extent authorized at any time by the Board of Directors. The indemnification conferred in this Section 1 of this Article VIII also shall include the right to be paid by the Corporation (and such successor) the expenses (including attorneys’ fees) incurred in the defense of or other involvement in any such proceeding in advance of its final disposition; provided, however, that, if and to the extent the DGCL requires, the payment of such expenses (including attorneys’ fees) incurred by a director or officer in advance of the final disposition of a proceeding shall be made only upon delivery to the Corporation of an undertaking by or on behalf of such director or officer to repay all amounts so paid in advance if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section 1 of this Article VIII or otherwise; and provided further, that, such expenses incurred by other employees and agents may be so paid in advance upon such terms and conditions, if any, as the Board of Directors deems appropriate.

Section 2.                                           Right of Claimant to Bring Action Against the Corporation.  If a claim under Section 1 of this Article VIII is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring an action against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such action.  It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in connection with any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct that make it permissible under the DGCL for the Corporation to indemnify the claimant for the amount claimed or is otherwise not entitled to indemnification under Section 1 of this Article VIII, but the burden of proving such defense shall be on the Corporation.  The failure of the Corporation (in the manner provided under the DGCL) to have made a determination prior to or after the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL shall not be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct. Unless otherwise specified in an agreement with the claimant, an actual determination by the Corporation (in the manner provided under the DGCL) after the commencement of such action that the claimant has not met such applicable standard of conduct shall not be a defense to the action, but shall create a presumption that the claimant has not met the applicable standard of conduct.

Section 3.                                           Non-exclusivity.  The rights to indemnification and advance payment of expenses provided by Section 1 of this Article VIII shall not be deemed exclusive of any other rights to which those seeking indemnification and advance payment of expenses may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.

Section 4.                                           Survival of Indemnification.  The indemnification and advance payment of expenses and rights thereto provided by, or granted pursuant to, Section 1 of this Article VIII shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee, partner or agent and shall inure to the benefit of the personal representatives, heirs, executors and administrators of such person.

Section 5.                                           Insurance.  The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, partner (limited or general) or agent of another corporation or of a partnership, joint venture, limited liability company, trust or other enterprise, against any liability asserted against such person or incurred by such person in any such capacity, or arising out of such person’s status as such, and related expenses, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of the DGCL.

ARTICLE IX
AMENDMENTS

Section 1.                                           Amendments.  These By-Laws may be altered, amended or repealed, in whole or in part, or new By-Laws may be adopted by the stockholders or by the Board of Directors; provided, however, that notice of such alteration, amendment, repeal or adoption of new By-Laws be contained in the notice of such meeting of the stockholders or Board of Directors, as the case may be.  All such amendments must be approved by either the holders of a majority of the outstanding capital stock entitled to vote thereon or by a majority of the entire Board of Directors then in office.

Section 2.                                           Entire Board of Directors.  As used in this Article IX and in these By-Laws generally, the term “entire Board of Directors” means the total number of directors which the Corporation would have if there were no vacancies.

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Adopted as of [•], 2017